Exhibit 4.4

AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of October 23, 2003

among

NATIONSRENT COMPANIES, INC.,

NATIONSRENT, INC.,

and

Their U.S. Subsidiaries,

as Borrowers,

EACH OF THE FINANCIAL INSTITUTIONS
INITIALLY A SIGNATORY HERETO,
TOGETHER WITH THOSE ASSIGNEES
PURSUANT TO SECTION 14.6 HEREOF,
as Lenders,

and

WACHOVIA BANK, NATIONAL ASSOCIATION,
as Administrative Agent

WACHOVIA CAPITAL MARKETS, LLC,
as Sole Arranger and Book Runner

TABLE OF CONTENTS

PAGE

ARTICLE I DEFINITIONS	2
1.1	General Definitions	2
1.2	Accounting Terms and Determinations	32
1.3	Other Definitional Terms	33

ARTICLE II LOANS	33
2.1	Revolving Loans	33
2.2	Overadvance	38
2.3	Optional and Mandatory Prepayments; Reduction of Commitments	39
2.4	Payments and Computations; Cash Management	40
2.5	Maintenance of Account	42
2.6	Statement of Account	42
2.7	Taxes	43
2.8	Sharing of Payments	45
2.9	Pro Rata Treatment	45
2.10	Extensions and Conversions	47

ARTICLE III LETTERS OF CREDIT	48
3.1	Issuance	48
3.2	Notice and Reports	48
3.3	Participation	48
3.4	Reimbursement	49
3.5	Repayment with Revolving Loans	50
3.6	Renewal, Extension	51
3.7	Uniform Customs and Practices	51
3.8	Indemnification; Nature of Issuing Bank's Duties	51
3.9	Responsibility of Issuing Bank	52
3.10	Conflict with Letter of Credit Documents	52

ARTICLE IV INTEREST AND FEES	53
4.1	Interest on Loans	53
4.2	Interest After Event of Default	53
4.3	Unused Line Fee	53
4.4	Agent's Fees	53
4.5	Letter of Credit Fees	54
4.6	Authorization to Charge Account	54
4.7	Indemnification in Certain Events	54
4.8	Inability To Determine Interest Rate	55
4.9	Illegality	55
4.10	Funding Indemnity	56

ARTICLE V CONDITIONS PRECEDENT	56
5.1	Closing Conditions	57
5.2	Material Adverse Change	61
5.3	Conditions to All Extensions of Credit	61
5.4	Notice of Borrowing	62

ARTICLE VI. REPRESENTATIONS AND WARRANTIES	62
6.1	Organization and Qualification	62
6.2	Solvency	63
6.3	Liens; Collateral	63
6.4	No Conflict	63
6.5	Enforceability	64
6.6	Financial Data	64
6.7	Locations of Offices, Records and Inventory	64
6.8	Fictitious Business Names	65
6.9	Subsidiaries	65
6.10	No Judgments or Litigation	65
6.11	No Defaults	65
6.12	No Employee Disputes	66
6.13	Compliance with Law	66
6.14	ERISA	66
6.15	Compliance with Environmental Laws	67
6.16	Use of Proceeds	67
6.17	Intellectual Property	67
6.18	Licenses and Permits	68
6.19	Title to Property	68
6.20	Labor Matters	69
6.21	Investment Company, Etc	69
6.22	Margin Security	70
6.23	No Event of Default	70
6.24	Taxes and Tax Returns	70
6.25	No Other Indebtedness	70
6.26	Status of Accounts	70
6.27	Representations and Warranties	71
6.28	Survival of Representations	71
6.29	Affiliate Transactions	71
6.30	Key Members of Management	71
6.31	Accuracy and Completeness of Information	71
6.32	Permitted Indebtedness and Liens under Indenture	71
6.33	Reorganization Documents	72
6.34	Tax Shelter Regulations	72
6.35	Confirmation Order	72
6.36	Post Closing Claims	72

ARTICLE VII AFFIRMATIVE COVENANTS	73
7.1	Financial Information	73
7.2	Financed Rental Machinery and Equipment	75
7.3	Corporate Existence	75
7.4	ERISA	76
7.5	Proceedings or Adverse Changes	77
7.6	Environmental Matters	78
7.7	Books and Records	78
7.8	Collateral Records	79
7.9	Security Interests	79
7.10	Insurance; Casualty Loss	80
7.11	Taxes	81
7.12	Compliance With Laws	81
7.13	Use of Proceeds	81
7.14	Fiscal Year; Accounting Policies	81
7.15	Notification of Certain Events	82
7.16	Additional Borrowers	82
7.17	Schedules of Accounts and Purchase Orders	82
7.18	Collection of Accounts	83
7.19	Credit Memoranda	83
7.20	Acknowledgment Agreements	83
7.21	Trademarks	83
7.22	Maintenance of Property	84
7.23	Revisions or Updates to Schedules	84
7.24	Tax Shelter Regulations	84
7.25	Delivery of Vehicle Titles	84
7.26	Investment Accounts	84

ARTICLE VIII FINANCIAL COVENANTS	85
8.1	Leverage Ratio	85

ARTICLE IX NEGATIVE COVENANTS	85
9.1	Restrictions on Liens	85
9.2	Restrictions on Additional Indebtedness	85
9.3	Restrictions on Sale of Assets	85
9.4	No Corporate Changes	86
9.5	No Guarantees	86
9.6	No Restricted Payments	86
9.7	No Investments	87
9.8	No Affiliate Transactions	87
9.9	No Prohibited Transactions Under ERISA	87
9.10	No Additional Bank Accounts	88
9.11	No Excess Cash	88
9.12	Issuance of Stock	88
9.13	Additional Negative Pledges	89
9.14	Other Indebtedness	89
9.15	Sale and Leaseback	89
9.16	Licenses, Etc	90
9.17	Limitations	90

ARTICLE X POWERS	90
10.1	Appointment as Attorney-in-Fact	90
10.2	Limitation on Exercise of Power	91

ARTICLE XI EVENTS OF DEFAULT AND REMEDIES	91
11.1	Events of Default	91
11.2	Acceleration	93

ARTICLE XII TERMINATION	94

ARTICLE XIII THE AGENT	95

13.1	Appointment of Agent	95
13.2	Nature of Duties of Agent	95
13.3	Lack of Reliance on Agent	96
13.4	Certain Rights of the Agent	96
13.5	Reliance by Agent	97
13.6	Indemnification of Agent	97
13.7	Agent in its Individual Capacity	97
13.8	Holders of Notes	97
13.9	Successor Agent	98
13.10	Collateral Matters	98
13.11	Actions with Respect to Defaults	100
13.12	Delivery of Information	100

ARTICLE XIV MISCELLANEOUS	101
14.1	Waivers	101
14.2	JURY TRIAL	101
14.3	GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE	101
14.4	Cumulative Effect; Conflict of Terms	102
14.5	Notices	102
14.6	Assignability	102
14.7	Information	105
14.8	Payment of Expenses; Indemnification	106
14.9	Entire Agreement, Successors and Assigns	107
14.10	Amendments, Etc	107
14.11	Nonliability of Agent and Lenders	109
14.12	Independent Nature of Lenders' Rights	109
14.13	Counterparts	109
14.14	Effectiveness	109
14.15	Severability	109
14.16	Headings Descriptive	109
14.17	Maximum Rate	110
14.18	Right of Setoff	110
14.19	Concerning Joint and Several Liability of the Borrowers	111
14.20	Delegation of Authority	113

EXHIBITS AND SCHEDULES

EXHIBITS

Exhibit A	Form of Account Designation Letter
Exhibit B	Form of Assignment and Acceptance
Exhibit C	Form of Solvency Certificate
Exhibit D	Form of Landlord Agreement
Exhibit E	Form of Pledge Agreement
Exhibit F	Form of Security Agreement
Exhibit G	Form of Revolving Note
Exhibit H	Form of Notice of Borrowing
Exhibit I	Form of Lockbox Agreement
Exhibit J	Form of Notice of Extension/Conversion
Exhibit K	Form of Compliance Certificate
Exhibit L	Form of Borrowing Base Certificate
Exhibit M	Form of Joinder Agreement

SCHEDULES

Schedule 1.1A	Lenders and Commitments
Schedule 1.1B	Liens
Schedule 1.1C	Indebtedness
Schedule 1.1D	Investments
Schedule 6.1	Jurisdictions of Organization
Schedule 6.3	Schedule of Titled Vehicles
Schedule 6.7	Collateral Locations
Schedule 6.8	Fictitious Business Names
Schedule 6.9	Subsidiaries
Schedule 6.10	Litigation
Schedule 6.14	ERISA
Schedule 6.15	Environmental Disclosures
Schedule 6.17	Intellectual Property
Schedule 6.19	Real Estate
Schedule 6.22	Margin Stock
Schedule 6.29	Affiliate Transactions
Schedule 6.30	Key Members of Management
Schedule 9.10	Bank Accounts
Schedule 14.5	Notices

CREDIT AGREEMENT

           THIS CREDIT AGREEMENT is entered into as of October 23, 2003 among NATIONSRENT COMPANIES, INC., a Delaware corporation (formerly know as NR HOLDINGS, INC.) (the "Company"), NATIONSRENT, INC., a Delaware corporation ("NationsRent"), each of the other Subsidiaries of the Company and/or NationsRent identified on the signature pages hereto as a Borrower and any other Subsidiaries of the Company and/or NationsRent which may become Borrowers hereunder pursuant to Section 7.16 (collectively referred to as the "Subsidiary Borrowers" or individually referred to as a "Subsidiary Borrower") (hereinafter, the Company, NationsRent and the Subsidiary Borrowers collectively referred to as the "Borrowers" or individually referred to as a "Borrower"), each of the financial institutions identified as Lenders on the signature pages hereto (together with each of their successors and assigns, referred to individually as a "Lender" and, collectively, as the "Lenders"), and WACHOVIA BANK, NATIONAL ASSOCIATION ("Wachovia"), acting in the manner and to the extent described in Article XIII hereof (in such capacity, the "Administrative Agent" or the "Agent").

W I T N E S S E T H:

           WHEREAS, the Borrowers have requested that the Lenders provide a revolving credit facility to refinance existing indebtedness of the Borrowers and to provide for the working capital, letter of credit and general corporate needs of the Borrowers; and

           WHEREAS, the Borrowers, certain lenders, General Electric Capital Corporation, as Syndication Agent, Bank of America, N.A., as Documentation Agent, and the Administrative Agent have entered into that certain Credit Agreement dated as of June 13, 2003, as amended (the "Original Credit Agreement") and have requested that the Original Credit Agreement be amended and restated; and

           WHEREAS, the Lenders have agreed to make the revolving credit facility to the Borrowers and to amend and restate the Original Credit Agreement on the terms and conditions contained herein and, as such, all obligations of the Borrowers and their Subsidiaries with respect to any Obligations are now set forth herein.

           NOW, THEREFORE, the Borrowers, the Lenders, and the Administrative Agent hereby agree as follows:

ARTICLE I

DEFINITIONS.

           1.1 General Definitions.

           As used herein, the following terms shall have the meanings herein specified:

           Account Designation Letter" shall mean the Notice of Account Designation Letter dated the Closing Date from the Borrowers to the Agent, substantially in the form of Exhibit A.

           "Accounts" shall mean all of each Borrower's "accounts" or "chattel paper"(as defined in the Uniform Commercial Code), whether now existing or existing in the future, including, without limitation, all (i) accounts receivable (whether or not specifically listed on schedules furnished to the Agent), including, without limitation, all accounts and chattel paper created by or arising from all of each Borrower's sale, rental or lease of goods or rendition of services made under any of each Borrower's trade names or styles, or through any of each Borrower's divisions; (ii) unpaid seller's rights (including rescission, replevin, reclamation and stopping in transit) relating to the foregoing or arising therefrom, (iii) rights to any goods represented by any of the foregoing, including returned or repossessed goods; (iv) reserves and credit balances held by each Borrower with respect to any such accounts receivable or account debtors; (v) guarantees or collateral for any of the foregoing; and (vi) insurance policies, performance bonds or any other rights relating to any of the foregoing.

           "Acknowledgment Agreements" shall mean (i) lien waiver agreements between a Borrower's bailees, warehousemen, or processors and the Agent, in each case acknowledging and agreeing, among other things, that such bailee, warehousemen, and processors do not have any Liens on any of the property of any Borrower or any Subsidiary and (ii) Landlord Agreements.

           "Acquired Business" shall mean the Person (or the assets thereof) which is acquired pursuant to an Acquisition.

           "Acquisition" shall mean the purchase of (i) all or substantially all of the Capital Stock of a Person, (ii) all or substantially all of the assets of such Person through merger or consolidation with such Person or (iii) all or substantially all of the plant, property and equipment of such Person, or a portion thereof constituting a discreet business unit, together with the related current assets and intangible assets of such Person.

           "Acquisition Documents" shall mean an agreement pursuant to which an Acquisition is made in accordance with the terms hereof, including the exhibits and schedules thereto, and all agreements, documents and instruments executed and delivered pursuant thereto or in connection therewith.

           "Adjusted Amortized Value" shall mean an amount equal to the Closing Date Net Auction Value of Eligible Vehicles, reduced on a cumulative basis on the last day of each month, commencing with the month ending October, 2003, by an amount equal to 1/36th of Closing Date Net Auction Value of Eligible Vehicles, less Liquidation Expenses for such Eligible Vehicles.

           "Affiliate" shall mean any entity which directly or indirectly controls, is controlled by, or is under common control with, any Borrower or any Subsidiary of any Borrower. For purposes of this definition, "control" shall mean the possession, directly or indirectly, of the power to (i) vote ten percent (10%) or more of the securities having ordinary voting power for the election of directors of such Person, or (ii) direct or cause the direction of management and policies of a business, whether through the ownership of voting securities, by contract or otherwise and either alone or in conjunction with others or any group.

           "Agent" or "Administrative Agent" shall mean Wachovia as provided in the preamble to this Credit Agreement or any successor to Wachovia.

           "Agent's Fees" shall mean the fees payable by the Borrowers to the Agent as described in the Fee Letter.

           "Applicable Percentage" shall mean for Base Rate Loans and Eurodollar Loans, the appropriate applicable percentages corresponding to the Leverage Ratio in effect as of the most recent Calculation Date as shown below:

------------ ---------------------------------- ----------------------- ------------------------
Tier Levels           Leverage Ratio            Applicable Percentage    Applicable Percentage
                                                 for Base Rate Loans     for Eurodollar Loans
------------ ---------------------------------- ----------------------- ------------------------
     1                 > 2.50 to 1.0                    1.75%                    3.25%
                       -
------------ ---------------------------------- ----------------------- ------------------------
     2        > 1.75 to 1.0 but < 2.50 to 1.0           1.50%                    3.00%
              -
------------ ---------------------------------- ----------------------- ------------------------
     3                 < 1.75 to 1.0                    1.25%                    2.75%
------------ ---------------------------------- ----------------------- ------------------------

The Applicable Percentages shall be determined and adjusted quarterly on the date (each a "Calculation Date") which is the first day of the first calendar month after the date on which the Company provides the monthly Compliance Certificate for the last month ending in each of the first three fiscal quarters of the Company and the annual Compliance Certificate for the last fiscal quarter of the Company in accordance with the provisions of Section 7.1(c); provided, however, that (i) the initial Applicable Percentages shall be based on Tier Level 2 (as shown above) and shall remain at Tier Level 2 until the first Calculation Date subsequent to March 31, 2004, and, thereafter, the Tier Level shall be determined by the then applicable Leverage Ratio, and (ii) if the Company fails to provide the applicable Compliance Certificate to the Agent for any fiscal period as required by and within the time limits set forth in Section 7.1(c), the Applicable Percentages from the applicable date of such failure shall be based on Tier Level 1 until five Business Days after an appropriate Compliance Certificate is provided, whereupon the Tier Level shall be determined by the then applicable Leverage Ratio. Except as set forth above, each Applicable Percentage shall be effective from one Calculation Date until the next Calculation Date.

           Approved Appraisal" shall mean an appraisal of Eligible Vehicles, in form and substance satisfactory to the Agent, performed by Ritchie Bros. Auctioneers, Inc., Rouse Asset Services or another appraiser acceptable to the Company and the Agent.

           "Asset Disposition" shall mean the disposition (other than a sale or other disposition permitted pursuant to Section 9.3(a), (b), (f) or (g) hereof) of any or all of the assets (including, without limitation, the Capital Stock of a Borrower (other than the Company) or Subsidiary of a Borrower) of any Borrower or its Subsidiaries, whether by sale, lease, transfer or otherwise.

           "Assignment and Acceptance" shall mean an assignment and acceptance entered into by an assigning Lender and an assignee Lender, accepted by the Agent, in accordance with Section 14.6(f), in the form attached hereto as Exhibit B.

           "Bankruptcy Court" shall mean the United States Bankruptcy Court, District of Delaware.

           "Base Rate" shall mean, for any day, the rate per annum (rounded upwards, if necessary, to the nearest whole multiple of 1/100 of 1%) equal to the greater of (i) the Federal Funds Rate in effect on such day plus 1/2 of 1% or (ii) the Prime Rate in effect on such day. If for any reason the Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable after due inquiry to ascertain the Federal Funds Rate for any reason, including the inability or failure of the Agent to obtain sufficient quotations in accordance with the terms hereof, the Base Rate shall be determined without regard to clause (i) of the first sentence of this definition until the circumstances giving rise to such inability no longer exist. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Rate shall be effective on the effective date of such change in the Prime Rate or the Federal Funds Rate, respectively.

           "Base Rate Loan" shall mean any Loan bearing interest at a rate determined by reference to the Base Rate.

           "Baupost" shall mean The Baupost Group, LLC, a Delaware limited liability company, and any investment fund which is managed or controlled by The Baupost Group, LLC.

           "Benefit Plan" shall mean a defined benefit plan as defined in Section 3(35) of ERISA (other than a Multiemployer Plan) in respect of which any Borrower, any Subsidiary or any ERISA Affiliate is, or within the immediately preceding six (6) years was, an "employer" as defined in Section 3(5) of ERISA.

           "Borrower" and "Borrowers" shall have the meaning given to such terms in the preamble of this Credit Agreement.

           "Borrowing Base" shall mean a dollar amount equal to the sum of the following:

(1)	an amount up to eighty-five percent (85%) of Eligible Accounts Receivable; plus

(2)

an amount up to eighty percent (80%) of the lesser of (A) the Net Auction Value of Eligible Vehicles, as determined from time to time pursuant to an Approved Appraisal, or (B) the Adjusted Amortized Value of Eligible Vehicles, but in no event shall such amount exceed $25,000,000 minus

(3)	$15,000,000; minus

(4)	reserves established by the Agent from time to time in its reasonable discretion.

           Subject to the relevant terms and provisions set forth in this Credit Agreement, the Agent at all times shall be entitled to reduce or, to the extent provided in Section 14.10(i)(F), increase the advance rates and to adjust standards of eligibility under this Credit Agreement, in each case in its reasonable discretion. Notwithstanding the foregoing, the Agent's determinations with respect to the Borrowing Base and the components thereof shall be subject to Section 13.1(c). The amounts described in clause (2) immediately above shall be further reduced by the value of Eligible Vehicles sold valued at the lesser of the Net Auction Value or Adjusted Amortized Value thereof. Notwithstanding the foregoing, until completion of the syndication of the Revolving Credit Committed Amount satisfactory to the Agent, the Arranger and the Company, the availability block referenced in clause (3) immediately above shall be set at $40,000,000. The Agent will notify the Company of any change in the advance rates, adjustments to standards of eligibility or the imposition of reserves under this Credit Agreement at the time the Agent implements any such change.

           "Borrowing Base Certificate" shall have the meaning given to such term in Section 7.1(d).

           "Business Day" shall mean any day other than a Saturday, a Sunday, a legal holiday or a day on which banking institutions are authorized or required by law or other governmental action to close in Charlotte, North Carolina or New York, New York; provided that in the case of Eurodollar Loans, such day is also a day on which dealings between banks are carried on in U.S. dollar deposits in the London interbank market.

           "Capital Lease" shall mean, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee which, in accordance with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

           "Capital Stock" shall mean (i) in the case of a corporation, capital stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (iii) in the case of a partnership, partnership interests (whether general or limited), (iv) in the case of a limited liability company, membership interests and (v) any other equity interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

           "Cash Equivalents" shall mean, as to any Person, (i) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one (1) year from the date of acquisition, (ii) time deposits or certificates of deposit of any commercial bank incorporated under the laws of the United States or any state thereof, of recognized standing having capital and unimpaired surplus in excess of $1,000,000,000 and whose short-term commercial paper rating at the time of acquisition is at least A-1 or the equivalent thereof by Standard & Poor's Corporation or at least P-1 or the equivalent thereof by Moody's Investors Services, Inc. (any such bank, an "Approved Bank"), with such deposits or certificates having maturities of not more than one (1) year from the date of acquisition, (iii) repurchase obligations with a term of not more than seven (7) days for underlying securities of the types described in clauses (i) and (ii) above entered into with any Approved Bank, (iv) commercial paper or finance company paper issued by any Person incorporated under the laws of the United States or any state thereof and rated at least A-1 or the equivalent thereof by Standard & Poor's Corporation or at least P-1 or the equivalent thereof by Moody's Investors Service, Inc., and in each case maturing not more than one year after the date of acquisition, and (v) investments in money market funds that are registered under the Investment Company Act of 1940, as amended, which have net assets of at least $1,000,000,000 and at least eighty-five percent (85%) of whose assets consist of securities and other obligations of the type described in clauses (i) through (iv) above. All such Cash Equivalents must be denominated solely for payment in Dollars.

           "Cash Management Products" shall mean any one or more of the following types of services or facilities extended to the Borrowers by any Lender or an Affiliate of a Lender in reliance on such Lender's agreement to indemnify such Affiliate: (i) Automated Clearing House (ACH) transactions and other electronic transfers; (ii) cash management, including controlled disbursement services, lockbox services, wire transfer services and information reporting services; and (iii) establishing and maintaining deposit, payroll and investment accounts.

           "Casualty Loss" shall have the meaning given to such term in Section 7.10.

           "Change of Control" shall mean the occurrence of any of the following: (i) the Sponsors, taken as a whole, shall fail to own and control, directly or indirectly, at least thirty-five percent (35%) of the Voting Stock of the Company, (ii) the Sponsors, taken as a whole, shall cease to own beneficially at least that number of shares (determined assuming the exercise of all options or warrants held by such Persons granted on or prior to the Original Closing Date to purchase Capital Stock at a nominal exercise price and adjusted for stock splits, combinations and similar events) of common Capital Stock of the Company and the NR Preferred Stock, which when valued at the per share dollar value of common Capital Stock of the Company and the NR Preferred Stock owned collectively by the Sponsors on the Original Closing Date based on the Sponsor Closing Date Stock Values, would equal at least $57,000,000, (iii) any person or group of persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934), other than the Sponsors, shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under said Act), directly or indirectly, of an amount of Voting Stock of the Company equal to or greater than the amount held collectively by the Sponsors, (iv) the Sponsors, taken as a whole, shall fail to have the requisite power to designate or elect a majority of the board of directors of the Company, (v) except as otherwise provided in this Credit Agreement, the Company shall fail to own, directly or indirectly, one hundred percent (100%) of the Capital Stock of NationsRent, (vi) except as otherwise provided in this Credit Agreement, the Company shall fail to own, directly or indirectly, one hundred percent (100%) of the Capital Stock of Las Olas Twelve and Las Olas Fourteen, (vii) except as otherwise provided in this Credit Agreement, Las Olas Twelve or Las Olas Fourteen shall fail to own, collectively, one hundred percent of the Capital Stock of NationsRent, or (viii) except as otherwise provided in this Credit Agreement, NationsRent shall fail to own, directly or indirectly, one hundred percent (100%) of the Capital Stock of each of the other Subsidiary Borrowers.

           "Closing" shall mean the consummation of the making of the initial loan or advance by the Lenders to the Borrowers under this Credit Agreement.

           "Closing Date" shall mean the date on which the Closing occurs.

           "Closing Date Net Auction Value of Eligible Vehicles" shall mean initially on the Closing Date, $43,654,167, as set forth in the appraisal performed by Rouse Asset Services dated August 31, 2003.

           "Collateral" shall mean any and all assets and rights and interests in or to property of the Credit Parties pledged from time to time as security for the Obligations pursuant to the Security Documents whether now owned or hereafter acquired.

           "Commitment" of any Lender shall mean the Revolving Credit Commitment of such Lender.

           "Company" shall have the meaning given to such term in the preamble to this Agreement.

           "Compliance Certificate" shall have the meaning given to such term in Section 7.1(c) hereof.

           "Confirmation Order" shall have the meaning given to such term in the definition of Plan of Reorganization herein.

           "Consolidated" or "consolidated" with reference to any term defined herein, shall mean that term as applied to the accounts of the Company and all of its consolidated Subsidiaries, consolidated in accordance with GAAP.

           "Consolidated Adjusted Funded Indebtedness" shall mean the sum of (a) Consolidated Funded Indebtedness (net of cash and Cash Equivalents of the Borrowers) plus, without duplication (b) the Present Value of Consolidated Rental Expense.

           "Consolidated EBITDA" shall mean, for any applicable period of computation, the sum of (i) Consolidated Net Income for such period, but excluding therefrom all extraordinary items of income or loss (including, without limitation, any items of income or loss resulting from post-bankruptcy settlements completed after the Closing Date), plus (ii) the aggregate amount of depreciation and amortization charges to the extent deducted in determining Consolidated Net Income for such period, plus (iii) Consolidated Interest Expense for such period, plus (iv) the aggregate amount of all income taxes reflected on the consolidated statements of income of the Company and its Subsidiaries for such period. Except as otherwise provided herein, the applicable period of computation shall be for the four (4) consecutive fiscal quarters ending as of the date of determination.

           "Consolidated EBITDAR" shall mean, for any applicable period of computation, the sum of (i) Consolidated EBITDA for such period plus (ii) Consolidated Rental Expense for such period plus (iii) Pro Forma EBITDAR related to an Acquired Business acquired pursuant to a Permitted Acquisition. Except as otherwise provided herein, the applicable period of computation shall be for the four (4) consecutive fiscal quarters ending as of the date of determination.

           "Consolidated Funded Indebtedness" shall mean, as of the date of determination, all Funded Indebtedness of the Company and its consolidated Subsidiaries, determined on a consolidated basis in accordance with GAAP.

           "Consolidated Interest Expense" shall mean, for any applicable period of computation, interest expense, net of cash interest income, in each case of the Company and its consolidated Subsidiaries for such period, as determined in accordance with GAAP.

           "Consolidated Net Income" shall mean, for any applicable period of computation, the consolidated net income (or net deficit) of the Company and its consolidated Subsidiaries for any period, after deduction of all expenses, taxes and other proper charges, all as determined in accordance with GAAP.

           "Consolidated Rental Expense" shall mean, for any applicable period of computation, the sum of all rental expense of the Company and its consolidated Subsidiaries under leases for inventory and equipment that, in accordance with GAAP, are classified as operating leases, on a consolidated basis for such period, determined in accordance with GAAP.

           "Contractual Obligations" shall mean, with respect to any Person, any term or provision of any securities issued by such Person, or any indenture, mortgage, deed of trust, contract, undertaking, document, instrument or other agreement to which such Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

           "Convertible Subordinated Notes" shall mean the Unsecured Convertible Subordinated Promissory Notes due 2008 bearing interest at a rate equal to six and one half percent (6.5%) per annum in the aggregate principal amount of $45,211,354 issued on the Original Closing Date by the Company.

           "Convertible Subordinated Debt Documents" shall mean the Note Purchase Agreement, the Subscription Agreement and all other documents, agreements, instruments, opinions and certificates executed and delivered in connection therewith.

           "Credit Agreement" shall mean this credit agreement, as amended and restated on the Closing Date, and as the same may be modified, amended, extended, restated or supplemented from time to time.

           "Credit Documents" shall mean, collectively, this Credit Agreement, the Revolving Notes, the Letters of Credit, the Security Documents and all other documents, agreements, instruments, opinions and certificates executed and delivered in connection herewith or therewith, excluding Lender Hedging Agreements, as the same may be modified, amended, extended, restated or supplemented from time to time.

           "Credit Parties" shall mean the Borrowers and any Affiliate of a Borrower or any of its Subsidiaries which has pledged Collateral or furnished a guaranty to secure the Obligations (excluding the Sponsors).

           "Creditor Call Agreement" shall mean that certain Call Agreement dated as of the Original Closing Date by and between the Company and Perry Mandarino, as trustee on behalf of the NationsRent Unsecured Creditor's Liquidating Trust, a Delaware business trust, as in effect on the date hereof.

           "Creditor Trust Agreement" shall mean that certain NationsRent Liquidating Trust Agreement dated as of the Original Closing Date by and among Existing NationsRent and certain of its subsidiaries, as settlors, and Perry Mandarino, as trustee for the benefit of Allowed C-4 Claims under the Plan of Reorganization.

           "Default" shall mean an event, condition or default which, with the giving of notice, the passage of time or both would be an Event of Default.

           "Defaulting Lender" shall have the meaning given to such term in Section 2.1(d)(iii).

           "De Minimus Accounts" shall have the meaning given to such term in Section 9.10 and shall also include investment accounts for which account control agreements are not required to be obtained pursuant to Section 7.26.

           "Disqualified Capital Stock" shall mean any Capital Stock which (i) by its terms, or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof on or prior to 180 days following the Maturity Date or (ii) is not issued on commercially reasonable market terms.

           "DOL" shall mean the U.S. Department of Labor and any successor department or agency.

           "Dollars" and "$" shall mean dollars in lawful currency of the United States of America.

           "Domestic Subsidiary" shall mean any Subsidiary that is organized and existing under the laws of the United States or any state or commonwealth thereof or under the laws of the District of Columbia.

           "Eligible Accounts Receivable" shall mean the aggregate face amount of the Borrowers' Accounts that conform to the warranties contained herein and at all times continue to be acceptable to the Agent in its reasonable discretion, less (without duplication) the aggregate amount of all returns, discounts, claims, credits, charges (including warehousemen's charges) and allowances of any nature (whether issued, owing, granted or outstanding). Unless otherwise approved in writing by the Agent, no Account shall be deemed to be an Eligible Account Receivable if:

(i) it arises out of a sale, rental or lease made by any Borrower to an employee or an Affiliate; or

(ii) the Account is unpaid more than ninety (90) days after the original invoice date thereof; or

      (iii)   such Account is from the same account debtor (or any affiliate thereof) and fifty percent (50%) or more, in face amount, of other Accounts from such account debtor (or any affiliate thereof) are due or unpaid more than ninety (90) days after the original invoice date; or

      (iv)   (A) the account debtor is also a creditor of any Borrower, to the extent of the amount owed by such Borrower to the account debtor, (B) the account debtor has disputed its liability on, or the account debtor has made any claim with respect to, such Account which has not been resolved or (C) the Account otherwise is subject to any right of setoff by the account debtor, to the extent of the amount of such setoff; or

      (v)   the Account is owing by an account debtor that has commenced a voluntary case under the federal bankruptcy laws, as now constituted or hereafter amended, or made an assignment for the benefit of creditors, or if a decree or order for relief has been entered by a court having jurisdiction in the premises in respect to such account debtor in an involuntary case under the federal bankruptcy laws, as now constituted or hereafter amended, or if any other petition or other application for relief under the federal bankruptcy laws has been filed by or against the account debtor, or if such account debtor has failed, suspended business, ceased to be solvent, or consented to or suffered a receiver, trustee, liquidator or custodian to be appointed for it or for all or a significant portion of its assets or affairs; or

      (vi)   the sale is to an account debtor outside the United States, unless the sale is (A) on letter of credit, guaranty or acceptance terms, or subject to credit insurance, in each case acceptable to the Agent in its reasonable discretion (such Accounts not to exceed more than $1,000,000 of aggregate Eligible Accounts Receivable), or (B) otherwise approved by and acceptable to the Agent in its reasonable discretion; or

      (vii)   the sale to the account debtor is on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval or consignment basis or made pursuant to any other written agreement providing for repurchase or return; or

(viii) the Agent believes, in its reasonable judgment, that collection of such Account is insecure or that such Account may not be paid by reason of the account debtor's financial inability to pay; or

      (ix)   the account debtor is the United States of America or any department, agency or instrumentality thereof, unless the applicable Borrower duly assigns its rights to payment of such Account to the Agent pursuant to the Assignment of Claims Act of 1940, as amended (31 U.S.C.ss. 3727 et seq.); or

      (x)   in the case of a sale of goods, the goods giving rise to such Account have not been shipped and delivered to and accepted by the account debtor or its designee or the services giving rise to such Account have not been performed by or on behalf of the applicable Borrower, or a material part of such goods has been returned or rejected; or

      (xi)   the amount of the Account, when aggregated with all other Accounts of such account debtor, exceeds ten percent (10%) in face value of all Accounts of the Borrowers then outstanding, to the extent of such excess; or

(xii) the Agent does not have a first priority, perfected security interest in the Account; or

(xiii) an Account for which an invoice or rental contract has not been prepared and delivered to the related account debtor; or

(xiv) such Account is not the valid, binding and legally enforceable obligation of the account debtor; or

      (xv)   such Account is subject to any enforceable prohibition (under applicable law, by contract or otherwise) against its assignment or requiring notice of or consent to any assignment to the Agent, unless such notice or consent has been duly provided; or

(xvi) such Account is not payable in U.S. Dollars; or

(xvii) the Agent, in the exercise of its reasonable discretion, determines it to be ineligible.

           In addition to the foregoing, Eligible Accounts Receivable shall include such Accounts as the Borrowers shall request and that the Agent approves in advance, in writing and in its reasonable discretion.

           "Eligible Assignee" shall mean (i) any Lender or its affiliate or a Related Fund of any Lender (each, a "Pre-Approved Assignee") or (ii) any other Person that is a commercial bank, finance company, insurance company or other financial institution or fund which, in each case, in the ordinary course of business extends credit of the type contemplated herein and whose becoming an assignee would not constitute a prohibited transaction under Section 4975 of ERISA, is organized under the laws of the United States of America or any state thereof and has capital in excess of $500,000,000; provided, that notwithstanding the foregoing, upon the occurrence and during the continuation of an Event of Default, "Eligible Assignee" shall include any Person reasonably acceptable to the Administrative Agent; and provided, further, that notwithstanding the foregoing, "Eligible Assignee" shall not include the Borrowers, the Sponsors or any of the Borrowers' Affiliates or Subsidiaries. The term "Related Fund" as used herein means, with respect to any Lender that is a fund that invests in bank loans, any other fund that invests in bank loans and is advised or managed by the same investment advisor as such Lender.

           "Eligible Vehicles" shall mean all titled vehicles, including automobiles, vans, trucks and trailers which (i) are owned as of the Closing Date solely by a Borrower and with respect to which such Borrower has good, valid and marketable title; (ii)(A) are subject to a valid, enforceable and first priority perfected Lien in favor of the Agent (and no other Liens other than Permitted Inchoate Liens) or (B) with respect to titled vehicles for which the physical title has been delivered to the Agent (or its designee), will be, upon completion of applicable filings and processing, subject to a valid, enforceable and first priority perfected Lien in favor of the Agent (and no other Liens other than Permitted Inchoate Liens) (the "In Process Titled Vehicles"); provided, however, that following delivery to the Agent (or its designee) of any such physical title, if a valid, enforceable and first priority perfected Lien in favor of the Agent in the related titled vehicle has not been obtained within ninety (90) days following the Closing Date, the related titled vehicle shall be excluded from Eligible Vehicles until such time as each of the other provisions of this definition (including clause (ii)(A) above) have been satisfied for such titled vehicle; (iii)  are located in the United States; (iv) are not obsolete, permanently inoperative, or unfit for their intended use; and (v) have not otherwise been classified as Rental Machinery and Equipment or Serialized Inventory Held for Resale subject to the lien of the Senior Secured Note Security Agreement, and which otherwise conform to the representations and warranties contained herein and in the Security Agreement. In addition to the foregoing, Eligible Vehicles shall include such vehicles of such Borrower as such Borrower shall request and that the Agent, in its reasonable discretion, approves in advance, in writing.

           "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute.

           "ERISA Affiliate" shall mean any (i) corporation which is or was at any time a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Internal Revenue Code) as the Borrowers or any Subsidiary; (ii) partnership or other trade or business (whether or not incorporated) at any time under common control (within the meaning of Section 414(c) of the Internal Revenue Code) with the Borrowers or any Subsidiary; and (iii) member of the same affiliated service group (within the meaning of Section 414(m) of the Internal Revenue Code) as the Borrowers or any Subsidiary, any corporation described in clause (i) above, or any partnership or trade or business described in clause (ii) above.

           "Eurodollar Loan" shall mean a Loan bearing interest at a rate determined by reference to the Eurodollar Rate.

           "Eurodollar Rate" shall mean, for the Interest Period for each Eurodollar Loan comprising part of the same borrowing (including conversions, extensions and renewals), a per annum interest rate determined pursuant to the following formula:

Eurodollar Rate =	London Interbank Offered Rate 1 - Eurodollar Reserve Percentage

           "Eurodollar Reserve Percentage" shall mean for any day, that percentage (expressed as a decimal) which is in effect from time to time under Regulation D of the Board of Governors of the Federal Reserve System (or any successor), as such regulation may be amended from time to time or any successor regulation, as the maximum reserve requirement (including, without limitation, any basic, supplemental, emergency, special, or marginal reserves) applicable with respect to Eurocurrency liabilities as that term is defined in Regulation D (or against any other category of liabilities that includes deposits by reference to which the interest rate of Eurodollar Loans is determined), whether or not any Lender has any Eurocurrency liabilities subject to such reserve requirement at that time. Eurodollar Loans shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credits for proration, exceptions or offsets that may be available from time to time to a Lender. The Eurodollar Rate shall be adjusted automatically on and as of the effective date of any change in the Eurodollar Reserve Percentage.

           "Event(s) of Defalult" shall have the meaning provided for in Article XI.

           "Excess Availability" shall mean, at any time (a) the lesser of (i) the Revolving Credit Committed Amount and (ii) the Borrowing Base minus (b) the aggregate amount of (i) Loans outstanding plus (ii) the Letter of Credit Obligations.

           "Excluded Taxes" shall have the meaning given to such term in Section 2.7(a).

           "Existing Letter of Credit" shall mean LC No. SM203578W issued by the Issuing Bank, dated June 12, 2003, in favor of The Travelers Indemnity Company.

           "Existing NationsRent" shall mean NationsRent, Inc., a Delaware corporation with I.R.S. Employer Identification Number 31-1570069 and which was incorporated on August 4, 1997, together with its successors and permitted assigns.

           "Federal Funds Rate" shall mean, for any period, a fluctuating interest rate per annum equal, for each day during such period, to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three federal funds brokers of recognized standing selected by it.

           "Fee Letter" shall mean the letter agreement, dated October 20, 2003, by and among the Agent, the Arranger and the Company regarding the fees to be paid by the Borrowers to the Agent.

           "Fees" shall mean, collectively, the Agent's Fees, the Unused Line Fee, the Letter of Credit Fee, and the Issuing Bank Fees payable hereunder.

           "Financials" shall have the meaning given to such term in Section 6.6.

           "Foreign Lender" shall have the meaning given to such term in Section 2.7(b).

           "Foreign Subsidiary" shall mean any Subsidiary that is not a Domestic Subsidiary.

           "Funded Indebtedness" shall mean, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services purchased by such Person (other than unsecured trade debt incurred in the ordinary course of business and due within one year of the incurrence thereof) which would appear as liabilities on a balance sheet of such Person, (e) the principal portion of all obligations of such Person under Capital Leases, (f) the maximum amount of all letters of credit issued or bankers' acceptances facilities created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed), (g) Disqualified Capital Stock, (h) the principal portion of all obligations of such Person under Synthetic Leases, (i) all obligations of such Person to repurchase any securities issued by such Person at any time prior to the Maturity Date which repurchase obligations are related to the issuance thereof, including, without limitation, obligations commonly known as residual equity appreciation potential shares, (j) the aggregate amount of uncollected accounts receivable of such Person subject at such time to a sale of receivables (or similar transaction) to the extent such transaction is effected with recourse to such Person (whether or not such transaction would be reflected on the balance sheet of such Person in accordance with GAAP), (k) all Indebtedness of another Person of the type referred to in clauses (a) through (j) above secured by (or for which the holder of such Funded Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (l) all guaranties of such Person with respect to Indebtedness of the type referred to in clauses (a) through (j) above of another Person and (m) Indebtedness of the type referred to in clauses (a) through (j) above of any partnership or unincorporated joint venture in which such Person is legally obligated or has a reasonable expectation of being liable with respect thereto.

           "Funding Bank" shall have the meaning given to such term in Section 4.7.

           "GAAP" shall mean generally accepted accounting principles in the United States of America, as in effect on the date hereof and applied on a consistent basis.

           "Governmental Authority" shall mean any federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body.

           "Hedging Agreements" shall mean any interest rate protection agreement, foreign currency exchange agreement, commodity purchase or option agreement or other interest or exchange rate or commodity price hedging agreements.

           "Highest Lawful Rate" shall mean, at any given time during which any Obligations shall be outstanding hereunder, the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness under this Credit Agreement, under the laws of the State of New York (or the law of any other jurisdiction whose laws may be mandatorily applicable notwithstanding other provisions of this Credit Agreement and the other Credit Documents), or under applicable federal laws which may presently or hereafter be in effect and which allow a higher maximum nonusurious interest rate than under New York or such other jurisdiction's law, in any case after taking into account, to the extent permitted by applicable law, any and all relevant payments or charges under this Credit Agreement and any other Credit Documents executed in connection herewith, and any available exemptions, exceptions and exclusions.

           "Indebtedness" shall mean, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services purchased by such Person (other than unsecured trade debt incurred in the ordinary course of business and due within one year of the incurrence thereof) which would appear as liabilities on a balance sheet of such Person, (e) all obligations of such Person under take-or-pay or similar arrangements or under commodities agreements, (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all guaranties of such Person with respect to Indebtedness of the type referred in this definition of another Person, (h) the principal portion of all obligations of such Person under Capital Leases, (i) all obligations of such Person under Hedging Agreements, (j) the maximum amount of all letters of credit issued or bankers' acceptances facilities created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed), (k) Disqualified Capital Stock, (l)  the principal portion of all obligations of such Person under Synthetic Leases, (m) all obligations of such Person to repurchase any securities issued by such Person at any time prior to the Maturity Date which repurchase obligations are related to the issuance thereof, including, without limitation, obligations commonly known as residual equity appreciation potential shares, (n) the aggregate amount of uncollected accounts receivable of such Person subject at such time to a sale of receivables (or similar transaction) to the extent such transaction is effected with recourse to such Person (whether or not such transaction would be reflected on the balance sheet of such Person in accordance with GAAP), and (o) the Indebtedness of any partnership or unincorporated joint venture in which such Person is a general partner or a joint venturer.

           "Independent Accountant" shall mean a firm of certified independent public accountants of nationally recognized standing selected by the Board of Directors of the Company, which is "independent" as that term is defined in Rule 2-01 of Regulation S-X promulgated by the Securities and Exchange Commission.

           "In Process Titled Vehicles" shall have the meaning given such term in the definition of Eligible Vehicles.

           "Insurance Account" shall have the meaning given such term in the Security Agreement.

           "Interest Payment Date" shall mean (a) as to any Base Rate Loan, the last Business Day of each month to occur while such Loan is outstanding, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, and (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day which is three months after the first day of such Interest Period and the last day of such Interest Period.

           "Interest Period" shall mean, as to Eurodollar Loans, a period of one month, two months, three months or six months, as selected by the Company, on behalf of the Borrowers, commencing on the date of the borrowing (including continuations and conversions thereof); provided, however, (i) if any Interest Period would end on a day which is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day (except that where the next succeeding Business Day falls in the next succeeding calendar month, then on the next preceding Business Day), (ii) no Interest Period shall extend beyond the Maturity Date and (iii) any Interest Period with respect to a Eurodollar Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant calendar month at the end of such Interest Period.

           "Internal Revenue" shall mean the Internal Revenue Service and any successor agency.

           "Internal Revenue Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, and any successor statute thereto and all rules and regulations promulgated thereunder.

           "Inventory" shall mean all of each Borrowers' inventory, including without limitation, (i) all raw materials, work in process, parts, components, assemblies, supplies and materials used or consumed in the Borrowers' business; (ii) all equipment, machinery, vehicles, goods, wares and merchandise, finished or unfinished, held for sale, rental or lease or leased, rented or furnished or to be furnished to customers of Borrowers; and (iii) all equipment, machinery, vehicles, goods, wares and merchandise returned to or repossessed by the Borrowers.

           "Investment" in any Person shall mean (i) the acquisition (whether for cash, property, services, assumption of Indebtedness, securities or otherwise, but exclusive of capital expenditures or the acquisition of real estate, inventory, supplies, equipment and other property or assets used or consumed in the ordinary course of business of the applicable Borrower or Subsidiary) of assets, shares of Capital Stock, bonds, notes, debentures, partnership, joint ventures or other ownership interests or other securities of such Person, (ii) any deposit (other than deposits constituting a Permitted Lien) with, or advance, loan or other extension of credit (other than sales of inventory or rentals of equipment on credit in the ordinary course of business and payable or dischargeable in accordance with customary trade terms and sales on credit of the type described in clauses (c) or (d) of Section 9.3) to, such Person or (iii) any other capital contribution to or investment in such Person, including, without limitation, any obligation incurred for the benefit of such Person. In determining the aggregate amount of Investments outstanding at any particular time, (a) the amount of any Investment represented by a guaranty shall be taken at not less than the maximum principal amount of the obligations guaranteed and still outstanding; (b) there shall be deducted in respect of each such Investment any amount received as a return of capital (but only by repurchase, redemption, retirement, repayment, liquidating dividend or liquidating distribution); (c) there shall not be deducted in respect of any Investment any amounts received as earnings on such Investment, whether as dividends, interest or otherwise; and (d) there shall not be deducted from the aggregate amount of Investments any decrease in the market value thereof.

           "Issuing Bank" shall mean Wachovia.

           "Issuing Bank Fees" shall have the meaning given to such term in Section 4.5(b).

           "Landlord Agreement" shall mean (a) a Landlord Lien Waiver Agreement, substantially in the form of Exhibit D hereto, between a Borrower's landlord and the Agent, acknowledging and agreeing, among other things, (i) that such landlord does not have any Liens on any of the property of such Borrower or any Subsidiary and (ii) to permit the Agent access to the property for the purposes of exercising its remedies under the Security Agreement and (b) any provisions in a lease which satisfy clauses (i) and (ii) immediately above in favor of the Agent and which expressly run in favor of the Agent and the Lenders, in form and substance satisfactory to the Agent.

           "Las Olas Twelve" shall mean Las Olas Twelve Corporation, a Delaware corporation, and its successors.

           "Las Olas Fourteen" shall mean Las Olas Fourteen Corporation, a Delaware corporation, and its successors.

           "Leases" shall have the meaning given to such term in Section 6.19.

           "Lender" shall have the meaning given to such term in the preamble of this Credit Agreement.

           "Lender Hedging Agreement" shall mean any Hedging Agreement between any Borrower and any Person (or affiliate of such Person) that was a Lender at the time it entered into such Hedging Agreement whether or not such Person has ceased to be a Lender under the Credit Agreement.

           "Letter of Credit Committed Amount" shall have the meaning given to such term in Section 3.1.

           "Letter of Credit Documents" shall mean, with respect to any Letter of Credit, such Letter of Credit, any amendments thereto, any documents delivered in connection therewith, any application therefor, and any agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (i) the rights and obligations of the parties concerned or at risk or (ii) any collateral security for such obligations.

           "Letter of Credit Fee" shall have the meaning given to such term in Section 4.5(a).

           "Letter of Credit Obligations" shall mean, at any time, the sum of (i) the aggregate undrawn amount of all Letters of Credit outstanding at such time, plus (ii) the aggregate amount of all drawings under Letters of Credit for which the Issuing Bank has not at such time been reimbursed, plus (iii) without duplication, the aggregate amount of all payments made by each Lender to the Issuing Bank with respect to such Lender's participation in Letters of Credit as provided in Section 3.3 for which the Borrowers have not at such time reimbursed the Lenders, whether by way of a Revolving Loan or otherwise.

           "Letters of Credit" shall mean all letters of credit (whether documentary or stand-by and whether for the purchase of inventory, equipment or otherwise) issued by an Issuing Bank for the account of the Borrowers pursuant to this Credit Agreement, and all amendments, renewals, extensions or replacements thereof and the Existing Letter of Credit.

           "Leverage Ratio" shall mean the ratio of Consolidated Adjusted Funded Indebtedness to Consolidated EBITDAR. Except as otherwise provided herein, the applicable period of computation shall be for the four (4) consecutive fiscal quarters ending as of the date of determination; provided, that for the purposes of calculating Consolidated EBITDAR for the fiscal quarter ending September 30, 2003, such amount shall be the annualized amount thereof calculated on the basis of such fiscal quarter, for the two fiscal quarters ending December 31, 2003, Consolidated EBITDAR shall be the annualized amount thereof calculated on the basis of the two fiscal quarters then ending, and for the three fiscal quarters ending March 31, 2004, Consolidated EBITDAR shall be the annualized amount thereof calculated on the basis of the three fiscal quarters then ending.

           "Lien(s)" shall mean any lien, claim, charge, pledge, security interest, deed of trust, mortgage, or other encumbrance (but excluding the rights of the Borrowers' customers under rental contracts for Rental Machinery and Equipment).

           "Liquidation Expenses" shall mean, for any Eligible Vehicles, all costs associated with the marshalling and making ready for sale of such Eligible Vehicles for their sale in an orderly fashion, sales and other commissions paid in connection therewith and other related liquidation costs and expenses, calculated as a percentage of the gross auction value of such Eligible Vehicles, set initially at 10.00% for Eligible Vehicles, as the same may be adjusted by the Agent in its reasonable discretion.

           "Loan" or "Loans" shall mean the Revolving Loans (or a portion of any Revolving Loan), individually or collectively, as appropriate.

           "Lockbox" shall have the meaning given to such term in Section 2.4(b)(i).

           "Lockbox Account" shall have the meaning given to such term in Section 2.4(b)(ii)(A).

           "Lockbox Agreement" shall have the meaning given to such term in Section 2.4(b)(ii).

           "Lockbox Bank" shall have the meaning given to such term in Section 2.4(b)(i).

           "London Interbank Offered Rate" shall mean, with respect to any Eurodollar Loan for the Interest Period applicable thereto, the rate of interest per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 A.M. (London time) two (2) Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, if more than one rate is specified on Telerate Page 3750, the applicable rate shall be the arithmetic mean of all such rates. If, for any reason, such rate is not available, the term "London Interbank Offered Rate" shall mean, with respect to any Eurodollar Loan for the Interest Period applicable thereto, the rate of interest per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBO Page as the London interbank offered rate for deposits in Dollars at approximately 11:00 A.M. (London time) two (2) Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, if more than one rate is specified on Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates.

           "Management Report" shall have the meaning given to such term in Section 7.1(d).

           "Material Adverse Change" shall mean a material adverse change in (a) the business, prospects, operations, results of operations, assets, liabilities or condition (financial or otherwise) of the Borrowers, taken as a whole, (b) any material portion of the Collateral, (c) the Borrowers' ability to perform their respective obligations under the Credit Documents, or (d) the rights and remedies of the Lenders hereunder.

           "Material Adverse Effect" shall mean a material adverse effect on (a) the business, prospects, operations, results of operations, assets, liabilities or condition (financial or otherwise) of the Borrowers, taken as a whole, (b) any material portion of the Collateral, (c) the Borrowers' ability to perform their respective obligations under the Credit Documents, or (d) the rights and remedies of the Lenders hereunder.

           "Maturity Date" shall mean June 13, 2007.

           "Multiemployer Plan" shall mean a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA and (i) which is, or within the immediately preceding six (6) years was, contributed to by any Borrower, any Subsidiary or any ERISA Affiliate or (ii) with respect to which any Borrower or any Subsidiary may incur any liability.

           "NationsRent" shall have the meaning given to such term in the preamble to this Agreement and such term shall also include its predecessor corporation, Existing NationsRent.

           "Net Auction Value" shall mean, for Eligible Vehicles, an amount equal to the gross auction value thereof, as determined pursuant to an Approved Appraisal, less Liquidation Expenses.

           "Net Cash Proceeds" shall mean the aggregate cash proceeds received by the Borrowers in respect of any Asset Disposition or Casualty Loss, net of (a) direct costs (including, without limitation, legal, accounting and investment banking fees, and sales commissions), as applicable, (b) taxes paid or payable as a result thereof (other than any income taxes) and (c) Indebtedness secured by Permitted Liens on the assets subject to such Asset Disposition or Casualty Loss; it being understood that "Net Cash Proceeds" shall include, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received by the Borrowers in any Asset Disposition.

           "Note" or "Notes" shall mean the Revolving Notes, individually or collectively, as appropriate.

           "Note Purchase Agreement" shall mean the Note Purchase Agreement dated as of June 13, 2003 by and between the Company and NationsRent.

           "Notice of Borrowing" shall have the meaning given to such term in Section 2.1(d)(i).

           "Notice of Extension/Conversion" shall have the meaning given to such term in Section 2.10.

           "NR Preferred Stock" shall mean the 5% Series A Preferred Capital Stock, $0.01 per share value, issued by the Company on the Closing Date.

           "NR Subordinated Note" shall mean the Unsecured Promissory Note due 2008 bearing interest at a rate equal to six and one half percent (6.5%) per annum dated the Closing Date issued by NationsRent in the principal amount of $30,000,000 in favor of the Company pursuant to the Note Purchase Agreement.

           "Obligations" shall mean the Loans, any other loans and advances or extensions of credit made or to be made by any Lender to any Borrower, or to others for any Borrower's account in each case pursuant to the terms and provisions of this Credit Agreement, together with interest thereon (including interest which would be payable as post-petition interest in connection with any bankruptcy or similar proceeding) and, including, without limitation, any reimbursement obligation or indemnity of the Borrowers on account of Letters of Credit and all other Letter of Credit Obligations, and all indebtedness, fees, liabilities and obligations which may at any time be owing by any Borrower to any Lender (or an Affiliate of a Lender) in each case pursuant to this Credit Agreement or any other Credit Document, whether now in existence or incurred by a Borrower from time to time hereafter, whether unsecured or secured by pledge, Lien upon or security interest in any of a Borrower's assets or property or the assets or property of any other Person, whether such indebtedness is absolute or contingent, joint or several, matured or unmatured, direct or indirect and whether such Borrower is liable to such Lender (or an Affiliate of such Lender) for such indebtedness as principal, surety, endorser, guarantor or otherwise. Obligations shall also include any other indebtedness owing to any Lender (or an Affiliate of a Lender) by any Borrower under this Credit Agreement and the other Credit Documents, any Borrower's liability to any Lender (or an Affiliate of a Lender) pursuant to this Credit Agreement as maker or endorser of any promissory note or other instrument for the payment of money, any Borrower's liability to any Lender (or an Affiliate of a Lender) pursuant to this Credit Agreement or any other Credit Document under any instrument of guaranty or indemnity, or arising under any guaranty, endorsement or undertaking which any Lender (or an Affiliate of a Lender) may make or issue to others for any such Borrower's account pursuant to this Credit Agreement, including any accommodation extended with respect to applications for Letters of Credit, all liabilities and obligations arising under Lender Hedging Agreements owing from any Borrower to any Lender, or any affiliate of a Lender (or any Person that was a Lender or an affiliate of a Lender at the time that such Lender Hedging Agreement was entered into), permitted under Section 9.2, and all liabilities and obligations now or hereafter arising from or in connection with any Cash Management Products.

           "Offering Circular" shall mean the Offering Circular for the Senior Secured Notes dated October 16, 2003.

           "Operative Documents" shall mean the Credit Documents, the Security Documents, the Reorganization Documents, the Subordination Agreements and any documents or instruments evidencing Subordinated Debt, and the Senior Secured Debt Documents.

           "Original Closing Date" shall mean June 13, 2003.

           "Original Credit Agreement" shall have the meaning given to such term in the preamble of this Credit Agreement.

           "Other Taxes" shall have the meaning given to such term in Section 2.7(e).

           "Overadvance" shall have the meaning given to such term in Section 2.2.

           "Payment Taxes" shall have the meaning given to such term in Section 2.7(a).

           "PBGC" shall mean the Pension Benefit Guaranty Corporation and any Person succeeding to the functions thereof.

           "Permitted Acquisitions" shall mean an Acquisition by any Borrower (other than the Company) of an Acquired Business which Acquisition complies with the following requirements (in each case to the satisfaction of the Agent): (i) the Acquired Business shall be an operating entity that engages in a line of business substantially similar to the business of the Borrowers engaged in on the Closing Date, (ii) the purchase price for the Acquired Business shall not exceed $3,000,000 and the aggregate purchase price for Acquisitions in any fiscal year shall not exceed $10,000,000, (iii) the Agent shall have received a copy of the internal analysis and/or briefing materials prepared by the Company for acquiring the Acquired Business, (iv) the Agent shall have received an audit of the financial condition of the Acquired Business conducted by a firm of independent certified public accountants of nationally recognized standing reasonably acceptable to the Agent or, if no such audit is available, such other financial statements and information as the Agent shall deem appropriate under the circumstances, (v) the Agent shall have received an appraisal from an appraiser satisfactory to the Agent setting forth the orderly liquidation value of the Rental Machinery and Equipment of the Acquired Business (the "OLV") and the OLV shall be greater than or equal to 70% of the purchase price for the Acquired Business, (vi) the Agent shall have completed a field examination with respect to the working capital assets of the Acquired Business if such assets are to be included in the Borrowing Base, (vii) the Agent shall have received all items required by Sections 7.8 and 7.16 in connection with the Acquired Business, (viii) in the case of an Acquisition of the Capital Stock of another Person, the board of directors (or other comparable governing body) of such other Person shall have duly approved such Acquisition, (ix) the Company shall have delivered to the Agent a Compliance Certificate demonstrating that, upon giving effect to such Acquisition as if it had been consummated on the first day of the immediately preceding completed four consecutive fiscal quarters, the Company and its Subsidiaries shall be in pro forma compliance with the leverage covenant set forth in Article VIII, (x) no Default or Event of Default shall exist immediately prior to or immediately after the consummation of the Acquisition, (xi) after giving effect to the Acquisition, Excess Availability shall be greater than $25,000,000 and (xii) the Company shall have delivered to the Agent all Acquisition Documents in connection with such Permitted Acquisition which documents shall be satisfactory to the Agent.

           "Permitted Inchoate Liens" shall mean those Permitted Liens specified in clauses (i), (vi), (viii) and (ix) of the definition of Permitted Liens.

           "Permitted Indebtedness" shall mean, without duplication:

(i) Indebtedness to the Lenders with respect to the Revolving Loans, the Letters of Credit or otherwise, pursuant to the Credit Documents;

(ii) Indebtedness arising from true consignments of inventory in an aggregate amount not to exceed $50,000,000 at any time outstanding; provided, that if such inventory is or has been leased or rented to or by any of the Borrowers, any related Indebtedness arising therefrom shall not be included as part of the Indebtedness permitted by this clause (ii);

(iii) purchase money Indebtedness (including Capital Leases) hereafter incurred by the Borrowers or any of their Subsidiaries to finance the purchase of fixed assets (excluding Rental Machinery and Equipment and Serialized Inventory Held for Resale and real property) provided that (A) the total of all such Indebtedness for all such Persons taken together shall not exceed an aggregate principal amount of $5,000,000 at any one time outstanding; (B) such Indebtedness when incurred shall not exceed the purchase price of the asset(s) financed; and (C) no such Indebtedness shall be refinanced for a principal amount in excess of the principal balance outstanding thereon at the time of such refinancing;

(iv) insurance premium financing, not exceed an aggregate principal amount of $5,000,000 at any one time outstanding;

(v) purchase money Indebtedness (including Capital Leases) hereafter incurred by the Borrowers or any of their Subsidiaries to finance the purchase of machinery, equipment, inventory and real property; provided that (A) such Indebtedness when incurred shall not exceed the purchase price of the asset(s) financed; (B) no such Indebtedness shall be refinanced for a principal amount in excess of the principal balance outstanding thereon at the time of such refinancing; and (C) any Lien granted to secure such Indebtedness is limited to the asset(s) financed and the proceeds thereof, but shall not encumber the rental proceeds therefrom;

(vi) Indebtedness (which may be secured or unsecured) arising from vendors' provision of extended trade terms (which trade terms shall not be longer than one year if such Indebtedness is secured) to the Borrowers and their Subsidiaries incurred to finance the acquisition of machinery, equipment and inventory;

(vii) obligations of a Borrower in respect of Hedging Agreements entered into in order to manage existing or anticipated interest rate or exchange rate risks and not for speculative purposes;

(viii) Indebtedness described on Schedule 1.1C attached hereto, provided, however, that those items of Indebtedness noted on such Schedule shall constitute Permitted Indebtedness only until the expiration of the corresponding time period indicated on such Schedule for such item;

(ix) Indebtedness owed by one Borrower to another Borrower;

(x) the Subordinated Debt;

(xi) unsecured Indebtedness not to exceed $5,000,000 in the aggregate at any time owed by one or more Borrowers to departing employees or officers of the Borrowers for the repurchase of Capital Stock of the Company issued to such Persons pursuant to the Restricted Stock Plan; provided, that such Indebtedness shall be fully subordinated to the Obligations on terms and provisions satisfactory to the Agent;

(xii) the Senior Secured Debt;

(xiii) additional unsecured Indebtedness not to exceed an aggregate principal amount of $5,000,000 at any time outstanding; and

(xiv) unsecured guarantees of any of the Borrowers of any of the Indebtedness permitted under clauses (ii) through (xiii), inclusive.

           "Permitted Investments" shall mean, without duplication:

(i) Cash Equivalents;

(ii) interest-bearing demand or time deposits (including certificates of deposit) which are insured by the Federal Deposit Insurance Corporation ("FDIC") or a similar federal insurance program; provided, however, that the Borrowers may, in the ordinary course of their respective businesses, maintain in their disbursement accounts from time to time amounts in excess of then applicable FDIC or other program insurance limits;

(iii) Investments existing on the Closing Date and set forth on Schedule 1.1D attached hereto;

(iv) advances and loans to, and co-investments with, officers, directors and employees to reimburse or finance expenses incurred or anticipated to be incurred for relocation, purchases of the Company's Capital Stock and other expenses incurred in the ordinary course by such officers, directors or employees not to exceed $4,000,000 in the aggregate at any time outstanding;

(v) the Borrowers may enter into Hedging Agreements relating to the Loans hereunder and other Hedging Agreements entered into in order to manage existing or anticipated interest rate, exchange rate or commodity price risks in the ordinary course of business and not for speculative purposes;

(vi) Investments in any Borrower;

(vii) contributions to or any payments of benefits under any Plan (in accordance with the terms of such Plan);

(viii) repurchases of the Company's securities pursuant to the Creditor Call Agreement and the Restricted Stock Plan, to the extent permitted by Section 9.6;

(ix) Permitted Acquisitions; and

(x) such other Investments as the Required Lenders may approve in their reasonable discretion.

           "Permitted Liens" shall mean, without duplication

(i) Liens granted to the Agent or the Lenders (or their Affiliates to secure Lender Hedging Agreements) by the Borrowers pursuant to any Credit Document;

(ii) Liens listed on Schedule 1.1B attached hereto;

(iii) Liens on fixed assets, other than real property (and the proceeds thereof) securing purchase money Indebtedness (including Capital Leases) to the extent permitted under Section 9.2 pursuant to clause (iii) of the definition of Permitted Indebtedness, provided that any such Lien attaches to such assets concurrently with or within 30 days after the acquisition thereof and only to the assets (and the proceeds thereof) to be acquired;

(iv) Liens securing insurance premium financing to the extent permitted under Section 9.2 pursuant to clause (iv) of the definition of Permitted Indebtedness, provided that such Liens do not extend to any property or assets other than the related insurance policies and proceeds thereof;

(v) Liens on machinery, equipment, inventory and/or real property (and the proceeds thereof, but excluding accounts and rental proceeds arising therefrom and any machinery, equipment and/or inventory consisting of titled vehicles owned by any of the Borrowers on the Closing Date) securing purchase money Indebtedness to the extent permitted under Section 9.2 pursuant to clause (v) of the definition of Permitted Indebtedness, provided that (A) any such Lien attaches to such assets concurrently with or within 30 days after the acquisition thereof and only to the assets (and the proceeds thereof, but excluding rental proceeds) to be acquired, (B) a description of the assets so acquired is furnished to the Agent, (C) in the case of parts inventory, the purchase money lender shall have entered into an intercreditor agreement in favor of the Agent, in form and substance satisfactory to the Agent, which agreement acknowledges that such purchase money lender's security interest in the parts inventory financed does not extend to proceeds that are chattel paper, rental payments or accounts arising out of the leasing or rental of Rental Machinery and Equipment into which any such parts may be installed or to any proceeds of such chattel paper, rental payments or accounts, or the documentation and financing statements evidencing the security interest of such purchase money lender shall expressly exclude all of such proceeds, and (D) in the case of real property, the purchase money lender shall have entered into an intercreditor agreement in favor of the Agent, in form and substance satisfactory to the Agent, which agreement acknowledges the Agent's security interest in the Collateral and provides that such purchase money lender waive any rights to the Collateral;

(vi) Liens of warehousemen, mechanics, materialmen, workers, repairmen, fillers, packagers, processors, common carriers, landlords and other similar Liens arising by operation of law or otherwise, not waived in connection herewith, for amounts that are not yet due and payable or which are being diligently contested in good faith by the relevant Borrower by appropriate proceedings, provided that in any such case an adequate reserve is being maintained by such Borrower for the payment of same in accordance with GAAP;

(vii) attachment or judgment Liens which individually or in the aggregate would not result in a Default or an Event of Default;

(viii) Liens for taxes, assessments or other governmental charges not yet due and payable or which are being diligently contested in good faith by a Borrower by appropriate proceedings, provided that in any such case an adequate reserve is being maintained by such Borrower for the payment of same in accordance with GAAP;

(ix) zoning ordinances, easements, covenants and other customary restrictions on the use of real property and other title exceptions that do not interfere in any material respect with the ordinary course of business;

(x) deposits or pledges to secure obligations under workmen's compensation, social security or similar laws, or under unemployment insurance;

(xi) deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases, regulatory or statutory obligations, surety and appeal bonds and other obligations of like nature arising in the ordinary course of business;

(xii) Liens on inventory (and the proceeds thereof) securing Indebtedness to the extent permitted under Section 9.2 pursuant to clause (ii) of the definition of Permitted Indebtedness;

(xiii) precautionary financing statements filed by a lessor against one or more of the Borrowers in connection with a true operating lease between any such lessor and one or more of the Borrowers;

(xiv) Liens on machinery, equipment and/or inventory (and the proceeds thereof, but excluding accounts and rental proceeds arising therefrom and any machinery, equipment and/or inventory consisting of titled vehicles owned by any of the Borrowers on the Closing Date) securing Indebtedness to the extent permitted under Section 9.2 pursuant to clause (vi) of the definition of Permitted Indebtedness, provided that in the case of parts inventory, the vendor shall have entered into an intercreditor agreement in favor of the Agent, in form and substance satisfactory to the Agent, which agreement acknowledges that such vendor's security interest in the parts inventory financed does not extend to proceeds that are chattel paper, rental payments or accounts arising out of the leasing or rental of Rental Machinery and Equipment into which any such parts may be installed or to any proceeds of such chattel paper, rental payments or accounts, or the documentation and financing statements evidencing the security interest of such vendor shall expressly exclude all of such proceeds; and

(xv) Liens on Rental Machinery and Equipment (and the proceeds thereof, but excluding accounts and rental proceeds arising therefrom and any rental equipment consisting of titled vehicles owned by any of the Borrowers on the Closing Date) and the "Collateral Account" (as such term is defined in the Senior Secured Note Security Agreement as in effect on the Closing Date), including the funds and investments therein, securing Indebtedness to the extent permitted under Section 9.2 pursuant to clause (xii) of the definition of Permitted Indebtedness.

           "Person" shall mean any individual, sole proprietorship, partnership, joint venture, limited liability company, trust, unincorporated organization, association, corporation, institution, entity, party or government (including any division, agency or department thereof), and, as applicable, the successors, heirs and assigns of each.

           "Phoenix" shall mean Phoenix Rental Partners, L.L.C., a Delaware limited liability company, the Phoenix Principals, any of its Subsidiaries, any investment funds managed or controlled by Phoenix Rental Partners, L.L.C. and any trust controlled by one or both of the Phoenix Principals.

           "Phoenix Principals" shall mean Douglas M. Suliman, Jr. and Bryan T. Rich.

           "Plan" shall mean any employee benefit plan, program or arrangement, whether oral or written, maintained or contributed to by any Borrower or any Subsidiary, or with respect to which any Borrower or any such Subsidiary may incur liability.

           "Plan of Reorganization" shall mean the First Amended Joint Plan of Reorganization of NationsRent, Inc. and its debtor Subsidiaries dated February 7, 2003, as modified by certain modifications filed with the Bankruptcy Court on April 16, 2003, May 6, 2003 and May 13, 2003, and confirmed by the Bankruptcy Court in the Reorganization Cases by the Order Confirming First Amended Joint Plan of Reorganization of NationsRent, Inc. and its Debtor Subsidiaries dated May 14, 2003 (the "Confirmation Order").

           "Pledge Agreement" shall mean the Amended and Restated Pledge Agreement, of even date herewith, between the Agent and the Borrowers, in the form attached hereto as Exhibit E, as amended, modified or replaced from time to time.

           "Pre-Approved Assignee" shall have the meaning given to such term in the definition of "Eligible Assignee" herein.

           "Present Value of Consolidated Rental Expense" shall mean, with respect to any lease (other than a Capital Lease or Synthetic Lease) of Rental Machinery and Equipment, the minimum remaining rental payments thereunder discounted at the implied rate of return of such lease.

           "Prime Rate" shall mean the rate which Wachovia announces from time to time as its prime, base or equivalent lending rate, as in effect from time to time. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. Wachovia (and its affiliates) may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

           "Pro Forma EBITDAR" shall mean, with respect to any Permitted Acquisition, for any applicable period of computation, the sum of (i) net income of the related Acquired Business for such period, but excluding therefrom all extraordinary items of income or loss, plus (ii) the aggregate amount of depreciation and amortization charges to the extent deducted in determining net income of the related Acquired Business for such period, plus (iii) interest expense of the related Acquired Business for such period, plus (iv) the aggregate amount of all income taxes reflected on the statements of income of the Acquired Business for such period, plus (v) rental expense of the related Acquired Business under operating leases of rental equipment and machinery for such period, plus (vi) pro forma expense and cost reductions approved by the Agent. The applicable period of computation shall be for the four (4) completed consecutive fiscal quarters ending prior to the date on which such Permitted Acquisition is consummated.

           "Projections" shall have the meaning given such term in Section 5.1(c).

           "Proprietary Rights" shall have the meaning given to such term in Section 6.17.

           "Real Estate" shall mean the real property owned or leased by the Borrowers described in Schedule 6.19 attached hereto, together with all Structures thereon.

           "Related Fund" shall have the meaning given to such term in the definition of "Eligible Assignee" herein.

           "Rental Expense Reserve" shall mean a reserve of one month's rent, which may be increased up to three months, in the Agent's reasonable discretion, under any real estate lease or bailee agreement pursuant to which any Borrower leases real property or otherwise stores inventory or equipment with a third party.

           "Rental Machinery and Equipment" shall mean all of each Borrower's Inventory consisting of machinery and equipment which is rented by such Borrower as lessor in the ordinary course of business or is held for rent or lease by such Borrower.

           "Reorganization Cases" shall mean the chapter 11 cases of NationsRent, Inc. and its debtor Subsidiaries that are being jointly administered under case number 01-11628 (PJW).

           "Reorganization Documents" shall mean the NR Subordinated Note, the Convertible Subordinated Debt Documents, the Convertible Subordinated Notes, the Note Purchase Agreement, the Creditor Trust Agreement, the Creditor Call Agreement, and all other material documents, agreements, instruments, opinions and certificates executed and delivered in connection with the Plan of Reorganization.

           "Reportable Event" shall mean any of the events described in Section 4043 of ERISA and the regulations thereunder.

           "Required Lenders" shall mean, at any time, Lenders holding in the aggregate at least 51% of (i) the Revolving Credit Commitments (and participation interests therein) or (ii) if the Revolving Credit Commitments have been terminated, the outstanding Loans (and participation interests therein, including the participation interests of the Issuing Bank in any Letters of Credit) (after giving effect to the Lenders' participation interests in any Loans made by the Agent on behalf of the Lenders under Section 2.1(d)(ii)); provided, however, that for purposes of clauses (i) and (ii), the Revolving Credit Commitments and such participation interests therein or the outstanding Loans and such participation interests, as the case may be, will exclude any Revolving Credit Commitments and participation interests or such Loans and participation interests, as the case may be, with respect to any Lender that is a Defaulting Lender.

           "Responsible Officer" shall mean, as to any Borrower, the president, the chief executive officer, any executive vice president, any executive director, the chief financial officer, the treasurer, any assistant treasurer, secretary, assistant secretary or the general counsel. With respect to certifications regarding the Borrowing Base, solvency matters, financial statements and other financial matters, "Responsible Officer" shall be limited to the president, the chief executive officer, the chief financial officer or the treasurer of the Company.

           "Restricted Payment" shall mean (i) any cash dividend or other cash distribution, direct or indirect, on account of any shares of any class of Capital Stock of any Borrower or any Subsidiary, as the case may be, now or hereafter outstanding, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of Capital Stock of any Borrower or any Subsidiary now or hereafter outstanding by such Borrower or any Subsidiary, as the case may be, except for any redemption, retirement, sinking funds or similar payment payable solely in such shares of that class of stock or in any class of stock junior to that class, (iii) any cash payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any shares of any class of Capital Stock of any Borrower or any Subsidiary now or hereafter outstanding, or (iv) any payment to any Affiliate of any Borrower, including, without limitation, any Sponsor, except to the extent expressly permitted in this Credit Agreement.

           "Restricted Stock Plan" shall mean the 2003 Restricted Stock Plan of the Company.

           "Retiree Health Plan" shall mean an "employee welfare benefit plan" within the meaning of Section 3(1) of ERISA that provides benefits to persons after termination of employment, other than as required by Section 601 of ERISA.

           "Revolving Credit Commitment" shall mean, with respect to each Lender, the commitment of such Lender to make its portion of the Revolving Loans in a principal amount up to such Lender's Revolving Credit Commitment Percentage of the Revolving Credit Committed Amount.

           "Revolving Credit Commitment Percentage" shall mean, for any Lender, the percentage identified as its Revolving Credit Commitment Percentage on Schedule 1.1A, as such percentage may be modified in connection with any assignment made in accordance with the provisions of Section 14.6.

           "Revolving Credit Committed Amount" shall mean the aggregate revolving credit line extended by the Lenders to the Borrowers for Revolving Loans and Letters of Credit pursuant to and in accordance with the terms of this Credit Agreement, in an amount up to $75,000,000, as such revolving credit line may be reduced from time to time in accordance with Section 2.3(c).

           "Revolving Loans" shall have the meaning given to such term in Section 2.1(b) and shall include Base Rate Loans and Eurodollar Loans.

           "Revolving Notes" shall have the meaning given to such term in Section 2.1(c).

           Security Agreement" shall mean the Amended and Restated Security Agreement, of even date herewith, between the Agent and the Borrowers, in the form attached hereto as Exhibit F, as amended, modified or replaced from time to time.

           "Security Documents" shall mean, collectively, the Pledge Agreement, the Security Agreement, the TransCore Agreement, any Acknowledgment Agreements, and any Lockbox Agreement.

           "Senior Secured Debt" shall mean (i) the Senior Secured Notes and (ii) the Senior Secured Note Guarantees.

           "Senior Secured Debt Documents" shall mean the Senior Secured Notes, the Senior Secured Note Indenture, the Senior Secured Note Guarantees and the Senior Secured Note Security Agreement.

           "Senior Secured Note Guarantees" shall mean the guarantees of the Subsidiaries of the Company in respect of the obligations of the Company under the Senior Secured Notes, the Senior Secured Note Indenture and the Senior Secured Note Security Agreement.

           "Senior Secured Note Indenture" shall mean that certain Indenture dated as of October 23, 2003 among the Company, the Subsidiaries of the Company party thereto, and Wilmington Trust Company, as trustee.

           "Senior Secured Note Security Agreement" shall mean the "Security Agreement" as defined in the Senior Secured Note Indenture.

           "Senior Secured Notes" shall mean the $250,000,000 9½% Senior Secured Notes due 2010 issued pursuant to the Senior Secured Note Indenture on the Closing Date and Exchange Notes (as such term is defined in the Senior Secured Note Indenture) exchanged therefor.

           "Serialized Inventory" shall mean all goods comprising Inventory of each Borrower which is marked with and identifiable by a serial number.

           "Serialized Inventory Held for Resale" shall mean all of each Borrower's Inventory consisting of Serialized Inventory less than one year old which has not been rented to a customer, which is located on property owned or leased by a Borrower and which is held for resale by such Borrower.

           "Settlement Period" shall have the meaning given to such term in Section 2.1(d)(ii).

           "Sponsor Closing Date Stock Values" shall mean $70.40 per share of common Capital Stock of the Company and $1,000 per share of NR Preferred Stock.

           "Sponsors" shall mean, collectively, Baupost and Phoenix.

           "Structures" shall mean all plants, offices, manufacturing facilities, warehouses, administration buildings and related facilities of the Borrowers located on the Real Estate described on Schedule 6.19 attached hereto.

           "Subscription Agreement" shall mean the Subscription Agreement dated as of June 13, 2003 between Baupost and the Company.

           "Subordinated Debt" shall mean (a) the NR Subordinated Note, (b) the Convertible Subordinated Notes and (c) unsecured Indebtedness incurred by any Borrower that is expressly subordinated and made junior to the payment and performance in full of the Obligations and contains terms and conditions and subordination provisions satisfactory to the Required Lenders.

           "Subordination Agreements" shall mean the agreements entered into from time to time by and among one or more Borrowers, the Agent, on behalf of the Lenders, and a third party creditor of any such Borrower(s) providing for the subordination of such third party creditor's claims to those of the Lenders on terms and conditions satisfactory to the Required Lenders.

           "Subsidiary" shall mean, as to any Person, (a) any corporation more than 50% of whose Capital Stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time, any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries, (b) any partnership, association, joint venture or other entity in which such Person directly or indirectly through Subsidiaries has more than a fifty percent (50%) interest in the total capital, total income and/or total ownership interests of such entity at any time and (c) any partnership in which such Person is a general partner. Unless otherwise qualified, all references to a "Subsidiary" or to "Subsidiaries" in this Credit Agreement shall refer to a Subsidiary or Subsidiaries of the Company.

           "Subsidiary Borrower" and "Subsidiary Borrowers" shall have the meaning given to such terms in the preamble of this Credit Agreement.

           "Synthetic Lease" shall mean any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease under GAAP.

           "Taxes" shall mean any federal, state, local or foreign income, sales, use, transfer, payroll, personal, property, occupancy, franchise or other tax, levy, impost, fee, imposition, assessment or similar charge, together with any interest or penalties thereon.

           "Termination Event" shall mean (i) a Reportable Event with respect to any Benefit Plan or Multiemployer Plan; (ii) the withdrawal of any Borrower, any Subsidiary or any ERISA Affiliate from a Benefit Plan during a plan year in which such entity was a "substantial employer" as defined in Section 4001(a)(2) of ERISA; (iii) the providing of notice of intent to terminate a Benefit Plan pursuant to Section 4041 of ERISA; (iv) the institution by the PBGC of proceedings to terminate a Benefit Plan or Multiemployer Plan; (v) any event or condition (a) which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Benefit Plan or Multiemployer Plan, or (b) that may result in termination of a Multiemployer Plan pursuant to Section 4041A of ERISA; or (vi) the partial or complete withdrawal within the meaning of Sections 4203 and 4205 of ERISA, of any Borrower, any Subsidiary or any ERISA Affiliate from a Multiemployer Plan.

           "TransCore" shall mean TransCore Commercial Services, Inc.

           "TransCore Agreement" shall mean the Standard Services Agreement, dated as of August 13, 2001, between TransCore and NationsRent.

           "Unused Line Fee" shall mean the fee required to be paid to the Agent for the benefit of the Lenders at the end of each fiscal quarter as partial compensation for extending the Revolving Credit Committed Amount to the Borrowers, and shall be determined by multiplying (i) the positive difference, if any (the "Utilized Amount"), between (A) the Revolving Credit Committed Amount in effect at such time and (B) the average daily Revolving Loans of the Borrowers and the Letter of Credit Obligations outstanding during such fiscal quarter by (ii) a percentage equal to (A) if the Utilized Amount is less than 50% of the Revolving Credit Committed Amount in effect at such time, 0.50% and (B) if the Utilized Amount is greater than or equal to 50% of the Revolving Credit Committed Amount in effect at such time, 0.375%, in each case, calculated for the number of days in said fiscal quarter.

           "Voting Stock" shall mean, with respect to any Person, Capital Stock issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.

           "Wachovia" shall mean Wachovia Bank, National Association and its successors and permitted assigns.

           "Wachovia Cash Collateral Account" shall mean the NationsRent Companies, Inc. Account, Account No. 2000014803505, ABA 053000219, established and maintained in the name of the Company, naming the Administrative Agent as secured party, for the benefit of the Lenders, at Wachovia, in Charlotte, North Carolina.

           "Wachovia Funding Account" shall mean the NationsRent Companies, Inc. Funding Account, Account No. 2000014803411, ABA 053000219, established and maintained in the name of the Company, naming the Administrative Agent as secured party, for the benefit of the Lenders, at Wachovia, in Charlotte, North Carolina.

           1.2 Accounting Terms and Determinations

           Unless otherwise defined or specified herein, all accounting terms shall be construed herein and all accounting determinations for purposes of determining compliance with Section 8.1 hereof and otherwise to be made under this Credit Agreement shall be made in accordance with GAAP applied on a basis consistent in all material respects with the Financials. All financial statements required to be delivered hereunder from and after the Closing Date and all financial records shall be maintained, to the extent applicable, in accordance with GAAP as in effect as of the date of the Financials or using such other more conservative methodology if approved by the Agent. If GAAP shall change from the basis used in preparing the Financials, the certificates required to be delivered pursuant to Section 7.1 demonstrating compliance with the covenants contained herein shall include calculations setting forth the adjustments necessary to demonstrate how the Borrowers are in compliance with the financial covenants based upon GAAP as in effect on the Closing Date. If the Borrowers shall change their method of inventory accounting, all calculations necessary to determine compliance with the covenants contained herein shall be made as if such method of inventory accounting had not been so changed.

           1.3 Other Definitional Terms.

           Terms not otherwise defined herein which are defined in the Uniform Commercial Code as in effect in the State of New York (the "Code") shall have the meanings given them in the Code. The words "hereof", "herein" and "hereunder" and words of similar import when used in this Credit Agreement shall refer to the Credit Agreement as a whole and not to any particular provision of this Credit Agreement, unless otherwise specifically provided. References in this Credit Agreement to "Articles", "Sections", "Schedules" or "Exhibits" shall be to Articles, Sections, Schedules or Exhibits of or to this Credit Agreement unless otherwise specifically provided. Any of the terms defined in Section 1.1 may, unless the context otherwise requires, be used in the singular or plural depending on the reference. "Include", "includes" and "including" shall be deemed to be followed by "without limitation" whether or not they are in fact followed by such words or words of like import. "Writing", "written" and comparable terms refer to printing, typing, computer disk, e-mail and other means of reproducing words in a visible form. References to any agreement or contract are to such agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of such Person. References "from" or "through" any date mean, unless otherwise specified, "from and including" or "through and including", respectively. References to any times herein shall refer to Eastern Standard or Daylight time, as applicable, in the State of New York.

ARTICLE II

LOANS

           2.1 Revolving Loans.

(a) Commitment. Subject to the terms and conditions hereof and in reliance upon the representations and warranties set forth herein, each of the Lenders severally agrees to lend to the Borrowers at any time or from time to time on or after the Closing Date and before the Maturity Date, such Lender's Revolving Credit Commitment Percentage of the Revolving Loans as may be requested or deemed requested by the Borrowers.

(b) Compliance with Borrowing Base.

(i) The Lenders agree, subject to the terms and conditions of this Credit Agreement, from time to time, to make loans and advances to the Borrowers hereunder on a revolving basis. Such loans and advances to the Borrowers (each, a "Revolving Loan"; and collectively, the "Revolving Loans") together with the Letter of Credit Obligations outstanding with respect to the Letters of Credit shall not in the aggregate exceed the lesser of (A) the Revolving Credit Committed Amount then in effect and (B) the Borrowing Base.

(ii) No Lender shall be obligated at any time to make available to the Borrowers its Revolving Credit Commitment Percentage of any requested Revolving Loan if such amount plus its Revolving Credit Commitment Percentage of all Revolving Loans and its Revolving Credit Commitment Percentage of all Letter of Credit Obligations then outstanding would exceed such Lender's Revolving Credit Commitment at such time. The aggregate balance of Revolving Loans and the aggregate amount of all Letter of Credit Obligations outstanding shall not at any time exceed the Revolving Credit Committed Amount. No Lender shall be obligated to make available, nor shall the Agent make available, any Revolving Loans to any of the Borrowers to the extent such Revolving Loan when added to the then outstanding Revolving Loans and all Letter of Credit Obligations would cause the aggregate outstanding Revolving Loans and all Letter of Credit Obligations to exceed the Borrowing Base. The Borrowers shall promptly repay to the Agent for the account of the Lenders from time to time the full amount of the excess, if any of (A) the amount of all Revolving Loans and Letter of Credit Obligations outstanding over (B) the lesser of (1) the Revolving Credit Committed Amount and (2) the Borrowing Base.

(c) Revolving Notes. The obligations to repay the Revolving Loans and to pay interest thereon shall be evidenced by separate promissory notes of the Borrowers to each Lender in substantially the form of Exhibit G attached hereto (the "Revolving Notes"), with appropriate insertions, one Revolving Note being payable to the order of each Lender in a principal amount equal to such Lender's Revolving Credit Commitment and representing the obligations of the Borrowers to pay such Lender the amount of such Lender's Revolving Credit Commitment or, if less, the aggregate unpaid principal amount of all Revolving Loans made by such Lender hereunder, plus interest accrued thereon, as set forth herein. The Borrowers irrevocably authorize each Lender to make or cause to be made appropriate notations on its Revolving Note, or on a record pertaining thereto, reflecting Revolving Loans and repayments thereof. The outstanding amount of the Revolving Loans set forth on such Lender's Revolving Note or record shall be prima facie evidence of the principal amount thereof owing and unpaid to such Lender, but the failure to make such notation or record, or any error in such notation or record shall not limit or otherwise affect the obligations of the Borrowers hereunder or under any Revolving Note to make payments of principal of or interest on any Revolving Note when due.

(d) Borrowings under Revolving Notes.

(i) Each request for borrowings hereunder shall be made by a notice in the form attached hereto as Exhibit H (or such other form as the Agent may designate) from the Company on behalf of the Borrowers to the Agent (a "Notice of Borrowing"), given not later than 11:00 a.m.. (A) on the Business Day on which the proposed borrowing is requested to be made for Revolving Loans that will be Base Rate Loans and (B) three Business Days prior to the date of the requested borrowing of Revolving Loans that will be Eurodollar Loans. Each Notice of Borrowing shall be given by either telephone, telecopy, telex or cable, and, if requested by the Agent, confirmed in writing if by telephone, setting forth (1) the requested date of such borrowing, (2) the aggregate amount of such requested borrowing, (3) whether such Revolving Loans will be Base Rate Loans or the Eurodollar Rate Loans, and if appropriate, the applicable Interest Period, (4) certification by the Company on behalf of the Borrowers that they have complied in all material respects with Article V, all of which shall be specified in such manner as is necessary to comply with all limitations on Revolving Loans outstanding hereunder (including, without limitation, availability under the Borrowing Base) and (5) the account at which such requested funds should be made available. Each Notice of Borrowing shall be irrevocable by and binding on the Borrowers. The Borrowers shall be entitled to borrow Revolving Loans in a minimum principal amount of $100,000 and integral multiples of $10,000 in excess thereof (or the remaining amount of the Revolving Credit Committed Amount, if less) and shall be entitled to borrow Base Rate Loans or Eurodollar Loans, or a combination thereof, as the Borrowers may request; provided that no more than twelve (12) Eurodollar Loans shall be outstanding hereunder at any one time; and provided, further, that Eurodollar Loans shall be in a minimum principal amount of at least $1,000,000 and integral multiples of $500,000 in excess thereof. Revolving Loans may be repaid and reborrowed in accordance with the provisions hereof.

The Agent shall give to each Lender prompt notice (but in no event later than 1:00 P.M. on the date of the Agent's receipt of notice from the Borrowers) of each Notice of Borrowing by telecopy, telex or cable (other than any Notice of Borrowing which will be funded by the Agent in accordance with subsection (d)(ii) below). No later than 3:00 P.M. on the date on which a borrowing is requested to be made pursuant to the applicable Notice of Borrowing, each Lender will make available to the Agent at the address of the Agent set forth on the signature pages hereto, in immediately available funds, its Revolving Credit Commitment Percentage of such borrowing requested to be made. Unless the Agent shall have been notified by any Lender prior to the date of borrowing that such Lender does not intend to make available to the Agent its portion of the borrowing to be made on such date, the Agent may assume that such Lender will make such amount available to the Agent as required above and the Agent may, in reliance upon such assumption, make available the amount of the borrowing to be provided by such Lender. Upon fulfillment of the conditions set forth in Article V for such borrowing, the Agent will make such funds available to the Borrowers at the account specified by the Borrowers in such Notice of Borrowing.

(ii) Because the Borrowers anticipate requesting borrowings of Revolving Loans on a daily basis and repaying Revolving Loans on a daily basis through the collection of Accounts and the proceeds of other Collateral, resulting in the amount of outstanding Revolving Loans fluctuating from day to day, in order to administer the Revolving Loans in an efficient manner and to minimize the transfer of funds between the Agent and the Lenders, the Lenders hereby instruct the Agent, and the Agent may (but is not obligated to) (A) make available, on behalf of the Lenders, the full amount of all Revolving Loans requested by the Borrowers not to exceed $10,000,000 in the aggregate at any one time outstanding without requiring that the Borrowers give the Agent a Notice of Borrowing with respect to such borrowing and without giving each Lender prior notice of the proposed borrowing, of such Lender's Revolving Credit Commitment Percentage thereof and the other matters covered by the Notice of Borrowing and (B) if the Agent has made any such amounts available as provided in clause (A), upon repayment of Revolving Loans by the Borrowers, apply such amounts repaid directly to the amounts made available by the Agent in accordance with clause (A) and not yet settled as described below; provided that the Agent shall not advance funds as described in clause (A) above if the Agent has actually received prior to such borrowing (1) an officer's certificate from the Company or any other Borrower pursuant to and in accordance with Section 7.1(i) that a Default or Event of Default is in existence or (2) a Notice of Borrowing from any Borrower wherein the certification provided therein states that the conditions to the making of the requested Revolving Loans have not been satisfied or (3) a written notice from any Lender that the conditions to such borrowing have not been satisfied, which officer's certificate, Notice of Borrowing or notice, in each case, shall not have been rescinded. If the Agent advances Revolving Loans on behalf of the Lenders, as provided in the immediately preceding sentence, the amount of outstanding Revolving Loans and each Lender's Revolving Credit Commitment Percentage thereof shall be computed weekly rather than daily and shall be adjusted upward or downward on the basis of the amount of outstanding Revolving Loans as of 5:00 P.M. on the Business Day immediately preceding the date of each computation; provided, however, that the Agent retains the absolute right at any time or from time to time to make the foregoing adjustments at intervals more frequent than weekly. The Agent shall deliver to each of the Lenders after the end of each week, or such lesser period or periods as the Agent shall determine, a summary statement of the amount of outstanding Revolving Loans for such period (such week or lesser period or periods being hereafter referred to as a "Settlement Period"). If the summary statement is sent by the Agent and received by the Lenders prior to 12:00 Noon on any Business Day each Lender shall make the transfers described in the next succeeding sentence no later than 3:00 P.M. on the day such summary statement was sent; and if such summary statement is sent by the Agent and received by the Lenders after 12:00 Noon on any Business Day, each Lender shall make such transfers no later than 3:00 P.M. on the next succeeding Business Day. If in any Settlement Period, the amount of a Lender's Revolving Credit Commitment Percentage of the Revolving Loans is in excess of the amount of Revolving Loans actually funded by such Lender, such Lender shall forthwith (but in no event later than the time set forth in the next preceding sentence) transfer to the Agent by wire transfer in immediately available funds the amount of such excess; and, on the other hand, if the amount of a Lender's Revolving Credit Commitment Percentage of the Revolving Loans in any Settlement Period is less than the amount of Revolving Loans actually funded by such Lender, the Agent shall forthwith transfer to such Lender by wire transfer in immediately available funds the amount of such difference. The obligation of each of the Lenders to transfer such funds shall be irrevocable and unconditional and without recourse to or warranty by the Agent. Each of the Agent and the Lenders agree to mark their respective books and records at the end of each Settlement Period to show at all times the dollar amount of their respective Revolving Credit Commitment Percentages of the outstanding Revolving Loans. Because the Agent on behalf of the Lenders may be advancing and/or may be repaid Revolving Loans prior to the time when the Lenders will actually advance and/or be repaid Revolving Loans, interest with respect to Revolving Loans shall be allocated by the Agent to each Lender (including the Agent) in accordance with the amount of Revolving Loans actually advanced by and repaid to each Lender (including the Agent) during each Settlement Period and shall accrue from and including the date such Revolving Loans are advanced by the Agent to but excluding the date such Revolving Loans are repaid by the Borrowers in accordance with Section 2.4 or actually settled by the applicable Lender as described in this Section 2.1(d)(ii). All such Revolving Loans shall be made as Base Rate Loans.

(iii) If the amounts described in subsection (d)(i) or (d)(ii) of this Section 2.1 are not in fact made available to the Agent by a Lender (such Lender being hereinafter referred to as a "Defaulting Lender") and the Agent has made such amount available to the Borrowers, the Agent shall be entitled to recover such corresponding amount on demand from such Defaulting Lender. If such Defaulting Lender does not pay such corresponding amount forthwith upon the Agent's demand therefor, the Agent shall promptly notify the Borrowers and the Borrowers shall immediately (but in no event later than five Business Days after such demand) pay such corresponding amount to the Agent. The Agent shall also be entitled to recover from such Defaulting Lender and the Borrowers, (A) interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Agent to the Borrowers to the date such corresponding amount is recovered by the Agent, at a rate per annum equal to either (1) if paid by such Defaulting Lender, the overnight Federal Funds Rate or (2) if paid by the Borrowers, the then applicable rate of interest, calculated in accordance with Section 4.1, plus (B) in each case, an amount equal to any costs (including legal expenses) and losses incurred as a result of the failure of such Defaulting Lender to provide such amount as provided in this Credit Agreement. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights which the Borrowers may have against any Lender as a result of any default by such Lender hereunder, including, without limitation, the right of the Borrowers to seek reimbursement from any Defaulting Lender for any amounts paid by the Borrowers under clause (B) above on account of such Defaulting Lender's default.

(iv) The failure of any Lender to make the Revolving Loan to be made by it as part of any borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Revolving Loan on the date of such borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Revolving Loan to be made by such other Lender on the date of any borrowing.

(v) Each Lender shall be entitled to earn interest at the then applicable rate of interest, calculated in accordance with Article IV, on outstanding Revolving Loans which it has funded to the Agent from the date such Lender funded such Revolving Loan to, but excluding, the date on which such Lender is repaid with respect to such Revolving Loan.

(vi) Notwithstanding the obligation of the Borrowers to send written confirmation of a Notice of Borrowing made by telephone if and when requested by the Agent, in the event that the Agent agrees to accept a Notice of Borrowing made by telephone, such telephonic Notice of Borrowing shall be binding on the Borrowers whether or not written confirmation is sent by the Borrowers or requested by the Agent. The Agent may act prior to the receipt of any requested written confirmation, without any liability whatsoever, based upon telephonic notice believed by the Agent in good faith to be from a Borrower or its agents. The Agent's records of the terms of any telephonic Notices of Borrowing shall be conclusive on the Borrowers absent manifest error.

           2.2 Overadvance.

           Notwithstanding anything to the contrary contained elsewhere herein, and whether or not a Default or Event of Default exists at the time, unless otherwise objected to by the Required Lenders in writing, the Agent may in its discretion require all Lenders to honor requests or deemed requests by the Borrowers for Revolving Loans at a time that an Overadvance exists or which would result in an Overadvance and each Lender shall be obligated to continue to make its pro rata share of Revolving Loans, up to a maximum amount outstanding equal to its Revolving Credit Commitment, so long as such Overadvance is not known by the Agent to exceed $2,000,000, is not outstanding for more than fifteen (15) Business Days and not more than five (5) such Overadvances are made during any calendar year. "Overadvance" shall mean, as of any date of determination, the amount, if any, by which the outstanding principal balance of Revolving Loans and Letter of Credit Obligations exceeds the Borrowing Base.

           2.3 Optional and Mandatory Prepayments; Reduction of Commitments.

(a) Voluntary Prepayments. The Borrowers shall have the right to prepay Loans in whole or in part from time to time, but otherwise without premium or penalty; provided, however, that (i) Loans that are Eurodollar Loans may only be prepaid on three Business Days' prior written notice to the Agent specifying the applicable Loans to be prepaid; (ii) any prepayment of Loans that are Eurodollar Loans will be subject to Section 4.10; and (iii) each such partial prepayment of Loans shall be in a minimum principal amount of $1,000,000 and integral multiples of $500,000. Subject to the foregoing terms, amounts prepaid under this Section 2.3(a) shall be applied first to Base Rate Loans and then to Eurodollar Loans in direct order of Interest Period maturities.

(b) Mandatory Prepayments. If at any time, the sum of the aggregate principal amount of outstanding Revolving Loans plus Letter of Credit Obligations outstanding shall exceed the lesser of (i) the Revolving Credit Committed Amount and (ii) the Borrowing Base, except with respect to a permitted Overadvance under Section 2.2, the Borrowers shall immediately prepay the Revolving Loans and (after all Revolving Loans have been repaid) cash collateralize the Letter of Credit Obligations, in an amount sufficient to eliminate such excess. Prepayments shall be applied first to Base Rate Loans and then to Eurodollar Loans in direct order of Interest Period maturities. All prepayments under this Section 2.3(b) shall be subject to Section 4.10.

(c) Voluntary Reductions. The Borrowers may from time to time permanently reduce or terminate the Revolving Credit Committed Amount in whole or in part (in minimum aggregate amounts of $5,000,000 or in integral multiples of $1,000,000 in excess thereof (or, if less, the full remaining amount of the then applicable Revolving Credit Committed Amount)) upon three Business Days' prior written notice to the Agent; provided, however, no such termination or reduction shall be made which would cause the aggregate principal amount of outstanding Revolving Loans plus Letter of Credit Obligations outstanding to exceed the lesser of (A) the Revolving Credit Committed Amount and (B) the Borrowing Base, unless, concurrently with such termination or reduction, the Revolving Loans are repaid to the extent necessary to eliminate such excess. The Agent shall promptly notify each affected Lender of receipt by the Agent of any notice from the Borrowers pursuant to this Section 2.3(c).

(d) Maturity Date. The Commitments of the Lenders shall automatically terminate on the Maturity Date.

(e) General. The Borrowers shall pay to the Agent for the account of the Lenders in accordance with the terms of Section 4.3, on the date of each termination or reduction of the Revolving Credit Committed Amount, the Unused Line Fee accrued through the date of such termination or reduction on the amount of the Revolving Credit Committed Amount so terminated or reduced.

(f) Hedging Obligations Unaffected. Any prepayment made pursuant to this Section 2.3 shall not affect the Borrower's obligation to continue to make payments under any Lender Hedging Agreement, which shall remain in full force and effect notwithstanding such prepayment, subject to the terms of such Lender Hedging Agreement.

           2.4 Payments and Computations; Cash Management.

(a) Payments. The Borrowers shall make each payment hereunder and under the Notes not later than 2:00 P.M. on the day when due. Payments made by the Borrowers shall be in Dollars to the Agent at its address referred to in Section 14.5 hereof in immediately available funds. Payments made with respect to the Revolving Loans shall be applied to repay Revolving Loans consisting of Base Rate Loans first and then Revolving Loans consisting of Eurodollar Loans. As soon as practicable after the Agent receives payment from the Borrowers, but in no event later than one Business Day after such payment has been made, subject to Section 2.1(d)(ii), the Agent will cause to be distributed like funds relating to the payment of principal, interest, or Fees (other than amounts payable to the Agent to reimburse the Agent and the Issuing Bank for fees and expenses payable solely to them pursuant to Article IV hereof) or expenses payable to the Agent and the Lenders in accordance with Section 14.8 hereof ratably to the Lenders, and like funds relating to the payment of any other amounts payable to such Lender. The Borrowers' obligations to the Lenders with respect to such payments shall be discharged by making such payments to the Agent pursuant to this Section 2.4(a) or if not timely paid or any Event of Default then exists, may be added to the principal amount of the Revolving Loans outstanding.

(b) Cash Management.

(i) The Borrowers, individually or through the Company, shall have each established and shall maintain one or more lockboxes (each a "Lockbox") with financial institutions, including Wachovia, selected by the Company and reasonably acceptable to the Agent (each a "Lockbox Bank") and shall instruct all account debtors on the Accounts of each Borrower to remit all payments to its respective Lockboxes. Except for the De Minimus Accounts, all amounts received by the Borrowers from any account debtor, in addition to all other cash received from any other source including but not limited to proceeds from asset sales and judgments, shall be promptly deposited into the applicable Lockbox Account (as defined below); provided, however, that if an "Event of Default" under the Senior Secured Note Indenture (as in effect on the date hereof) shall have occurred and be continuing, sale proceeds from the sale of Rental Machinery and Equipment shall be permitted to be transferred to the collateral agent for the Senior Secured Notes as such collateral agent shall direct.

(ii) Each Borrower, individually or through the Company, the Agent and each Lockbox Bank shall enter into three party agreements in the form of Exhibit I hereto or such other form as the Agent shall approve (each a "Lockbox Agreement"), providing, among other things, for the following:

(A) The Borrowers, individually or through the Company, will open and establish for the benefit of the Agent on behalf of the Lenders an account at each Lockbox Bank (each a "Lockbox Account"). Notwithstanding the foregoing, in lieu of establishing a Lockbox Account with Wachovia, the Wachovia Cash Collateral Account will serve as the Borrowers' Lockbox Account with respect to the Lockboxes opened with Wachovia.

(B) All receipts held in the Lockboxes shall be remitted daily to the appropriate Lockbox Account. All funds deposited into the Lockbox Accounts on any Business Day shall be transferred to the Wachovia Cash Collateral Account. All good funds deposited on any Business Day to the Wachovia Cash Collateral Account shall be applied by the Agent on the following Business Day to reduce the then outstanding balance of the Revolving Loans and to pay accrued interest thereon and to pay any other outstanding Obligations which are then due and payable hereunder; provided that for the purpose of determining the availability of Revolving Loans hereunder, such funds deposited into the Wachovia Cash Collateral Account shall be deemed to have reduced the outstanding Revolving Loans on the Business Day such funds were deposited into such account. All amounts received directly by the Borrowers from any account debtor, in addition to all other cash received from any other source including but not limited to proceeds from asset sales and judgments (but excluding amounts in the De Minimus Accounts), shall be held in trust by the Borrowers and promptly deposited into the applicable Lockbox Account or, if made by wire transfer, directly to the Wachovia Cash Collateral Account.

(iii) All funds deposited into the Wachovia Cash Collateral Account and the Wachovia Funding Account shall immediately become the property of the Agent and the Borrowers shall obtain the agreement by the Lockbox Banks to waive any offset or recoupment rights against, or any security interest in, the funds so deposited. Except as otherwise provided in the Credit Documents, the Agent assumes no responsibility for the Lockbox arrangements, including without limitation, any claim of accord and satisfaction or release with respect to deposits accepted by the Lockbox Banks thereunder.

(iv) The Borrowers may close Lockboxes and/or open new Lockboxes with the prior written consent of the Agent and subject to prior execution and delivery to the Agent of Lockbox Agreements consistent with the provisions of this Section 2.4(b) and in form and substance satisfactory to the Agent and its counsel.

(c) Authorization to Charge Accounts. The Borrowers hereby authorize each Lender to charge from time to time against any or all of the Borrowers' accounts with such Lender any of the Obligations which are then due and payable. Each Lender receiving any payment as a result of charging any such account shall promptly notify the Agent thereof and make such arrangements as the Agent shall request to share the benefit thereof in accordance with Section 2.8.

(d) Computation, Etc. Except as otherwise provided herein with respect to Eurodollar Loans, any payments falling due under this Credit Agreement on a day other than a Business Day shall be due and payable on the next succeeding Business Day and shall accrue interest at the applicable interest rate provided for in this Credit Agreement to but excluding such Business Day. Except as otherwise provided herein, calculation of interest and fees hereunder shall be made on the basis of actual number of days elapsed over a year of 360 days. Interest on Base Rate Loans bearing interest based on the Prime Rate shall be calculated on the basis of a year of 365 (or 366, if applicable) days.

           2.5 Maintenance of Account.

           The Agent shall maintain an account on its books in the name of the Borrowers in which the Borrowers will be charged with all loans and advances made by the Lenders to the Borrowers or for the Borrowers' account, including the Revolving Loans, the Letter of Credit Obligations and any other Obligations, including any and all costs, expenses and attorney's fees which the Agent may incur, including, without limitation, in connection with the exercise by or for the Lenders of any of the rights or powers herein conferred upon the Agent (other than in connection with any assignments or participations by any Lender) or in the prosecution or defense of any action or proceeding by or against any Borrower or the Lenders concerning any matter arising out of, connected with, or relating to this Credit Agreement or the Accounts, or any Obligations owing to the Lenders by any Borrower. The Borrowers will be credited in accordance with Section 2.4(b)(ii)(B) above, with all amounts received by the Lenders from the Borrowers or from others for the Borrowers' account, including, as above set forth, all amounts received by the Agent in payment of Accounts. In no event shall prior recourse to any Accounts or other Collateral be a prerequisite to the Agent's right to demand payment of any Obligation upon its maturity. Further, it is understood that the Agent shall have no obligation whatsoever to perform in any respect any of the Borrowers' contracts or obligations relating to the Accounts.

           2.6 Statement of Account

           After the end of each month the Agent shall send the Borrowers a statement showing the accounting (along with customary supporting detail therefor) for the charges, loans, advances and other transactions occurring between the Lenders and the Borrowers during that month. The monthly statements shall be deemed correct and binding upon the Borrowers and shall constitute an account stated between the Borrowers and the Lenders unless the Agent receives a written statement of the Borrowers' exceptions within thirty (30) days after same is mailed to the Borrowers.

           2.7 Taxes.

(a) All payments made by the Borrowers hereunder or under any Note will be, except as provided in Section 2.7(b), made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any Governmental Authority or by any political subdivision or taxing authority thereof or therein with respect to such payments (but excluding any tax imposed on or measured by the net income or profits of a Lender pursuant to the laws of the jurisdiction in which it is organized or the jurisdiction in which the principal office or applicable lending office of such Lender is located or any subdivision thereof or therein (the "Excluded Taxes")) and all interest, penalties or similar liabilities with respect thereto (all such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges being referred to collectively as "Payment Taxes"). If any Payment Taxes are so levied or imposed, the Borrowers jointly and severally agree to pay the full amount of such Payment Taxes, and such additional amounts as may be necessary so that every payment of all amounts due under this Credit Agreement or any other Credit Document, after withholding or deduction for or on account of any Payment Taxes, will not be less than the amount provided for herein or therein. The Borrowers jointly and severally agree to indemnify and hold harmless each Lender, and reimburse such Lender upon its written request, for the amount of any Payment Taxes so levied or imposed and paid by such Lender.

(b) Each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) (each, a "Foreign Lender") agrees to deliver to the Borrowers and the Administrative Agent on or prior to the Closing Date, or in the case of a Lender that is an assignee or transferee of an interest under this Credit Agreement pursuant to Section 14.6(c) (unless the respective Lender was already a Lender hereunder immediately prior to such assignment or transfer), on the date of such assignment or transfer to such Foreign Lender, two accurate and complete original signed copies of Internal Revenue Service Form W-8 BEN, W-8 ECI or W-8 IMY, as applicable (or successor forms) certifying such Foreign Lender's entitlement to a complete exemption from United States withholding tax with respect to payments to be made under this Credit Agreement and under any Note. In addition, each Foreign Lender agrees that it will deliver updated versions of the foregoing, as applicable, whenever the previous certification has become obsolete or inaccurate in any material respect, together with such other forms as may be required in order to confirm or establish the entitlement of such Foreign Lender to a continued exemption from or reduction in United States withholding tax with respect to payments under this Agreement and any Note. Notwithstanding anything to the contrary contained in Section 2.7(a), but subject to the immediately succeeding sentence, (x) each Borrower shall be entitled, to the extent it is required to do so by law, to deduct or withhold Payment Taxes imposed by the United States (or any political subdivision or taxing authority thereof or therein) from interest, fees or other amounts payable hereunder for the account of any Foreign Lender to the extent that such Foreign Lender has not provided to the Borrowers U.S. Internal Revenue Service Forms that establish a complete exemption from such deduction or withholding and (y) the Borrowers shall not be obligated pursuant to Section 2.7(a) hereof to gross-up payments to be made to a Foreign Lender in respect of Payment Taxes imposed by the United States if such Foreign Lender has not provided to the Borrowers the Internal Revenue Service Forms required to be provided to the Borrowers pursuant to this Section 2.7(b). Notwithstanding anything to the contrary contained in the preceding sentence or elsewhere in this Section 2.7, the Borrowers jointly and severally agree to pay additional amounts and to indemnify each Lender in the manner set forth in Section 2.7(a) (without regard to the identity of the jurisdiction requiring the deduction or withholding) in respect of any amounts deducted or withheld by it as described in the immediately preceding sentence as a result of any changes after the Closing Date in any applicable law, treaty, governmental rule, regulation, guideline or order, or in the interpretation thereof, relating to the deducting or withholding of Payment Taxes.

(c) Each Lender agrees to use reasonable efforts (including reasonable efforts to change its lending office) to avoid or to minimize any amounts which might otherwise be payable pursuant to this Section 2.7; provided, however, that such efforts shall not cause the imposition on such Lender of any additional costs or legal or regulatory burdens deemed by such Lender in its sole discretion to be material.

(d) If the Borrowers pay any additional amount pursuant to this Section 2.7 with respect to a Lender, such Lender shall use reasonable efforts to obtain a refund of tax or credit against its tax liabilities on account of such payment; provided that such Lender shall have no obligation to use such reasonable efforts if either (i) it is in an excess foreign tax credit position or (ii) it believes in good faith, in its sole discretion, that claiming a refund or credit would cause adverse tax consequences to it. In the event that such Lender receives such a refund or credit, such Lender shall pay to the Borrowers an amount that such Lender reasonably determines is equal to the net tax benefit obtained by such Lender as a result of such payment by the Borrowers. In the event that no refund or credit is obtained with respect to the Borrowers' payments to such Lender pursuant to this Section 2.7, then such Lender shall upon request provide a certification that such Lender has not received a refund or credit for such payments. Nothing contained in this Section 2.7 shall require a Lender to disclose or detail the basis of its calculation of the amount of any tax benefit or any other amount or the basis of its determination referred to in the proviso to the first sentence of this Section 2.7(a) to the Borrowers or any other party.

(e) In addition, the Borrowers agree to pay any present or future stamp, documentary, privilege, intangible or similar Taxes or any other excise or property Taxes, charges or similar levies that arise at any time or from time to time (other than Excluded Taxes) (i) from any payment made under any and all Credit Documents, (ii) from the transfer of the rights of any Lender under any Credit Documents to any other Lender or Lenders or (iii) from the execution or delivery by any Borrower of, or from the filing or recording or maintenance of, or otherwise with respect to, any and all Credit Documents (hereinafter referred to as "Other Taxes").

(f) The Borrowers will indemnify each Lender and the Agent for the full amount of Payment Taxes (including, without limitation and without duplication, any Payment Taxes imposed by any jurisdiction on amounts payable under this Section 2.7), subject to (i) the exclusion set out in the first sentence of Section 2.7(a), and (ii) the provisions of Section 2.7(b), and will indemnify each Lender and the Agent for the full amount of Other Taxes (including, without limitation and without duplication, any Payment Taxes imposed by any jurisdiction on amounts payable under this Section 2.7) paid by such Lender or the Agent (on its own behalf or on behalf of any Lender), as the case may be, in respect of payments made or to be made hereunder, and any liability (including penalties, interest and expenses) arising solely therefrom or with respect thereto, whether or not such Payment Taxes or Other Taxes were correctly or legally asserted. Payment of this indemnification shall be made within thirty (30) days from the date such Lender or the Agent, as the case may be, makes written demand therefor.

(g) Within thirty (30) days after the date of any payment of Payment Taxes or Other Taxes, the applicable Borrower shall furnish to the Agent, at its address referred to in Section 14.5, the original or certified copy of a receipt evidencing payment thereof.

(h) Without prejudice to the survival of any other agreement of the Borrowers hereunder, the agreements and obligations of the Borrowers contained in this Section 2.7 shall survive the payment in full of all Obligations hereunder and under the Revolving Notes.

           2.8 Sharing of Payments.

           If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of setoff or otherwise) on account of the Revolving Loans made by it or its participation in Letters of Credit in excess of its pro rata share of such payment as provided for in this Credit Agreement, such Lender shall forthwith purchase from the other Lenders such participations in the Revolving Loans made by them or in their participation in Letters of Credit as shall be necessary to cause such purchasing Lender to share the excess payment accruing to all Lenders in accordance with their respective ratable shares as provided for in this Credit Agreement; provided, however, that if all or any portion of such excess is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and each such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender's ratable share (according to the proportion of (i) the amount of such Lender's required repayment to (ii) the total amount so recovered from the purchasing Lender) or any interest or other amount paid or payable by the purchasing Lender in respect to the total amount so recovered. The Borrowers agree that any Lender so purchasing a participation from another Lender pursuant to this Section 2.8 may, to the fullest extent permitted by law, exercise all of its rights of payment (including the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of the Borrowers in the amount of such participation.

           2.9 Pro Rata Treatment.

(a) Allocation of Payments Prior to Event of Default; Payments Generally. Each borrowing of Revolving Loans and any reduction of the Revolving Credit Commitments shall be made pro rata according to the respective Revolving Credit Commitment Percentages of the Lenders. Each payment under this Agreement or any Note shall be applied, first, to any Fees then due and owing pursuant to Article IV, second, to interest then due and owing in respect of the Loans and, third, to principal then due and owing hereunder and under the Loans. Each payment on account of any Fees pursuant to Article IV shall be made pro rata in accordance with the respective amounts due and owing (except the Issuing Bank Fees which shall be payable solely to the Issuing Bank and the fees payable to the Agent pursuant to the Fee Letter which shall be payable solely to the Agent in accordance with the terms thereof). Each payment (other than prepayments) by the Borrower on account of principal of and interest on the Loans shall be allocated pro rata among the Lenders in accordance with the respective principal amounts of their outstanding Loans. Payments made pursuant to Section 4.10 shall be applied in accordance with such Section. Each voluntary and mandatory prepayment on account of principal of the Loans shall be applied in accordance with Section 2.3(a) or (b), as applicable.

(b) Allocation of Payments After Event of Default and Collateral Proceeds. Notwithstanding any other provisions of this Credit Agreement or any other Credit Document to the contrary, after the occurrence and during the continuance of an Event of Default, all amounts collected or received by the Agent or any Lender on account of the Obligations (whether in an insolvency or bankruptcy case or proceeding or otherwise) or any other amounts outstanding under any of the Credit Documents or in respect of the Collateral shall be paid over or delivered as follows:

FIRST, to the payment of all reasonable out-of-pocket costs and expenses (including without limitation reasonable attorneys' fees) of the Agent in connection with enforcing the rights of the Lenders under the Credit Documents, and any protective advances made by the Agent with respect to the Collateral under or pursuant to the terms of the Security Documents;

SECOND, to payment of any fees owed to the Agent or an Issuing Bank hereunder or under any other Credit Document;

THIRD, to the payment of all reasonable out-of-pocket costs and expenses, (including, without limitation, reasonable attorneys' fees) of each of the Lenders in connection with enforcing its rights under the Credit Documents;

FOURTH, to the payment of all Obligations consisting of accrued fees and interest payable to the Lenders hereunder;

FIFTH, to the payment of the outstanding principal amount of the Loans and to the payment or cash collateralization of the outstanding Letters of Credit Obligations, pro rata, as set forth below;

SIXTH, to the payment of all liabilities and obligations now or hereafter arising from or in connection with any Cash Management Products provided by the Lenders or the Administrative Agent, and with respect to any Lender Hedging Agreements, to the extent such Lender Hedging Agreements are permitted by this Agreement, any payments due under Lender Hedging Agreements and any interest accrued thereon;

SEVENTH, to all other Obligations which shall have become due and payable under the Credit Documents and not repaid pursuant to clauses "FIRST" through "SIXTH" above; and

EIGHTH, to the payment of the surplus, if any, to whoever may be lawfully entitled to receive such surplus.

           In carrying out the foregoing, (a) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category; (b) each of the Lenders shall receive an amount equal to its pro rata share (based on the proportion that its then outstanding Revolving Loans and Letters of Credit Obligations and, as applicable, obligations outstanding under the Lender Hedging Agreements permitted by this Agreement bears to the aggregate then outstanding Revolving Loans and Letters of Credit Obligations and, as applicable, obligations outstanding under the Lender Hedging Agreements) of amounts available to be applied pursuant to clauses "THIRD", "FOURTH," "FIFTH," "SIXTH" and "SEVENTH" above; (c) to the extent that any amounts available for distribution pursuant to clause "FIFTH" above are attributable to the issued but undrawn amount of outstanding Letters of Credit, such amounts shall be held by the Administrative Agent in a cash collateral account (which account shall be an interest bearing checking account) and applied (x) first, to reimburse the Issuing Bank from time to time for any drawings under such Letters of Credit and (y) then, following the expiration of all Letters of Credit, to all other obligations of the types described in clause "SEVENTH" above in the manner provided in this Section 2.9 and in the Security Documents.

           2.10 Extensions and Conversions.

           Subject to the terms of Article V, the Borrowers shall have the option, on any Business Day, to extend existing Eurodollar Loans into a subsequent permissible Interest Period, to convert Base Rate Loans into Eurodollar Loans, or to convert Eurodollar Loans into Base Rate Loans; provided, however, that (i) except as provided in Section 4.10, Eurodollar Loans may be converted into Base Rate Loans only on the last day of the Interest Period applicable thereto, (ii) Eurodollar Loans may be extended, and Base Rate Loans may be converted into Eurodollar Loans, only if no Event of Default is in existence on the date of extension or conversion, (iii) Loans extended as, or converted into, Eurodollar Loans shall be subject to the terms of the definition of "Interest Period" and shall be in such minimum amounts as provided in Section 2.1(d)(i) with respect to Revolving Loans, and (iv) no more than twelve (12) separate Eurodollar Loans shall be outstanding hereunder at any time. Each such extension or conversion shall be effected by the Borrowers by giving a written notice in the form of Exhibit J hereto (a "Notice of Extension/Conversion") (or telephone notice promptly confirmed in writing) to the Agent prior to 11:00 a.m. on the Business Day of, in the case of the conversion of a Eurodollar Loan into a Base Rate Loan, and on the third Business Day prior to, in the case of the extension of a Eurodollar Loan as, or conversion of a Base Rate Loan into, a Eurodollar Loan, the date of the proposed extension or conversion, specifying the date of the proposed extension or conversion, the Loans to be so extended or converted, the types of Loans into which such Loans are to be converted and, if appropriate, the applicable Interest Periods with respect thereto. Each request for extension or conversion shall constitute a representation and warranty by the Borrowers of the matters specified in Article V. In the event the Borrowers fail to request extension or conversion of any Eurodollar Loan in accordance with this Section, or any such conversion or extension is not permitted or required by this Section, then such Loan shall be automatically converted into a Base Rate Loan at the end of the Interest Period applicable thereto. The Agent shall give each Lender notice as promptly as practicable of any such proposed extension or conversion affecting any Loan.

ARTICLE III

LETTERS OF CREDIT

           3.1 Issuance.

           Subject to the terms and conditions hereof and of the Letter of Credit Documents, if any, and any other terms and conditions which the Issuing Bank may reasonably require, the Lenders will participate in the issuance by the Issuing Bank from time to time of such Letters of Credit in Dollars from the Closing Date until the Maturity Date as the Borrowers may request, in a form acceptable to the Issuing Bank; provided, however, that (a) the Letter of Credit Obligations outstanding shall not at any time exceed $30,000,000 (the "Letter of Credit Committed Amount") and (b) the sum of the aggregate principal amount of outstanding Revolving Loans plus Letter of Credit Obligations outstanding shall not at any time exceed the lesser of (i) the Revolving Credit Committed Amount and (ii) the Borrowing Base. No Letter of Credit shall (x) have an original expiry date more than one year from the date of issuance or (y) as originally issued or as extended, have an expiry date extending beyond the Maturity Date. Each Letter of Credit shall comply with the related Letter of Credit Documents. The issuance and expiry date of each Letter of Credit shall be a Business Day.

           3.2 Notice and Reports.

           The request for the issuance of a Letter of Credit shall be submitted by the Borrowers to the Issuing Bank at least three (3) Business Days prior to the requested date of issuance. The Issuing Bank will, upon request, disseminate to each of the Lenders a detailed report specifying the Letters of Credit which are then issued and outstanding and any activity with respect thereto which may have occurred since the date of the prior report, and including therein, among other things, the beneficiary, the face amount and the expiry date as well as any payment or expirations which may have occurred.

           3.3 Participation.

           Each Lender, upon issuance of a Letter of Credit, shall be deemed to have purchased without recourse a risk participation from the Issuing Bank in such Letter of Credit and the obligations arising thereunder, in each case in an amount equal to its Revolving Credit Commitment Percentage of such Letter of Credit, and shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and be obligated to pay to the Issuing Bank therefor and discharge when due, its Revolving Credit Commitment Percentage of the obligations arising under such Letter of Credit. Without limiting the scope and nature of each Lender's participation in any Letter of Credit, to the extent that the Issuing Bank has not been reimbursed as required hereunder or under any such Letter of Credit, each such Lender shall pay to the Issuing Bank its Revolving Credit Commitment Percentage of such unreimbursed drawing pursuant to the provisions of Section 3.4. The obligation of each Lender to so reimburse the Issuing Bank shall be absolute and unconditional and shall not be affected by the occurrence of a Default, an Event of Default or any other occurrence or event. Any such reimbursement shall not relieve or otherwise impair the obligation of the Borrowers to reimburse the Issuing Bank under any Letter of Credit, together with interest as hereinafter provided.

           3.4 Reimbursement.

           In the event of any drawing under any Letter of Credit, the Issuing Bank will promptly notify the Borrowers. Unless the Borrowers shall immediately notify the Issuing Bank that the Borrowers intend to otherwise reimburse the Issuing Bank for such drawing, the Borrowers shall be deemed to have requested that the Lenders make a Revolving Loan in the amount of the drawing as provided in Section 3.5 on the related Letter of Credit, the proceeds of which will be used to satisfy the related reimbursement obligations. The Borrowers promise to reimburse the Issuing Bank on the day of drawing under any Letter of Credit (either with the proceeds of a Revolving Loan obtained hereunder or otherwise) in same day funds. If the Borrowers shall fail to reimburse the Issuing Bank as provided hereinabove, the unreimbursed amount of such drawing shall bear interest at a per annum rate equal to the Base Rate plus the sum of (i) the Applicable Percentage for Base Rate Loans and (ii) two percent (2%). The Borrowers' reimbursement obligations hereunder shall be absolute and unconditional under all circumstances irrespective of any rights of setoff, counterclaim or defense to payment the Borrowers may claim or have against the Issuing Bank, the Administrative Agent, the Lenders, the beneficiary of the Letter of Credit drawn upon or any other Person, including without limitation any defense based on any failure of the Borrowers to receive consideration or the legality, validity, regularity or unenforceability of the Letter of Credit. The Issuing Bank will promptly notify the other Lenders of the amount of any unreimbursed drawing and each Lender shall promptly pay to the Agent for the account of the Issuing Bank in Dollars and in immediately available funds, the amount of such Lender's Revolving Credit Commitment Percentage of such unreimbursed drawing. Such payment shall be made on the Business Day such notice is received by such Lender from the Issuing Bank if such notice is received at or before 1:00 P.M. otherwise such payment shall be made at or before 12:00 Noon on the Business Day next succeeding the day such notice is received. If such Lender does not pay such amount to the Issuing Bank in full upon such request, such Lender shall, on demand, pay to the Agent for the account of the Issuing Bank interest on the unpaid amount during the period from the date of such drawing until such Lender pays such amount to the Issuing Bank in full at a rate per annum equal to, if paid within two (2) Business Days of the date that such Lender is required to make payments of such amount pursuant to the preceding sentence, the Federal Funds Rate and thereafter at a rate equal to the Base Rate. Each Lender's obligation to make such payment to the Issuing Bank, and the right of the Issuing Bank to receive the same, shall be absolute and unconditional, shall not be affected by any circumstance whatsoever and without regard to the termination of this Credit Agreement or the Commitments hereunder, the existence of a Default or Event of Default or the acceleration of the obligations of the Borrowers hereunder and shall be made without any offset, abatement, withholding or reduction whatsoever. Simultaneously with the making of each such payment by a Lender to the Issuing Bank, such Lender shall, automatically and without any further action on the part of the Issuing Bank or such Lender, acquire a participation in an amount equal to such payment (excluding the portion of such payment constituting interest owing to the Issuing Bank) in the related unreimbursed drawing portion of the Letter of Credit Obligation and in the interest thereon and in the related Letter of Credit Documents, and shall have a claim against the Borrowers with respect thereto.

           3.5 Repayment with Revolving Loans.

           On any day on which the Borrowers shall have requested, or been deemed to have requested, a Revolving Loan advance to reimburse a drawing under a Letter of Credit, the Agent shall give notice to the Lenders that a Revolving Loan has been requested or deemed requested by the Borrowers to be made in connection with a drawing under a Letter of Credit, in which case a Revolving Loan advance comprised of Base Rate Loans (or Eurodollar Loans to the extent the Borrower has complied with the procedures of Section 2.1(d)(i) with respect thereto) shall be immediately made to the Borrowers by all Lenders (notwithstanding any termination of the Commitments pursuant to Section 11.2) pro rata based on the respective Revolving Credit Commitment Percentages of the Lenders (determined before giving effect to any termination of the Commitments pursuant to Section 11.2) and the proceeds thereof shall be paid directly by the Agent to the Issuing Bank for application to the respective Letter of Credit Obligations. Each such Lender hereby irrevocably agrees to make its Revolving Credit Commitment Percentage of each such Revolving Loan immediately upon any such request or deemed request in the amount, in the manner and on the date specified in the preceding sentence notwithstanding (i) the amount of such borrowing may not comply with the minimum amount for advances of Revolving Loans otherwise required hereunder, (ii) whether any conditions specified in Article V are then satisfied, (iii) whether a Default or an Event of Default then exists, (iv) failure for any such request or deemed request for Revolving Loan to be made by the time otherwise required hereunder, (v) whether the date of such borrowing is a date on which Revolving Loans are otherwise permitted to be made hereunder or (vi) any termination of the Commitments relating thereto immediately prior to or contemporaneously with such borrowing. In the event that any Revolving Loan cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a bankruptcy or insolvency proceeding with respect to any Borrower), then each such Lender hereby agrees that it shall forthwith purchase (as of the date such borrowing would otherwise have occurred, but adjusted for any payments received from the Borrowers on or after such date and prior to such purchase) from the Issuing Bank such participation in the outstanding Letter of Credit Obligations as shall be necessary to cause each such Lender to share in such Letter of Credit Obligations ratably (based upon the respective Revolving Credit Commitment Percentages of the Lenders (determined before giving effect to any termination of the Commitments pursuant to Section 11.2)), provided that at the time any purchase of participation pursuant to this sentence is actually made, the purchasing Lender shall be required to pay to the Issuing Bank, to the extent not paid to the Issuing Bank by the Borrowers in accordance with the terms of Section 3.4, interest on the principal amount of participation purchased for each day from and including the day upon which such borrowing would otherwise have occurred to but excluding the date of payment for such participation, at the rate equal to, if paid within two (2) Business Days of the date of the Revolving Loan advance, the Federal Funds Rate, and thereafter at a rate equal to the Base Rate.

           3.6 Renewal, Extension.

           The renewal or extension of any Letter of Credit shall, for purposes hereof, be treated in all respects the same as the issuance of a new Letter of Credit hereunder.

           3.7 Uniform Customs and Practices.

           The Issuing Bank may provide that the Letters of Credit shall be subject to The Uniform Customs and Practice for Documentary Credits, as published as of the date of issue by the International Chamber of Commerce (the "UCP"), in which case the UCP may be incorporated by reference therein and deemed in all respects to be a part thereof.

           3.8 Indemnification; Nature of Issuing Bank's Duties.

(a) In addition to their other obligations under this Article III, the Borrowers agree to protect, indemnify, pay and save the Issuing Bank harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys' fees) that the Issuing Bank may incur or be subject to as a consequence, direct or indirect, of (A) the issuance of any Letter of Credit or (B) the failure of the Issuing Bank to honor a drawing under a Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority (all such acts or omissions, herein called "Government Acts").

(b) As between the Borrowers and the Issuing Bank, the Borrowers shall assume all risks of the acts, omissions or misuse of any Letter of Credit by the beneficiary thereof. The Issuing Bank shall not be responsible: (i) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason; (iii) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (iv) for any loss or delay in the transmission or otherwise of any document required in order to make a drawing under a Letter of Credit or of the proceeds thereof; and (v) for any consequences arising from causes beyond the control of the Issuing Bank, including, without limitation, any actions of a Governmental Authority. None of the above shall affect, impair, or prevent the vesting of the Issuing Bank's rights or powers hereunder.

(c) In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by the Issuing Bank, under or in connection with any Letter of Credit or the related certificates, if taken or omitted in good faith, shall not put such Issuing Bank under any resulting liability to any Borrower. It is the intention of the parties that this Credit Agreement shall be construed and applied to protect and indemnify the Issuing Bank against any and all risks involved in the issuance of the Letters of Credit, all of which risks are hereby assumed by the Borrowers, including, without limitation, any and all acts of a Governmental Authority. The Issuing Bank shall not, in any way, be liable for any failure by the Issuing Bank or anyone else to pay any drawing under any Letter of Credit as a result of any acts of a Governmental Authority or any other cause beyond the control of the Issuing Bank.

(d) Nothing in this Section 3.8 is intended to limit the reimbursement obligations of the Borrower contained in Section 3.4 above. The obligations of the Borrowers under this Section 3.8 shall survive the termination of this Credit Agreement. No act or omission of any current or prior beneficiary of a Letter of Credit shall in any way affect or impair the rights of the Issuing Bank to enforce any right, power or benefit under this Credit Agreement.

(e) Notwithstanding anything to the contrary contained in this Section 3.8, the Borrowers shall have no obligation to indemnify the Issuing Bank in respect of any liability incurred by the Issuing Bank (i) arising solely out of the gross negligence or willful misconduct of the Issuing Bank, as determined by a court of competent jurisdiction, or (ii) caused by the Issuing Bank's failure to pay under any Letter of Credit after presentation to it of a request strictly complying with the terms and conditions of such Letter of Credit, as determined by a court of competent jurisdiction, unless such payment is prohibited by any law, regulation, court order or decree.

           3.9 Responsibility of Issuing Bank.

           It is expressly understood and agreed that the obligations of the Issuing Bank hereunder to the Lenders are only those expressly set forth in this Credit Agreement and that the Issuing Bank shall be entitled to assume that the conditions precedent set forth in Article III or V have been satisfied unless it shall have acquired actual knowledge that any such condition precedent has not been satisfied; provided, however, that nothing set forth in this Article III shall be deemed to prejudice the right of any Lender to recover from the Issuing Bank any amounts made available by such Lender to the Issuing Bank pursuant to this Article III in the event that it is determined by a court of competent jurisdiction that the payment with respect to a Letter of Credit constituted gross negligence or willful misconduct on the part of the Issuing Bank.

           3.10 Conflict with Letter of Credit Documents.

           In the event of any conflict between this Credit Agreement and any Letter of Credit Document (including any letter of credit application), this Credit Agreement shall control.

ARTICLE IV

INTEREST AND FEES

           4.1 Interest on Loans.

           Subject to the provisions of Section 4.2, Revolving Loans shall bear interest as follows:

(a) Base Rate Loans. During such periods as Revolving Loans shall be comprised of Base Rate Loans, each such Base Rate Loan shall bear interest at a per annum rate equal to the sum of the Base Rate plus the Applicable Percentage; and

(b) Eurodollar Loans. During such periods as Revolving Loans shall be comprised of Eurodollar Loans, each such Eurodollar Loan shall bear interest at a per annum rate equal to the sum of the Eurodollar Rate plus the Applicable Percentage.

           Interest on Revolving Loans shall be payable in arrears on each Interest Payment Date.

           4.2 Interest After Event of Default.

           Interest on any amount of matured principal under the Loans, and interest on the amount of principal under the Revolving Loans outstanding as of the date an Event of Default occurs, and at all times thereafter until the earlier of the date upon which (a) all Obligations have been paid and satisfied in full or (b) such Event of Default shall have been cured or waived, shall be payable on demand at a rate equal to the rate at which the Loans are then bearing interest pursuant to Section 4.1 above, plus two percent (2%) (the "Default Rate"). At any time that the Default Rate is in effect hereunder, the then applicable Letter of Credit Fee shall be increased by two percent (2%). In the event of any change in said applicable interest rate, the rate hereunder shall change, effective as of the day the applicable interest rate changes, so as to remain two percent (2%) above the then applicable interest rate. Interest shall be payable on any other amount due hereunder and shall accrue at the Base Rate, plus two percent (2%) from the date due and payable until paid in full.

           4.3 Unused Line Fee.

           At the end of each calendar quarter the Borrowers shall pay to the Agent for the benefit of the Lenders the Unused Line Fee due in respect of such calendar quarter.

           4.4 Agent's Fees.

           The Borrowers shall pay all fees required to be paid to the Agent under the Fee Letter at the times and in the amounts set forth therein.

           4.5 Letter of Credit Fees.

(a) Letter of Credit Fee. In consideration of the issuance of Letters of Credit hereunder, the Borrowers promise to pay to the Agent for the account of each Lender a fee (the "Letter of Credit Fee") on such Lender's Revolving Credit Commitment Percentage of the average daily maximum amount available to be drawn under each such Letter of Credit computed at a per annum rate for each day from the date of issuance to the date of expiration equal to the Applicable Percentage for Eurodollar Loans. The Letter of Credit Fee will be payable quarterly in arrears on the last day of each fiscal quarter.

(b) Issuing Bank Fees. In addition to the Letter of Credit Fee payable pursuant to clause (a) above, the Borrowers promise to pay to the Issuing Bank for its own account without sharing by the other Lenders a letter of credit fronting fee (the "Fronting Fee") equal to 0.125% per annum on the maximum amount of each Letter of Credit, plus any reasonable customary fees and charges from time to time of the Issuing Bank with respect to the issuance, amendment, transfer, administration, cancellation and conversion of, and drawings under, such Letters of Credit (together with the Fronting Fee, collectively, the "Issuing Bank Fees").

           4.6 Authorization to Charge Account.

          The Borrowers hereby authorize the Agent to charge the Borrowers' Revolving Loan accounts with the amount of all payments, fees and expenses due hereunder to the Lenders, the Agent and the Issuing Bank as and when such payments become due. The Borrowers confirm that any charges which the Agent may so make to the Borrowers' Revolving Loan accounts as herein provided will be made as an accommodation to the Borrowers and solely at the Agent's discretion.

           4.7 Indemnification in Certain Events.

          If after the Closing Date, either (a) any change in or in the interpretation of any law or regulation is introduced, including, without limitation, with respect to reserve requirements, applicable to Wachovia or any other banking or financial institution from whom any of the Lenders borrow funds or obtain credit (a "Funding Bank") or any of the Lenders, or (b) a Funding Bank or any of the Lenders complies with any future guideline or request from any central bank or other Governmental Authority or (c) a Funding Bank or any of the Lenders determines that the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof has or would have the effect described below, or a Funding Bank or any of the Lenders complies with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, and in the case of any event set forth in this clause (c), such adoption, change or compliance has or would have the direct or indirect effect of reducing the rate of return on any of the Lenders' capital as a consequence of its obligations hereunder to a level below that which such Lender could have achieved but for such adoption, change or compliance (taking into consideration the Funding Bank's or Lenders' policies with respect to capital adequacy) by an amount deemed by such Lender to be material, in its reasonable discretion, and the result of any of the foregoing events described in clauses (a), (b) or (c) is or results in an increase in the cost to any of the Lenders of funding or maintaining the Revolving Credit Committed Amount, the Revolving Loans or the Letters of Credit, then the Borrowers shall from time to time upon demand by the Agent, pay to the Agent additional amounts sufficient to indemnify the Lenders against such increased cost. A certificate (together with reasonable supporting detail) as to the amount of such increased cost shall be submitted to the Borrowers by the Agent and shall be conclusive and binding absent manifest error.

           4.8 Inability To Determine Interest Rate.

          If prior to the first day of any Interest Period, (a) the Agent shall have determined in good faith (which determination shall be conclusive and binding upon the Borrowers) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, (b) the Agent has received notice from the Required Lenders that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Eurodollar Loans during such Interest Period, or (c) Dollar deposits in the principal amounts of the Eurodollar Loans to which such Interest Period is to be applicable are not generally available in the London interbank market, the Agent shall give telecopy or telephonic notice thereof to the Borrowers and the Lenders as soon as practicable thereafter, and will also give prompt written notice to the Borrowers when such conditions no longer exist. If such notice is given (i) any Eurodollar Loans requested to be made on the first day of such Interest Period shall be made as Base Rate Loans, (ii) any Loans that were to have been converted on the first day of such Interest Period to or continued as Eurodollar Loans shall be converted to or continued as Base Rate Loans and (iii) each outstanding Eurodollar Loan shall be converted, on the last day of the then-current Interest Period thereof, to Base Rate Loans. Until such notice has been withdrawn by the Agent, no further Eurodollar Loans shall be made or continued as such, nor shall the Borrowers have the right to convert Base Rate Loans to Eurodollar Loans.

           4.9 Illegality.

          Notwithstanding any other provision herein, if the adoption of or any change in any law, treaty, rule or regulation or final, non-appealable determination of an arbitrator or a court or other Governmental Authority or in the interpretation or application thereof occurring after the Closing Date shall make it unlawful for any Lender to make or maintain Eurodollar Loans as contemplated by this Credit Agreement, (a) such Lender shall promptly give written notice of such circumstances to the Borrowers and the Agent (which notice shall be withdrawn whenever such circumstances no longer exist), (b) the commitment of such Lender hereunder to make Eurodollar Loans, continue Eurodollar Loans as such and convert a Base Rate Loan to Eurodollar Loans shall forthwith be canceled and, until such time as it shall no longer be unlawful for such Lender to make or maintain Eurodollar Loans, such Lender shall then have a commitment only to make a Base Rate Loan when a Eurodollar Loan is requested and (c) such Lender's Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to Base Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law; provided, however, that such Lender will promptly take such actions as may be commercially reasonable to make it lawful for such Lender to make and maintain Eurodollar Loans as contemplated by this Credit Agreement. If any such conversion of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrowers shall pay to such Lender such amounts, if any, as may be required pursuant to Section 4.10.

           4.10 Funding Indemnity.

          The Borrowers, jointly and severally, promise to indemnify each Lender and to hold each Lender harmless from any loss or expense which such Lender may sustain or incur (other than through such Lender's gross negligence or willful misconduct) as a consequence of (a) default by the Borrowers in making a borrowing of, conversion into or extension of Eurodollar Loans after the Borrowers have given a notice requesting the same in accordance with the provisions of this Credit Agreement, (b) default by the Borrowers in making any prepayment of a Eurodollar Loan after the Borrowers have given a notice thereof in accordance with the provisions of this Credit Agreement, and (c) the making of a prepayment of Eurodollar Loans on a day which is not the last day of an Interest Period with respect thereto. With respect to Eurodollar Loans, such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, converted or extended, for the period from the date of such prepayment or of such failure to borrow, convert or extend to the last day of the applicable Interest Period (or, in the case of a failure to borrow, convert or extend, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Eurodollar Loans provided for herein over (ii) the amount of interest (as reasonably determined by such Lender) which would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank Eurodollar market. This covenant shall survive the termination of this Credit Agreement and the payment of the Loans and all other amounts payable hereunder.

ARTICLE V

CONDITIONS PRECEDENT

          The obligation of the Lenders to make any Revolving Loan or of the Issuing Bank to issue any Letter of Credit hereunder is subject to the satisfaction of, or waiver of, immediately prior to or concurrently with the making of such Revolving Loan or issuance of such Letter of Credit the following conditions precedent:

           5.1 Closing Conditions.

          The obligation of each Lender to make or extend Loans and/or of the Issuing Bank to issue Letters of Credit hereunder shall be subject to the satisfaction of the Agent or waiver by the Agent and the Lenders in their reasonable discretion, on or prior to the Closing Date, of the following conditions precedent:

(a) Executed Credit Documents. Receipt by the Agent of duly executed copies of this Credit Agreement, the Notes, the Security Documents and all other Credit Documents, each in form and substance acceptable to the Lenders.

(b) Corporate Documents. Receipt by the Agent of the following:

(i) Charter Documents. Copies of the articles or certificates of incorporation or other charter documents of each Borrower certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation and certified by a Responsible Officer of such Borrower to be true and correct as of the Closing Date.

(ii) Bylaws. A copy of the bylaws of each Borrower certified by a Responsible Officer of such Borrower to be true and correct as of the Closing Date.

(iii) Resolutions. Copies of resolutions of the Board of Directors of each Borrower approving and adopting the Credit Documents and each Operative Document to which it is a party, the transactions contemplated therein and authorizing execution and delivery thereof, certified by a Responsible Officer of such Borrower to be true and correct and in force and effect as of the Closing Date.

(iv) Good Standing. Copies of (i) certificates of good standing, existence or its equivalent with respect to each Borrower certified as of a recent date by the appropriate Governmental Authorities of the state of incorporation and each other jurisdiction in which the failure to so qualify and be in good standing could reasonably be expected to have a Material Adverse Effect and (ii) to the extent available, a certificate indicating payment of all corporate franchise taxes certified as of a recent date by the appropriate taxing Governmental Authorities.

(v) Incumbency. An incumbency certificate of each Borrower certified by a Responsible Officer to be true and correct as of the Closing Date and a list of authorized signatories of the Company.

(c) Financial Statements. Receipt by the Agent and the Lenders of (i) the financial statements and the accountants' audit opinion and management letter prepared in connection with the fiscal year ending December 31, 2002 described in Section 6.6 of this Credit Agreement, (ii) financial and operational projections for the Borrowers prepared on a monthly basis for the fiscal year ending December 31, 2003 and annually for each fiscal year thereafter through the fiscal year ending December 31, 2007 (the "Projections"), (iii) a pro forma opening balance sheet as of June 30, 2003 giving effect to the issuance of the Senior Secured Notes as set forth in the Offering Circular, including a reconciliation to the pro forma opening balance sheet delivered on the Original Closing Date reflecting any adjustments and accounting entries, prepared by the Company and certified by a Responsible Officer of the Company in form and substance satisfactory to the Agent and (iv) such other information relating to the Borrowers as the Agent may reasonably require in connection with the structuring and syndication of credit facilities of the type described herein.

(d) Opinions of Counsel and other Reports. Receipt by the Agent of an opinion, or opinions (which shall cover, among other things, valid corporate existence, corporate power and authority, enforceability, absence of violation of law or regulation or conflicts with existing material contracts (including the Senior Secured Note Indenture), enforceability, attachment and perfection of liens), satisfactory to the Agent, addressed to the Agent and the Lenders and dated the Closing Date, from legal counsel to the Borrowers.

(e) Personal Property Collateral. The Agent shall have received:

(i) searches of Uniform Commercial Code filings in the jurisdiction of organization of each Borrower, the chief executive office of each Borrower and each jurisdiction where any Collateral is stored or where a filing could have properly been made by a creditor of a Borrower, copies of the financing statements on file in such jurisdictions and evidence that no Liens exist other than Permitted Liens;

(ii) UCC financing statements for each appropriate jurisdiction as is necessary, in the Agent's reasonable discretion, to perfect the Agent's security interest in the Collateral;

(iii) searches of ownership of intellectual property in the appropriate governmental offices and such patent/trademark/copyright filings as requested by the Agent in order to perfect the Agent's security interest in the Collateral;

(iv) all stock certificates evidencing the Capital Stock pledged to the Agent pursuant to the Pledge Agreement, together with duly executed in blank undated stock powers attached thereto;

(v) except for the De Minimus Accounts, Lockbox Agreements with respect to all deposit accounts of the Borrowers listed on Schedule 9.10 to this Credit Agreement;

(vi) Approved Appraisals of the Eligible Vehicles of the Borrowers, in form and substance reasonably satisfactory to the Agent;

(vii) all instruments and chattel paper in the possession of any of the Borrowers (excluding rental contracts for Rental Equipment and Machinery), together with allonges or assignments as may be necessary or appropriate to perfect the Agent's security interest in the Collateral to the extent required under the Security Documents; and

(viii) duly executed consents as are necessary, in the Agent's reasonable discretion, to perfect the Lenders' security interest in the Collateral, including, without limitation, such Acknowledgment Agreements from lessors of real property, warehousemen and other third parties as the Agent may require.

(f) Priority of Liens. The Agent shall have received satisfactory evidence that (i) the Agent, on behalf of the Lenders, holds a perfected, first priority Lien on all Collateral, subject only to Permitted Liens, and (ii) none of the Collateral is subject to any Liens other than Permitted Liens, in each case, except for assets in the De Minimus Accounts and the In Process Titled Vehicles.

(g) Opening Borrowing Base Certificate. Receipt by the Agent of a Borrowing Base Certificate as of the Closing Date, substantially in the form of Exhibit L and certified by a Responsible Officer of the Company to be true and correct as of the Closing Date.

(h) Evidence of Insurance. Receipt by the Agent of copies of insurance policies or certificates of insurance of the Borrowers evidencing liability and casualty insurance meeting the requirements set forth in the Credit Documents, including, without limitation, naming the Agent as loss payee on behalf of the Lenders and as additional insured and copies of credit insurance policies insuring foreign Accounts to be included as Eligible Accounts Receivable.

(i) Corporate Structure. The corporate capital and ownership structure of the Company and its Subsidiaries after giving effect to the issuance of the Senior Secured Notes in accordance with the Offering Circular and the other transactions related thereto shall be as described in the Offering Circular and shall be reasonably acceptable to the Agent.

(j) Governmental, Shareholder and Third Party Consents. Receipt by the Agent of evidence that all governmental, shareholder and third party consents and approvals necessary in connection with the issuance of the Senior Secured Notes, and the related financings and other transactions contemplated hereby, including, without limitation, all bankruptcy court consents and approvals, have been obtained.

(k) Litigation. Other than Existing NationsRent's (and the applicable Borrowers') bankruptcy case and litigation and claims to be resolved as provided in the Plan of Reorganization, there shall not exist any pending or threatened action, suit, investigation or proceeding that purports to (i) materially and adversely affect the Borrowers or any of their respective Subsidiaries or (ii) affect any transaction contemplated by this Credit Agreement or any other Credit Document or the ability of the Borrowers to perform their respective obligations under the Credit Documents.

(l) Other Indebtedness. Receipt by the Agent of evidence that, after giving effect to the issuance of the Senior Secured Notes and the making of the Loans on the Closing Date, the Borrowers shall have no Funded Indebtedness other than Permitted Indebtedness.

(m) Solvency Certificate. Receipt by the Agent of an officer's certificate for each Borrower prepared by a Responsible Officer of such Borrower as to the financial condition, solvency and related matters of such Borrower, in each case on a pro forma basis after giving effect to the issuance of the Senior Secured Notes and the initial borrowings under the Credit Documents, in substantially the form of Exhibit C hereto.

(n) Officer's Certificates. Receipt by the Agent of a certificate or certificates executed by a Responsible Officer of the Company as of the Closing Date stating that (i) after giving effect to the issuance of the Senior Secured Notes, the making of the Loans and application of the proceeds thereof, each Borrower is in compliance with all existing material financial obligations, (ii) all governmental, shareholder and third party consents and approvals, if any, with respect to the Credit Documents and the transactions contemplated thereby, including, without limitation, the issuance of the Senior Secured Notes, have been obtained, (iii) no action, suit, investigation or proceeding is pending or threatened in any court or before any arbitrator or governmental instrumentality that purports to affect any Borrower or any transaction contemplated by the Credit Documents, if such action, suit, investigation or proceeding could reasonably be expected to have a Material Adverse Effect and (iv) immediately after giving effect to this Credit Agreement, the other Credit Documents and all the transactions contemplated therein to occur on such date, (A) each of the Borrowers is solvent, (B) no Default or Event of Default exists, (C) all representations and warranties contained herein and in the other Credit Documents are true and correct in all material respects and (D) the Borrowers are in compliance with each of the financial covenants set forth in Article VIII.

(o) Fees and Expenses. Payment by the Borrowers of all fees and expenses owed by them to the Lenders and the Agent, including, without limitation, payment to the Agent of the fees set forth in the Fee Letter.

(p) Sources and Uses; Payment Instructions. Receipt by the Agent of (a) a statement of sources and uses of funds covering all payments reasonably expected to be made by the Borrowers in connection with the transactions contemplated by the Credit Documents to be consummated on the Closing Date, including an itemized estimate of all fees, expenses and other closing costs and (b) payment instructions with respect to each wire transfer to be made by the Agent on behalf of the Lenders or the Borrowers on the Closing Date setting forth the amount of such transfer, the purpose of such transfer, the name and number of the account to which such transfer is to be made, the name and ABA number of the bank or other financial institution where such account is located and the name and telephone number of an individual that can be contacted to confirm receipt of such transfer.

(q) Senior Secured Debt Documents. Receipt by the Agent of copies, certified by a Responsible Officer of the Company as true and complete as of the Closing Date, of each of the Senior Secured Debt Documents that will be consummated on or prior to the Closing Date in accordance with the Offering Circular or their own terms, including, without limitation, (i) the Senior Secured Note Indenture, (ii) the Senior Secured Notes, (iii) the Senior Secured Note Guarantees, and (iv) the Senior Secured Note Security Agreement, in each case, as originally executed and delivered, together with all exhibits and schedules thereto, in form and substance acceptable to the Agent.

(r) Account Designation Letter. Receipt by the Agent of an Account Designation Letter.

(s) [Intentionally Omitted.]

(t) Vehicle Titles. Receipt by the Administrative Agent (or its designated agent) of all certificates of title evidencing any vehicle or other pieces of titled equipment owned by a Borrower as of the Closing Date and included in the Borrowing Base.

(u) Minimum Excess Availability. Receipt by the Agent of evidence satisfactory to the Agent that the Borrowers have Excess Availability and cash and Cash Equivalents of at least $40,000,000 in the aggregate as of the Closing Date, after giving effect to the payment of fees and expenses associated with the closing of this Credit Agreement, the issuance of the Senior Secured Debt, the making of Loans and other extensions of credit and the application of the proceeds thereof to be made on the Closing Date and after deductions for past due payables and other obligations.

(v) Other. Receipt by the Lenders of such other documents, instruments, agreements or information as reasonably requested by any Lender, including, without limitation, information regarding litigation, tax, accounting, labor, insurance, pension liabilities (actual or contingent), real estate leases, material contracts, debt agreements, property ownership and contingent liabilities of the Borrowers.

           5.2 Material Adverse Change.

          (a) No Material Adverse Change, or development that could reasonably be expected to have a Material Adverse Effect, shall have occurred, (b) no occurrence or event that could reasonably be expected to have a Material Adverse Effect shall have occurred and be continuing and (c) on or prior to the Closing Date, there shall not have occurred any material disruption or material adverse change in, or other condition with respect to, the United States financial and capital markets generally, which, in the opinion of the Lenders, has materially and adversely affected the transactions contemplated hereby or which, in the opinion of the Agent, impair the Agent's and Arranger's ability to syndicate the Commitment.

           5.3 Conditions to All Extensions of Credit.

          On the date of the making of or extending any Revolving Loan or the issuance of any Letter of Credit, both before and after giving effect thereto and to the application of the proceeds therefrom, the following statements shall be true to the reasonable satisfaction of the Agent (and each request for a Revolving Loan and request for a Letter of Credit, and the acceptance by the Borrower of the proceeds of such Revolving Loan or issuance of such Letter of Credit, shall constitute a representation and warranty by the Borrowers that on the date of such Revolving Loan or issuance of such Letter of Credit before and after giving effect thereto and to the application of the proceeds therefrom, such statements are true):

(a) the representations and warranties contained in this Credit Agreement are true and correct in all material respects on and as of the date of such Revolving Loan or issuance of such Letter of Credit as though made on and as of such date, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and complete on and as of such earlier date);

(b) no event has occurred and is continuing, or would result from such Revolving Loan or issuance of such Letter of Credit or the application of the proceeds thereof, which would constitute a Default or an Event of Default under this Credit Agreement; and

(c) no Material Adverse Change, or development reasonably likely to have a Material Adverse Effect shall have occurred and be continuing.

           5.4 Notice of Borrowing.

          On the date of the making of any Revolving Loan, the Agent shall have received a Notice of Borrowing to the extent such Notice of Borrowing is required to be given with respect to the making of such Revolving Loan.

ARTICLE VI.

REPRESENTATIONS AND WARRANTIES

          In order to induce the Lenders to enter into this Credit Agreement and the Issuing Bank to issue the Letters of Credit, and to make available the credit facilities contemplated hereby, each Borrower hereby represents and warrants to the Lenders and the Issuing Bank as of the Closing Date and on the date of each extension of credit hereunder, as follows:

           6.1 Organization and Qualification.

          Such Borrower and each of its Subsidiaries (i) is duly organized, validly existing and in good standing under the laws of the state of its organization, (ii) has the power and authority to own its properties and assets and to transact the businesses in which it is presently, or proposes to be, engaged, and (iii) is duly qualified and is authorized to do business and is in good standing in every jurisdiction in which the failure to be so qualified could reasonably be expected to have a Material Adverse Effect. Schedule 6.1 contains a true, correct and complete list of all jurisdictions in which such Borrower and its Subsidiaries are qualified to do business as a foreign corporation or foreign limited liability company as of the Closing Date.

           6.2 Solvency.

          The fair saleable value of such Borrower's assets exceeds all probable liabilities, including those to be incurred pursuant to this Credit Agreement and the Subordinated Debt. Such Borrower (i) does not have unreasonably small capital in relation to the business in which it is or proposes to be engaged or (ii) has not incurred, and does not believe that it will incur after giving effect to the transactions contemplated by this Credit Agreement, debts beyond its ability to pay such debts as they become due.

           6.3 Liens; Collateral.

          Schedule 6.3 hereto sets forth a true, correct and complete list of all of the Borrowers' titled vehicles owned as of the Closing Date. There are no Liens in favor of third parties with respect to any of the Collateral, including, without limitation, with respect to the titled vehicles, wherever located, other than Permitted Liens. Upon the proper filing of financing statements and the proper recordation of other applicable documents with the appropriate filing or recordation offices in each of the necessary jurisdictions, the security interests granted pursuant to the Credit Documents constitute and shall at all times constitute valid and enforceable first, prior and perfected Liens on the Collateral, subject only to Permitted Liens. The Borrowers are or will be at the time additional Collateral is acquired by them, the absolute owners of the Collateral with full right to pledge, sell, consign, transfer and create the Lien under the Security Agreement therein, free and clear of any and all Liens in favor of third parties, except Permitted Liens. The Borrowers and the Subsidiaries will at their expense warrant, until payment in full of the Obligations and termination of the Commitments, and, at the Agent's request, defend the Collateral from any and all Liens (other than Permitted Liens) of any third party. The Borrowers will not, and will not permit any of their Subsidiaries to, grant, create or permit to exist, any Lien upon the Collateral, or any proceeds thereof, in favor of any third party (other than Permitted Liens).

           6.4 No Conflict.

          The execution and delivery by such Borrower of this Credit Agreement and each of the other Credit Documents executed and delivered in connection herewith and the performance of the obligations of such Borrower hereunder and thereunder and the consummation by such Borrower of the transactions contemplated hereby and thereby: (i) are within the corporate or limited partnership powers of such Borrower; (ii) are duly authorized by the Board of Directors or partners of such Borrower and, if necessary with respect to the Company, its stockholders; (iii) are not in contravention of the terms of the articles or certificate of incorporation or bylaws or limited partnership agreement of such Borrower or of any indenture, contract, lease, agreement instrument or other commitment to which such Borrower is a party or by which such Borrower or any of its properties are bound, except for any contravention that could not reasonably be expected to have a Material Adverse Effect; (iv) do not require the consent, registration or approval of any Governmental Authority or any other Person (except such as have been duly obtained, made or given, and are in full force and effect or except where the failure to obtain the same could not reasonably be expected to have a Material Adverse Effect); (v) do not contravene any statute, law, ordinance, regulation, rule, order or other governmental restriction applicable to or binding upon such Borrower, except for any contravention that could not reasonably be expected to have a Material Adverse Effect; and (vi) will not, except as contemplated herein for the benefit of the Agent on behalf of the Lenders, result in the imposition of any Liens (other than Permitted Liens) upon any property of such Borrower under any existing indenture, mortgage, deed of trust, loan or credit agreement or other material agreement or instrument to which such Borrower is a party or by which it or any of its property may be bound or affected.

           6.5 Enforceability.

          The Credit Agreement and all of the other Credit Documents are the legal, valid and binding obligations of such Borrower, and with respect to those Credit Documents executed and delivered by any Subsidiary, of each such Subsidiary, and are enforceable against such Borrower and such Subsidiaries, as the case may be, in accordance with their terms except as such enforceability may be limited by (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and (ii) general principles of equity.

           6.6 Financial Data.

          The financial statements provided to the Lenders consisting of (i) the unaudited consolidated balance sheet of the Company and its Subsidiaries as of, and statement of income, retained earnings and changes in financial position for the three-month period ending, August 31, 2003 prepared by a Responsible Officer of the Company, and (ii) the pro forma opening consolidated balance sheet as of June 30, 2003 of the Borrowers included in the Offering Circular prepared by a Responsible Officer of the Company (collectively, the "Financials") are, and the financial statements to be furnished to the Lenders in accordance with Section 7.1 below will be, in accordance with the books and records of Existing NationsRent and the Borrowers and fairly present in all material respects the financial condition of Existing NationsRent and each of the Borrowers at the dates thereof and the results of operations for the periods indicated (subject, in the case of unaudited financial statements, to normal year-end adjustments), and such financial statements have been and will be prepared in conformity with GAAP consistently applied throughout the periods involved. Since December 31 2002, there have been no changes in the condition, financial or otherwise, of Existing NationsRent or any of the Borrowers as shown on the respective balance sheets of Existing NationsRent and each of the Borrowers described above, except (a) as contemplated herein, (b) for changes in the ordinary course of business (none of which individually or in the aggregate constitutes a Material Adverse Change) and (c) as set forth in the Offering Memorandum.

           6.7 Locations of Offices, Records and Inventory.

          The Borrowers' states of domicile, principal places of business, and chief executive offices are set forth in Schedule 6.7 hereto, and the books and records of the Borrowers and copies of all chattel paper and records of accounts are located at the principal places of business, the chief executive offices, or at the administrative offices of the Borrowers located in Columbus, Ohio. There is no jurisdiction in which any Borrower or any of its Subsidiaries stores any Collateral (except for immaterial quantities of assets, equipment or Inventory) other than those jurisdictions listed on Schedule 6.7. Schedule 6.7 is a true, correct and complete list of (i) the legal names and addresses of each warehouseman, garage and repair shop at which a material number of titled vehicles are stored, (ii) the address of the chief executive offices of the Borrowers and each of their Subsidiaries and (iii) the address of all offices where records and books of account of the Borrowers and each of their Subsidiaries are kept.

           6.8 Fictitious Business Names.

          Neither such Borrower nor any of its Subsidiaries has used any corporate or fictitious name during the five (5) years preceding the date hereof, other than the corporate name shown on its or such Subsidiary's Articles or Certificate of Incorporation or as set forth on Schedule 6.8.

           6.9 Subsidiaries.

          The only direct or indirect Subsidiaries of the Company are those listed on Schedule 6.9 attached hereto. The Persons identified on Schedule 6.9 are the record and beneficial owners of all of the shares of Capital Stock of each of the Persons (including the record owners only in the case of the Company) listed on Schedule 6.9 as being owned thereby. All of the shares are owned by the Company and/or the Subsidiary Borrowers free and clear of any Liens other than Permitted Liens.

           6.10 No Judgments or Litigation.

          Except as set forth on Schedule 6.10, no judgments, orders, writs or decrees are outstanding against such Borrower or any of its Subsidiaries nor is there now pending or, to the actual knowledge of such Borrower, threatened any litigation, contested claim, investigation, arbitration, or governmental proceeding by or against such Borrower or any of its Subsidiaries except judgments and pending or threatened litigation, contested claims, investigations, arbitrations and governmental proceedings which could not reasonably be expected to have a Material Adverse Effect.

           6.11 No Defaults.

          Neither such Borrower nor any of its Subsidiaries is in default under any term of any indenture, contract, lease, agreement, instrument or other commitment to which any of them is a party or by which any of them is bound which default has had or could be reasonably expected to have a Material Adverse Effect. Such Borrower knows of no dispute regarding any indenture, contract, lease, agreement, instrument or other commitment which could reasonably be expected to have a Material Adverse Effect.

           6.12 No Employee Disputes.

          There are no controversies pending or, to the best of such Borrower's knowledge after diligent inquiry, threatened between such Borrower or any of its Subsidiaries and any of their respective employees, other than employee grievances arising in the ordinary course of business which could not, in the aggregate, have a Material Adverse Effect.

           6.13 Compliance with Law.

          Neither such Borrower nor any of its Subsidiaries has violated or failed to comply with any statute, law, ordinance, regulation, rule or order of any foreign, federal, state or local government, or any other Governmental Authority or any self regulatory organization, or any judgment, decree or order of any court, applicable to its business or operations except where the aggregate of all such violations or failures to comply would not have a Material Adverse Effect. The conduct of the business of such Borrower and each of the Subsidiaries is in conformity with all securities, commodities, energy, public utility, zoning, building code, health, OSHA and environmental requirements and all other foreign, federal, state and local governmental and regulatory requirements and requirements of any self regulatory organizations, except where such non-conformities could not reasonably be expected to have a Material Adverse Effect. Neither such Borrower nor any of its Subsidiaries has received any notice to the effect that, or otherwise been advised that, it is not in compliance with, and neither such Borrower nor any of its Subsidiaries has any reason to anticipate that any currently existing circumstances are likely to result in the violation of any such statute, law, ordinance, regulation, rule, judgment, decree or order which failure or violation could reasonably be expected to have a Material Adverse Effect.

           6.14 ERISA.

          None of such Borrower, any Subsidiary or any ERISA Affiliate maintains or contributes to any Benefit Plan other than those listed on Schedule 6.14. Each Benefit Plan has been and is being maintained and funded in accordance with its terms and in compliance in all material respects with all provisions of ERISA and the Internal Revenue Code applicable thereto. Such Borrower, each of its Subsidiaries and each ERISA Affiliate has fulfilled all obligations related to the minimum funding standards of ERISA and the Internal Revenue Code for each Benefit Plan, is in compliance in all material respects with the currently applicable provisions of ERISA and of the Internal Revenue Code and has not incurred any liability (other than routine liability for premiums) under Title IV of ERISA. No Termination Event has occurred nor has any other event occurred that may result in such a Termination Event. No event or events have occurred in connection with which such Borrower, any of its Subsidiaries, any ERISA Affiliate, any fiduciary of a Benefit Plan or any Benefit Plan, directly or indirectly, would be subject to any material liability, individually or in the aggregate, under ERISA, the Internal Revenue Code or any other law, regulation or governmental order or under any agreement, instrument, statute, rule of law or regulation pursuant to or under which any such entity has agreed to indemnify or is required to indemnify any person against liability incurred under, or for a violation or failure to satisfy the requirements of, any such statute, regulation or order.

           6.15 Compliance with Environmental Laws.

          Except as disclosed on Schedule 6.15 attached hereto or except to the extent the breach of any of the following representations and warranties could not reasonably be expected to have a Material Adverse Effect, (a) the operations of such Borrower and each of its Subsidiaries comply with all applicable federal, state or local environmental, health and safety statutes, regulations, directions, ordinances, criteria or guidelines and (b) none of the operations of such Borrower or any of its Subsidiaries is the subject of any judicial or administrative proceeding alleging the violation of any federal, state or local environmental, health or safety statute, regulation, direction, ordinance, criteria or guidelines. Except as disclosed on Schedule 6.15 or except to the extent the breach of the following representation and warranty could not reasonably be expected to have a Material Adverse Effect, none of the operations of such Borrower or any of its Subsidiaries is the subject of any federal or state investigation evaluating whether such Borrower or any of its Subsidiaries disposed any hazardous or toxic waste, substance or constituent or other substance at any site that may require remedial action, or any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any hazardous or toxic waste, substance or constituent, or other substance into the environment. Except as disclosed on Schedule 6.15 or except to the extent the breach of the following representation and warranty could not reasonably be expected to have a Material Adverse Effect, neither such Borrower nor any of its Subsidiaries have filed any notice under any federal or state law indicating past or present treatment, storage or disposal of a hazardous waste or reporting a spill or release of a hazardous or toxic waste, substance or constituent, or other substance into the environment. Except as disclosed on Schedule 6.15 or except to the extent the breach of any of the following representations and warranties could not reasonably be expected to have a Material Adverse Effect, neither such Borrower nor any of its Subsidiaries have any contingent liability of which such Borrower has knowledge or reasonably should have knowledge in connection with any release of any hazardous or toxic waste, substance or constituent, or other substance into the environment, nor has such Borrower or any of its Subsidiaries received any notice, letter or other indication of potential liability arising from the disposal of any hazardous or toxic waste, substance or constituent or other substance into the environment.

           6.16 Use of Proceeds.

          All proceeds of the Loans will be used only in accordance with Section 7.13.

           6.17 Intellectual Property.

          Such Borrower possesses adequate assets, licenses, patents, patent applications, copyrights, service marks, trademarks and tradenames to continue to conduct its business as heretofore conducted by it. Schedule 6.17 attached hereto sets forth (a) all of the material, federal, state and foreign registrations of trademarks, service marks and other marks, and trade names of such Borrower and its Subsidiaries, and all pending applications for any such registrations, (b) all of the material patents of such Borrower and its Subsidiaries and all pending applications therefor and (c) all other material trademarks, service marks and other marks, and trade names used by such Borrower or any of its Subsidiaries in connection with their businesses (collectively, the "Proprietary Rights"). Such Borrower and its Subsidiaries are collectively the owners of each of the trademarks listed on Schedule 6.17 as indicated on such schedule, and no other Person has the right to use any of such marks in commerce either in the identical form or in such near resemblance thereto as may be likely to cause confusion or to cause mistake or to deceive. Each of the trademarks listed on Schedule 6.17 is a federally registered trademark of such Borrower or its Subsidiaries having the registration number and issue date set forth on Schedule 6.17. The Proprietary Rights listed on Schedule 6.17 are all those used in the businesses of such Borrower and its Subsidiaries. Except as disclosed on Schedule 6.17, no Person (other than one or more Borrowers) has a right to receive any royalty or similar payment in respect of any Proprietary Rights pursuant to any contractual arrangements entered into by such Borrower, or any of its Subsidiaries and no Person otherwise has a right to receive any royalty or similar payment in respect of any such Proprietary Rights except as disclosed on Schedule 6.17. Neither such Borrower nor any of its Subsidiaries has granted any license or sold or otherwise transferred any interest in any of the Proprietary Rights to any other Person (other than one or more Borrowers), except for any license granted in the ordinary course of business, the granting of which could not reasonably be expected to have a Material Adverse Effect. To the Borrowers' actual knowledge, the use of each of the Proprietary Rights by such Borrower and its Subsidiaries is not infringing upon or otherwise violating the rights of any third party in or to such Proprietary Rights, and no proceeding has been instituted against or notice received by such Borrower or any of its Subsidiaries that are presently outstanding alleging that the use of any of the Proprietary Rights infringes upon or otherwise violates the rights of any third party in or to any of the Proprietary Rights. Neither such Borrower nor any of its Subsidiaries have given notice to any Person that it is infringing on any of the Proprietary Rights and to the actual knowledge of such Borrower, no Person is infringing on any of the Proprietary Rights. All of the Proprietary Rights of such Borrower and its Subsidiaries are valid and enforceable rights of such Borrower and its Subsidiaries and will not cease to be valid and in full force and effect by reason of the execution and delivery of this Credit Agreement or the Credit Documents or the consummation of the transactions contemplated hereby or thereby.

           6.18 Licenses and Permits.

          Such Borrower and each of its Subsidiaries have obtained and hold in full force and effect, all material franchises, licenses, leases, permits, certificates, authorizations, qualifications, easements, rights of way and other rights and approvals which are necessary or appropriate for the operation of their businesses as presently conducted and as proposed to be conducted. Neither of such Borrower nor any of its Subsidiaries is in violation of the terms of any such franchise, license, lease, permit, certificate, authorization, qualification, easement, right of way, right or approval except for any such violation which could not reasonably be expected to have a Material Adverse Effect.

           6.19 Title to Property.

          Such Borrower has (i) good and marketable fee simple title to or valid leasehold interests in all of its real property, including, without limitation, the Real Estate (all such real property and the nature of such Borrower's or any Subsidiary's interest therein is disclosed on Schedule 6.19) and (ii) good and marketable title or valid leasehold interests to all of its other property (including without limitation, all real and other property in each case as reflected in the financial statements delivered to the Agent hereunder), other than, with respect to properties described in clause (ii) above, properties disposed of in the ordinary course of business or in any manner otherwise permitted under this Credit Agreement since the date of the most recent audited consolidated balance sheet of such Borrower, and in each case subject to no Liens other than Permitted Liens. Such Borrower and its Subsidiaries enjoy peaceful and undisturbed possession of all its real property, including, without limitation, the Real Estate, and there is no pending or, to their actual knowledge, threatened condemnation proceeding relating to any such real property that could reasonably be expected to have a Material Adverse Effect. The leases with respect to the leased property, together with any leases of real property entered into by such Borrower after the date hereof, are referred to collectively as the "Leases". None of the Leases contains provisions which have or could reasonably be expected to have a Material Adverse Effect. All of the Structures and other tangible assets owned, leased or used by such Borrower or any of its Subsidiaries in the conduct of their respective businesses are (a) insured to the extent and in a manner customary in the industry in which such Borrower or such Subsidiaries are engaged, (b) structurally sound with no known defects, (c) in good operating condition and repair, subject to ordinary wear and tear, (d) not in need of maintenance or repair except for ordinary, routine maintenance and repair the cost of which is immaterial, (e) sufficient for the operation of the businesses of such Borrower and its Subsidiaries as currently conducted and (f) in conformity with all applicable laws, ordinances, orders, regulations and other requirements (including applicable zoning, environmental, motor vehicle safety, occupational safety and health laws and regulations) relating thereto, in each case, except where the failure to so comply or so conform could not reasonably be expected to have a Material Adverse Effect.

           6.20 Labor Matters.

          Neither such Borrower nor any of its Subsidiaries is engaged in any unfair labor practice. There is (a) no material unfair labor practice complaint pending against such Borrower or any of its Subsidiaries or, to the actual knowledge of such Borrower, threatened against any of them, before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under collective bargaining agreements that has or could reasonably be expected to have a Material Adverse Effect is so pending against such Borrower or any of its Subsidiaries or, to the actual knowledge of such Borrower, threatened against any of them, and (b) no strike, labor dispute, slowdown or stoppage pending against either of such Borrower or any of its Subsidiaries or, to the actual knowledge of such Borrower, threatened against any of them.

           6.21 Investment Company, Etc.

          Neither such Borrower nor any of its Subsidiaries is (a) an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended, (b) a "holding company" or a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company," within the meaning of the Public Utility Holding Company Act of 1935, as amended, or (c) subject to any other similar law which purports to specifically regulate or restrict its ability to borrow money or to consummate the transactions contemplated by this Credit Agreement or the other Credit Documents or to perform its obligations hereunder or thereunder.

           6.22 Margin Security.

          Such Borrower does not own any margin stock except as listed on Schedule 6.22 hereto and no portion of the proceeds of any Loans or Letters of Credit shall be used by the Borrowers for the purpose of purchasing or carrying any "margin stock" (as defined in Regulation U of the Board of Governors of the Federal Reserve System) or for any other purpose which violates the provisions or Regulation T, U or X of said Board of Governors or for any other purpose in violation of any applicable statute or regulation, or of the terms and conditions of this Credit Agreement.

           6.23 No Event of Default.

          No Default or Event of Default has occurred and is continuing.

           6.24 Taxes and Tax Returns.

Each Borrower and its Subsidiaries has filed, or caused to be filed, all material tax returns (federal, state, local and foreign) required to be filed and paid all amounts of taxes shown thereon to be due (including interest and penalties) and has paid all other material taxes, fees, assessments and other governmental charges (including mortgage recording taxes, documentary stamp taxes and intangibles taxes) owing by it, except for such taxes (a) that are not yet delinquent or (b) that are being contested in good faith and by proper proceedings, and against which adequate reserves are being maintained in accordance with GAAP. None of the Borrowers is aware of any proposed tax assessments against it or any other Borrower or any Subsidiary of any Borrower that could reasonably be expected to have a Material Adverse Effect.

           6.25 No Other Indebtedness.

          Such Borrower has no Indebtedness that is senior, pari passu or subordinated in right of payment to their Indebtedness to the Lenders hereunder, except for Permitted Indebtedness.

           6.26 Status of Accounts.

          Each Account is based on an actual and bona fide lease, rental or sale and delivery of goods or rendition of services to customers, made by such Borrower in the ordinary course of its business; the goods and inventory being leased, rented or sold and the Accounts created are its exclusive property and are not and shall not be subject to any Lien other than the Permitted Liens; and such Borrower's customers have accepted the goods or services, owe and are obligated to pay the full amounts stated in the invoices according to their terms, without any dispute, offset, defense, counterclaim or contra that could reasonably be expected to have, when aggregated with any such other disputes, offsets, defenses, counterclaims or contras, a Material Adverse Effect. Such Borrower confirms to the Lenders that any and all taxes or fees relating to its business, its sales, the Accounts or the goods relating thereto, are its sole responsibility and that same will be paid by such Borrower when due (unless duly contested and adequately reserved for in accordance with GAAP) and that none of said taxes or fees is or will become a Lien on or claim against the Accounts (other than a Permitted Lien).

           6.27 Representations and Warranties.

          As of the Closing Date, each of the representations and warranties made in the Operative Documents by each of the Borrowers party thereto is true and correct in all material respects, and such representations and warranties are hereby incorporated herein by reference with the same effect as though set forth in their entirety herein, as qualified therein.

           6.28 Survival of Representations.

          All representations made by such Borrower in this Credit Agreement and in any other Credit Document shall survive the execution and delivery hereof and thereof.

           6.29 Affiliate Transactions.

          Except as set forth on Schedule 6.29, neither such Borrower nor any of its Subsidiaries is a party to or bound by any agreement or arrangement (whether oral or written) to which any Affiliate of such Borrower or Subsidiary is a party except (a) in the ordinary course of and pursuant to the reasonable requirements of such Borrower's or such Subsidiary's business and (b) upon fair and reasonable terms no less favorable to such Borrower and such Subsidiary than it could obtain in a comparable arm's-length transaction with an unaffiliated Person.

           6.30 Key Members of Management.

          Attached hereto as Schedule 6.30 is a true, correct and complete list of the key members of management of such Borrower as of the date hereof.

           6.31 Accuracy and Completeness of Information.

          All factual information heretofore, contemporaneously or hereafter furnished by or on behalf of the Borrowers or any of their respective Subsidiaries in writing to the Agent, any Lender, or the Independent Accountant for purposes of or in connection with this Credit Agreement or any Credit Documents, or any transaction contemplated hereby or thereby is or will be true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any material fact necessary to make such information not misleading at such time. There is no fact now known to any Responsible Officer of any Borrower or any of its Subsidiaries which has, or would have, a Material Adverse Effect which fact has not been set forth herein, in the financial statements, or any certificate, opinion or other written statement made or furnished by any Borrower to the Agent or Lender.

           6.32 Permitted Indebtedness and Liens under Indenture.

          The Obligations and the Commitments hereunder constitute "Permitted Indebtedness" under and as defined in the Senior Secured Note Indenture or they are otherwise permitted to be incurred under the Senior Secured Note Indenture pursuant to Section 4.12 thereof and the security interest of the Agent in the Collateral granted pursuant to the Security Agreement constitutes a "Permitted Lien" under and as defined in the Senior Secured Note Indenture.

           6.33 Reorganization Documents.

          As of the Closing Date, none of the Reorganization Documents has been altered, amended or otherwise modified or supplemented or any condition thereof waived, in any case, if it would be adverse to the Lenders, in a manner inconsistent with the Plan of Reorganization or without the prior written consent of the Agent.

           6.34 Tax Shelter Regulations.

          The Borrowers do not intend to treat the Loans and/or Letters of Credit as being a "reportable transaction" (within the meaning of Treasury Regulation Section 1.6011-4). In the event any Borrower determines to take any action inconsistent with such intention, it will promptly notify the Agent thereof. If a Borrower so notifies the Agent, such Borrower acknowledges that one or more of the Lenders may treat its Loans and/or its interest in Letters of Credit as part of a transaction that is subject to Treasury Regulation Section 301.6112-1, and such Lender or Lenders, as applicable, will maintain the lists and other records required by such Treasury Regulation.

           6.35 Confirmation Order.

          As of the Closing Date, the Confirmation Order has not been altered, amended or otherwise modified or supplemented in any material respect without the written consent of the Agent.

           6.36 Post Closing Claims.

          As of the Closing Date, the Company's good faith estimates of the total amount of non-recurring one-time charges for administrative claims, tax claims, professional fees, labor-related claims, litigation claims and other similar charges relating to the bankruptcy proceedings of Existing NationsRent and certain of the Borrowers are as set forth in the Financials. After giving effect to the repayment of Indebtedness on the Closing Date and as indicated in Schedule 1.1C, there are no material purchase money security interest claims, lease claims, proposed cash settlements or executory contracts relating to or arising from the bankruptcy proceedings of Existing NationsRent and certain of the Borrowers which, in the case of such claims or settlements, have not been settled or paid or which, in the case of the executory contracts, have not been assumed or rejected or, which in either such case, are not set forth in or reserved for in the Financials.

ARTICLE VII

AFFIRMATIVE COVENANTS

          Until termination of this Credit Agreement and the Commitments hereunder and payment and satisfaction of all Obligations due or to become due hereunder, each Borrower agrees that, unless the Required Lenders shall have otherwise consented in writing:

           7.1 Financial Information.

          The Company will furnish to the Lenders the following information within the following time periods:

(a) within one hundred fifteen (115) days after the close of each fiscal year of the Company, (i) the audited consolidated balance sheets and statements of income and retained earnings and of changes in cash flow of the Company and its Subsidiaries for such year, in reasonable detail, setting forth in comparative form the corresponding figures for the preceding year, prepared in accordance with GAAP, and accompanied by a report and unqualified opinion (which shall not be limited as to the scope of the audit or qualified as to the status of the Borrowers as a going concern) of an Independent Accountant selected by the Company and approved by the Agent (which approval will not be unreasonably withheld) and (ii) unaudited consolidating income statements of the Company and its Subsidiaries for each operating region as of the end of such fiscal year, together with fleet and performance measurements for such fiscal year for each operating region, in each case setting forth in comparative form corresponding figures for the preceding fiscal year for each operating region, certified by a Responsible Officer of the Company;

(b) within sixty (60) days after the end of the last calendar month of each fiscal year of the Company and within thirty (30) days after the end of each other calendar month of the Company, (i) unaudited consolidated financial statements, including a consolidated balance sheet and statement of income and of changes in cash flow as of the end of such period and for the period from the beginning of the current fiscal year to the end of such period, setting forth in comparative form the corresponding figures for the comparable period in the preceding fiscal year and for the comparable period in the current fiscal year provided in the Company's annual budget for such current fiscal year, prepared in accordance with GAAP (except that such monthly statements need not include footnotes), certified by a Responsible Officer of the Company and (ii) unaudited consolidating income statements of the Company and its Subsidiaries for each operating region, together with fleet and performance measurements for each such operating region, as of the end of such period and for the period from the beginning of the current fiscal year to the end of such period, setting forth in comparative form the corresponding figures for the comparable period in the preceding fiscal year (except that such monthly statements need not include footnotes), certified by a Responsible Officer of the Company;

(c) at the time of delivery of each monthly and annual statement, a certificate, executed by a Responsible Officer of the Company, in substantially the form of Exhibit K attached hereto (the "Compliance Certificate"), and stating that such officer has caused this Credit Agreement to be reviewed and has no knowledge of any Default or Event of Default by the Borrowers in the performance or observance of any of the provisions of this Credit Agreement, during such month or at the end of such year, or, if such officer has such knowledge, specifying each Default or Event of Default and the nature thereof, and showing compliance by the Borrowers as of the date of such statement with the financial covenants contained in Article VIII by calculation thereof at the end of such period;

(d) not later than the close of business on the third Business Day of each week (or if such day is not a Business Day, then on the next succeeding Business Day), a borrowing base certificate (the "Borrowing Base Certificate") in substantially the form of Exhibit L hereto, duly completed and certified by a Responsible Officer of the Company, detailing the Borrowers' Eligible Accounts Receivable as of each Friday of the immediately preceding week and Eligible Vehicles as of the most recent date of determination which shall be determined not less frequently than monthly. In addition, within thirty (30) days after the end of each month, the Company shall furnish its written "Monthly Executive Management Report" (the "Management Report") to the Lenders setting forth (i) the accounts receivable aged trial balance at the immediately preceding month end for each account debtor, aged by invoice date (such aging reports shall indicate which Accounts are current, up to 30, 30 to 60, 60 to 90, and over 90 days past due and, if requested by the Agent, shall list the names of all applicable account debtors), (ii) the accounts payable trial balance at the immediately preceding month end for each account creditor, (iii) a report listing the credit memoranda issued for the immediately preceding month, (iv) calculations of ineligible Accounts, (v) a report detailing the performance of the Rental Machinery and Equipment, (vi) a report summarizing the composition of the Rental Machinery and Equipment, including changes in fleet mix, and (viii) a report listing any openings of any new equipment rental and sales locations and any closings of any equipment rental and sales locations. Notwithstanding the foregoing, the Agent, in its reasonable discretion, may (i) require or permit the Company to deliver the Borrowing Base Certificate more frequently or less frequently than weekly (but not less frequently than monthly) or (ii) require the Company to deliver the Management Report more frequently than monthly. The Agent may, but shall not be required to, rely on each Borrowing Base Certificate delivered hereunder as accurately setting forth the available Borrowing Base for all purposes of this Credit Agreement until such time as a new Borrowing Base Certificate is delivered to the Agent in accordance herewith;

(e) promptly upon receipt thereof, copies of all management letters and other material reports which are submitted to the Company by its Independent Accountant in connection with any annual or interim audit of the books of the Company made by such accountants;

(f) as soon as practicable but, in any event, within ten (10) Business Days after the issuance thereof, copies of such other financial statements and reports as the Company shall send to its stockholders generally as such, and copies of all regular and periodic reports which the Company may be required to file with the Securities and Exchange Commission, including any "Management Discussion and Analysis", or any similar or corresponding governmental commission, department or agency substituted therefor, or any similar or corresponding Governmental Authority;

(g) no later than fifteen (15) days after the beginning of each fiscal year, an annual budget for such fiscal year of the Company which includes projected consolidated balance sheets, statements of income, cash flows and availability and projected consolidated statements of cash flows on a monthly basis for such fiscal year for the Company and its consolidated Subsidiaries;

(h) promptly upon receipt thereof, copies of all notices delivered to the Company by or on behalf of the holders of the Subordinated Debt or sent by the Company to the holders of the Subordinated Debt, including, without limitation, any notice of default;

(i) promptly and in any event within two (2) Business Days after becoming aware of the occurrence of a Default or Event of Default, a certificate of a Responsible Officer of the Company specifying the nature thereof and the Borrowers' proposed response thereto, each in reasonable detail;

(j) with reasonable promptness, such other data or information as the Agent or any of the Lenders may reasonably request.

           7.2 Financed Rental Machinery and Equipment.

          Each Borrower will, with respect to each item of Rental Machinery and Equipment acquired with financing other than the proceeds of the Loans or the Senior Secured Notes, (a) deliver to the Agent an intercreditor agreement from the party providing such financing in form and substance satisfactory to the Agent which agreement acknowledges that such party's security interest in the Rental Machinery and Equipment does not extend to proceeds that are chattel paper or accounts arising out of the leasing or rental of such Rental Machinery and Equipment or to any proceeds of such chattel paper or accounts (or the Agent shall have received satisfactory evidence that the documentation and financing statements evidencing the security interest of such party expressly exclude all of such proceeds) or (b) notify the Agent that such financing has been entered into and that the Accounts related thereto will be excluded from the Borrowing Base. The Company shall exclude from the Borrowing Base any Account related to items of Rental Machinery and Equipment acquired with financing other than the proceeds of the Loans for which clause (a) of the preceding sentence has not been satisfied.

           7.3 Corporate Existence.

          Each Borrower and each of its Subsidiaries (a) will maintain their corporate or limited partnership existence, will maintain in full force and effect all material licenses, bonds, franchise, leases, trademarks and qualifications to do business, except for any dissolution or liquidation of a Borrower so long as the assets of such Borrower are disposed of in accordance with Section 9.3(f) hereof, (b) will obtain or maintain patents, and other rights necessary or desirable to the profitable conduct of their businesses, (c) will continue in, and limit their operations to, the same general lines of business as that presently conducted by them and by Existing NationsRent and (d) will comply with all applicable laws and regulations of any federal, state or local Governmental Authority, except where noncompliance could not reasonably be expected to have a Material Adverse Effect.

           7.4 ERISA.

          The Borrowers will deliver to the Agent, at the Borrowers' expense, the following information at the times specified below:

(a) within ten (10) Business Days after any Borrower, any Subsidiary or any ERISA Affiliate knows or has reason to know that a Termination Event has occurred, a written statement of a Responsible Officer of the Company describing such Termination Event and the action, if any, which the Borrowers or other such entities have taken, are taking or propose to take with respect thereto, and when known, any action taken or threatened by the Internal Revenue Service, DOL or PBGC with respect thereto;

(b) within ten (10) Business Days after any Borrower, any Subsidiary or any ERISA Affiliate knows or has reason to know that a prohibited transaction (as defined in Section 406 of ERISA and Section 4975 of the Internal Revenue Code) has occurred, a statement of a Responsible Officer of the Company describing such transaction and the action which the Borrowers or other such entities have taken, are taking or propose to take with respect thereto;

(c) within thirty (30) Business Days after the filing thereof with the DOL, Internal Revenue Service or PBGC, copies of each annual report (form 5500 series), including all schedules and attachments thereto, filed with respect to each Benefit Plan;

(d) within thirty (30) Business Days after receipt by any Borrower, any Subsidiary or any ERISA Affiliate of each actuarial report for any Benefit Plan or Multiemployer Plan and each annual report for any Multiemployer Plan, copies of each such report;

(e) within three (3) Business Days after the filing thereof with the Internal Revenue Service, a copy of each funding waiver request filed with respect to any Benefit Plan and all communications received by any Borrower, any Subsidiary or any ERISA Affiliate with respect to such request;

(f) within ten (10) Business Days upon the occurrence thereof, notification of any increase in the benefits of any existing Plan or the establishment of any new Plan or the commencement of contributions to any Plan to which any Borrower, any Subsidiary or any ERISA Affiliate was not previously contributing;

(g) within three (3) Business Days after receipt by any Borrower, any Subsidiary or any ERISA Affiliate of the PBGC's intention to terminate a Benefit Plan or to have a trustee appointed to administer a Benefit Plan, copies of each such notice;

(h) within ten (10) Business Days after receipt by any Borrower, any Subsidiary or any ERISA Affiliate of any favorable or unfavorable determination letter from the Internal Revenue Service regarding the qualification of a Plan under Section 401(a) of the Internal Revenue Code, copies of each such letter;

(i) within ten (10) Business Days after receipt by any Borrower, any Subsidiary or any ERISA Affiliate of a notice regarding the imposition of withdrawal liability, copies of each such notice;

(j) within ten (10) Business Days after any Borrower, any Subsidiary or any ERISA Affiliate fail to make a required installment or any other required payment under Section 412 of the Internal Revenue Code on or before the due date for such installment or payment, a notification of such failure; and

(k) within three (3) Business Days after any Borrower, any Subsidiary or any ERISA Affiliate know (a) a Multiemployer Plan has been terminated, (b) the administrator or plan sponsor of a Multiemployer Plan intends to terminate a Multiemployer Plan, or (c) the PBGC has instituted or will institute proceedings under Section 4042 of ERISA to terminate a Multiemployer Plan, a written statement setting forth any such event or information.

          For purposes of this Section 7.4, any Borrower, any Subsidiary and any ERISA Affiliate shall be deemed to know all facts known by the administrator of any Plan of which such entity is the plan sponsor.

          The Borrowers will establish, maintain and operate all Plans to comply in all material respects with the provisions of ERISA, the Internal Revenue Code, and all other applicable laws, and the regulations and interpretations thereunder other than to the extent that the Borrowers are in good faith contesting by appropriate proceedings the validity or implication of any such provision, law, rule, regulation or interpretation.

           7.5 Proceedings or Adverse Changes.

          The Borrowers will as soon as possible, and in any event within five (5) Business Days after any Borrower learns of the following, give written notice to the Agent of (i) any material proceeding(s) being instituted by or against any Borrower or any of its Subsidiaries in any federal, state, local or foreign court or before any commission or other regulatory body (federal, state, local or foreign), and (ii) any Material Adverse Change. Provision of such notice by the Borrowers will not constitute a waiver or excuse of any Default or Event of Default occurring as a result of such changes or events.

           7.6 Environmental Matters.

          Each Borrower will conduct its business and the businesses of each of the Subsidiaries so as to comply in all material respects with all environmental laws, regulations, directions, ordinances, criteria and guidelines instituted by a Governmental Authority in all jurisdictions in which any of them is or may at any time be doing business including, without limitation, environmental land use, occupational safety or health laws, regulations, directions, ordinances, guidelines, requirements or permits, except to the extent that any Borrower or any of its Subsidiaries are contesting, in good faith by appropriate legal proceedings, any such law, regulation, direction, ordinance, criteria, guideline, or interpretation thereof or application thereof; provided, further, that each Borrower and each of the Subsidiaries will comply with the order of any court or other governmental body of the applicable jurisdiction relating to such laws unless such Borrower or the Subsidiaries shall currently be prosecuting an appeal or proceedings for review and shall have secured a stay of enforcement or execution or other arrangement postponing enforcement or execution pending such appeal or proceedings for review. If any Borrower or any of its Subsidiaries shall (a) receive notice that any violation of any federal, state or local environmental law, regulation, direction, ordinance, criteria or guideline may have been committed or is about to be committed by such Borrower or any of its Subsidiaries which could reasonably have a Material Adverse Effect, (b) receive notice that any administrative or judicial complaint or order has been filed or is about to be filed against such Borrower or any of its Subsidiaries alleging violations of any federal, state or local environmental law, regulation, direction, ordinance, criteria or guideline or requiring such Borrower or any of its Subsidiaries to take any action in connection with the release of toxic or hazardous substances into the environment or (c) receive any notice from a federal, state, or local governmental agency or private party alleging that such Borrower or any of its Subsidiaries may be liable or responsible for costs associated with a response to or cleanup of a release of a toxic or hazardous substance into the environment or any damages caused thereby, the Borrowers will provide the Agent with a copy of such notice within fifteen (15) days after the receipt thereof by the applicable Borrower or any of its Subsidiaries. Within fifteen (15) days after any Borrower learns of the enactment or promulgation of any federal, state or local environmental law, regulation, direction, ordinance, criteria or guideline which could reasonably have a Material Adverse Effect, such Borrower will provide the Agent with notice thereof. Each Borrower will promptly take all actions necessary to prevent the imposition of any Liens on any of its properties arising out of or related to any environmental matters.

           7.7 Books and Records.

          Each Borrower will, and will cause each of its Subsidiaries to, maintain books and records pertaining to the Collateral in such detail, form and scope as is consistent with good business practice. Each Borrower agrees that the Agent or its agents may enter upon the premises of each Borrower or any of its Subsidiaries at any time and from time to time, during normal business hours, and at any time at all upon the occurrence and during the continuation of an Event of Default, for the purpose of (a) enabling the Agent's internal auditors to conduct periodic field examinations at such Borrower's expense, (b) inspecting the Collateral, (c) inspecting and/or copying (at Borrowers' expense) any and all records pertaining thereto, (d) discussing the affairs, finances and business of any Borrower with any officers, employees and directors of any Borrower or with the Independent Accountant and (e) verifying Eligible Accounts Receivable and/or Eligible Vehicles. The Lenders, in the reasonable discretion of the Agent, may accompany the Agent at their sole expense in connection with the foregoing inspections. At the sole cost of the Borrowers, the Agent may conduct three field examinations per year and two vehicle appraisals per year, but reserves the right, in its reasonable discretion, to conduct a field examination or appraisal at any time (or with less frequency as determined by the Agent), upon reasonable notice to the Company. Each Borrower agrees to afford the Agent thirty (30) days prior written notice of any change its jurisdiction of organization, or the location of its chief executive office or place of business from the locations specified in Schedule 6.7, and to execute in advance of such change, cause to be filed and/or delivered to the Agent any financing statements or other documents required by the Agent, all in form and substance satisfactory to the Agent. Each Borrower agrees to furnish any Lender with such other information regarding its business affairs and financial condition as such Lender may reasonably request from time to time.

           7.8 Collateral Records.

          Each Borrower will, and will cause each of the Subsidiaries to, execute and deliver to the Agent, from time to time, solely for the Agent's convenience in maintaining a record of the Collateral, such written statements and schedules as the Agent may reasonably require, including without limitation those described in Section 7.1 of this Credit Agreement, designating, identifying or describing the Collateral pledged to the Lenders hereunder. Each Borrower's or any Subsidiary's failure, however, to promptly give the Agent such statements or schedules shall not affect, diminish, modify or otherwise limit the Lenders' security interests in the Collateral. Such Borrower agrees to maintain such books and records regarding Accounts and the other Collateral as the Agent may reasonably require, and agrees that such books and records will reflect the Lenders' interest in the Accounts and such other Collateral.

           7.9 Security Interests.

          Each Borrower will defend the Collateral against all claims and demands of all Persons at any time claiming the same or any interest therein (except for Permitted Liens). Each Borrower agrees to comply with the requirements of all state and federal laws in order to grant to the Lenders valid and perfected first security interest in the Collateral (except with respect to the De Minimus Accounts), subject only to Permitted Liens. The Agent is hereby authorized by each Borrower to file any financing statements covering the Collateral whether or not any Borrower's signature appears thereon. Each Borrower agrees to do whatever the Agent may reasonably request, from time to time, by way of: filing notices of liens, financing statements, fixture filings and amendments, renewals and continuations thereof; cooperating with the Agent's custodians; keeping stock records; obtaining waivers from landlords and mortgagees and from warehousemen, fillers, processors and packers; paying claims, which might if unpaid, become a Lien (other than a Permitted Lien) on the Collateral; and performing such further acts as the Agent may reasonably require in order to effect the purposes of this Credit Agreement and the other Credit Documents and to perfect and obtain priority for the Liens granted under the Security Documents. Any and all fees, costs and expenses of whatever kind and nature (including any Taxes, reasonable attorneys' fees or costs for insurance of any kind), which the Agent may incur with respect to the Collateral or the Obligations: in filing public notices; recording certificates of title; in preparing or filing documents; making title examinations or rendering opinions; in protecting, maintaining, or preserving the Collateral or its interest therein; in enforcing or foreclosing the Liens hereunder, whether through judicial procedures or otherwise; or in defending or prosecuting any actions or proceedings arising out of or relating to its transactions with any Borrower or any of its Subsidiaries under this Credit Agreement or any other Credit Document, will be borne and paid by the Borrowers. If same are not promptly paid by the Borrowers, the Agent may pay same on the Borrowers' behalf, and the amount thereof shall be an Obligation secured hereby and due to the Agent on demand.

           7.10 Insurance; Casualty Loss.

          Each Borrower will, and will cause each of the Subsidiaries to, maintain public liability insurance, third party property damage insurance and replacement value insurance on the Collateral under such policies of insurance, with such insurance companies, in such amounts and covering such risks as are at all times satisfactory to the Agent in its commercially reasonable judgment. All policies covering the Collateral are to name the Agent as loss payee and Borrowers and the Agent as additional insureds in case of loss, as their interests may appear, and are to contain such other provisions as the Agent may reasonably require to fully protect the Agent's interest in the Collateral and to any payments to be made under such policies. True copies of all original insurance policies or certificates of insurance evidencing such insurance covering the Collateral are to be delivered to the Agent on or prior to the Closing Date, premium prepaid, with the loss payable endorsement in the Agent's favor, and shall provide for not less than thirty (30) days prior written notice to the Agent, of the exercise of any right of cancellation. In the event any Borrower or any of its Subsidiaries fail to respond in a timely and appropriate manner (as determined by the Agent in its reasonable discretion) with respect to collecting under any insurance policies required to be maintained under this Section 7.10, the Agent shall have the right, in the name of the Agent, any Borrower or any Subsidiary, to file claims under such insurance policies, to receive and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies. Each Borrower will provide written notice to the Agent of the occurrence of any of the following events within five (5) Business Days after the occurrence of such event: any asset or property owned or used by any Borrower or any of its Subsidiaries is (i) materially damaged or destroyed, or suffers any other loss or (ii) is condemned, confiscated or otherwise taken, in whole or in part, or the use thereof is otherwise diminished so as to render impracticable or unreasonable the use of such asset or property for the purpose to which such asset or property were used immediately prior to such condemnation, confiscation or taking, by exercise of the powers of condemnation or eminent domain or otherwise, and in either case the amount of the damage, destruction, loss or diminution in value of the Collateral is in excess of (x) $500,000 prior to the occurrence of an Event of Default and (y) $-0- upon the occurrence of and during the continuation of an Event of Default (collectively, a "Casualty Loss"). Each Borrower will diligently file and prosecute its claim or claims for any award or payment in connection with a Casualty Loss.

           7.11 Taxes.

          Each Borrower will, and will cause each of the Subsidiaries to, pay, when due and in any event prior to delinquency, all Taxes lawfully levied or assessed against any Borrower, any Subsidiary or any of the Collateral; provided, however, that unless such Taxes have become a federal tax or ERISA Lien on any of the assets of any Borrower or any Subsidiary, no such Tax need be paid if the same is being contested in good faith, by appropriate proceedings promptly instituted and diligently conducted and if an adequate reserve or other appropriate provision shall have been made therefor as required in order to be in conformity with GAAP.

           7.12 Compliance With Laws.

          Each Borrower will, and will cause each of the Subsidiaries to, comply with all acts, rules, regulations, orders, directions and ordinances of any legislative, administrative or judicial body or official applicable to the Collateral or any part thereof, or to the operation of its business, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect.

           7.13 Use of Proceeds.

          The proceeds of any advances made hereunder shall be used by the Borrowers solely to refinance existing indebtedness of the Borrowers, to provide for the working capital, capital expenditures, letter of credit and general corporate needs of the Borrowers and to pay transaction expenses incurred in connection therewith; provided, however, that in any event, no portion of the proceeds of any such advances shall be used by the Borrowers for the purpose of purchasing or carrying any "margin stock" (as defined in Regulation U of the Board of Governors of the Federal Reserve System) or for any other purpose which violates the provisions or Regulation U or X of said Board of Governors or for any other purpose in violation of any applicable statute or regulation, or of the terms and conditions of this Credit Agreement.

           7.14 Fiscal Year; Accounting Policies.

          Each Borrower agrees that it will not change its fiscal year from a year ending December 31 unless required by law, in which case such Borrower will give the Agent at least thirty (30) days prior written notice thereof. Subject to Section 1.2, each Borrower agrees that it will not change its accounting policies as they relate to the Collateral from those used to prepare the financial statements delivered pursuant to Section 5.1(c) without the prior written consent of the Agent.

           7.15 Notification of Certain Events.

          Each Borrower agrees that it will promptly notify the Agent of the occurrence of any of the following events:

(a) any of the material terms upon which material suppliers to any Borrower or any of its Subsidiaries do business with any Borrower or any Subsidiary are changed or amended in any material adverse respect; or

(b) any order, judgment or decree in excess of $500,000 shall have been entered against any Borrower or any of its Subsidiaries or any of their respective properties or assets, or

(c) any notification of violation of any law or regulation shall have been received by any Borrower or any of its Subsidiaries from any local, state, federal or foreign Governmental Authority or agency which violation could reasonably be expected to have a Material Adverse Effect; or

(d) any event or development which could reasonably be expected to have a Material Adverse Effect.

           7.16 Additional Borrowers.

          The Borrowers will not form any Foreign Subsidiary. Upon any Person becoming a direct or indirect Domestic Subsidiary of the Company, the Borrowers will provide the Agent with written notice thereof setting forth information in reasonable detail describing all of the assets of such Person and shall (a) cause such Person to execute a Joinder Agreement in substantially the same form as Exhibit M hereto, (b) cause such Person to pledge all of its assets to the Agent pursuant to a security agreement in substantially the form of the Security Agreement and otherwise in a form acceptable to the Agent, (c) cause all of its Capital Stock to be delivered to the Agent (together with undated stock powers signed in blank and pledged to the Agent pursuant to an appropriate pledge agreement(s) in substantially the form of the Pledge Agreement and otherwise in form acceptable to the Agent), (d) cause such Person to execute Revolving Notes in favor of the Lenders and (e) deliver such other documentation as the Agent may reasonably request in connection with the foregoing, including, without limitation, appropriate UCC-1 financing statements, Acknowledgment Agreements, certified resolutions and other organizational and authorizing documents of such Person and favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to above), all in form, content and scope reasonably satisfactory to the Agent.

           7.17 Schedules of Accounts and Purchase Orders.

          In furtherance of the continuing assignment and security interest in the Accounts of each Borrower granted pursuant to the Security Agreement, upon the creation of Accounts, each Borrower will execute and deliver to the Agent in such form and manner as the Agent may require, solely for its convenience in maintaining records of collateral, such confirmatory schedules of Accounts, and other appropriate reports designating, identifying and describing the Accounts as the Agent may require. In addition, upon the Agent's request, each Borrower will provide the Agent with copies of agreements with, or purchase orders from, the customers of each Borrower and its Subsidiaries, and copies of invoices to customers, proof of shipment or delivery and such other documentation and information relating to said Accounts and other collateral as the Agent may require. Failure to provide the Agent with any of the foregoing shall in no way affect, diminish, modify or otherwise limit the security interests granted herein. Each Borrower hereby authorizes the Agent to regard such Borrower's or any Subsidiary's printed name or rubber stamp signature on assignment schedules or invoices as the equivalent of a manual signature by such Borrower's or such Subsidiary's authorized officers or agents.

           7.18 Collection of Accounts.

          Unless an Event of Default has occurred and is continuing, each Borrower may and will enforce, collect and receive all amounts owing on the Accounts, for the Lenders' benefit and on the Lenders' behalf but at the Borrowers' expense in accordance with the provisions of Section 2.4; such privilege shall terminate automatically, however, without notice to the Borrowers which is hereby expressly waived by the Borrowers, upon the occurrence and during the continuation of any Event of Default. Except with respect to the De Minimus Accounts, any checks, cash, notes or other instruments or property received by any Borrower or any of its Subsidiaries with respect to any Accounts shall be held by such Borrower or such Subsidiary in trust for the benefit of the Lenders, separate from such Borrower's or Subsidiary's own property and funds, and immediately turned over to the Agent with proper assignments or endorsements. No checks, drafts or other instruments received by the Agent shall constitute final payment unless and until such instruments have actually been collected.

           7.19 Credit Memoranda.

          Each Borrower will issue credit memoranda promptly upon accepting returns or granting allowances, and may continue to do so until the occurrence of an Event of Default which continues beyond the expiration of the applicable grace or cure period, or which has not otherwise been waived by the Agent.

           7.20 Acknowledgment Agreements.

          Each Borrower will assist the Agent in obtaining executed Acknowledgment Agreements from each of the landlords from whom such Borrower leases real estate.

           7.21 Trademarks.

          Each Borrower will do and cause to be done all things necessary to preserve and keep in full force and effect all Proprietary Rights.

           7.22 Maintenance of Property.

          Each Borrower will, and will cause each of the Subsidiaries to, keep all property useful and necessary to its respective business in good working order and condition (ordinary wear and tear excepted) in accordance with their past operating practices and not to commit or suffer any waste with respect to any of its properties, except for properties which either individually or in the aggregate are not material.

           7.23 Revisions or Updates to Schedules.

          If any of the information or disclosures provided on any of the Schedules attached hereto become outdated or incorrect in any material respect, the Borrowers shall deliver to the Agent and the Lenders as part of the compliance certificate required pursuant to Section 7.1(c) such revision or updates to such Schedule(s) as may be necessary or appropriate to update or correct such Schedule(s), provided, that no such revisions or updates to any such Schedule(s) shall be deemed to have amended, modified or superseded such Schedule(s) as originally attached hereto, or to have cured any breach of warranty or representation resulting from the inaccuracy or incompleteness of any such Schedule(s), unless and until the Required Lenders, in their sole and absolute discretion, shall have accepted in writing such revisions or updates to such Schedule(s).

           7.24 Tax Shelter Regulations.

          Promptly after the Borrowers have notified the Agent of any intention by the Borrowers to treat the Loans and/or Letters of Credit as being a "reportable transaction" (within the meaning of Treasury Regulation Section 1.6011-4), the Borrowers will provide the Agent a duly completed copy of IRS Form 8886 or any successor form.

           7.25 Delivery of Vehicle Titles.

          The Borrowers shall promptly deliver any and all certificates of title for titled vehicles owned by the Borrowers as of the Closing Date to TransCore or to such other Person as directed by the Agent.

           7.26 Investment Accounts.

          If at any time the fair market value of investments in any individual investment account of a Borrower exceeds $150,000 or the aggregate fair market value of investments in all investment accounts of the Borrowers exceeds $150,000, the Borrowers shall deliver to the Agent account control agreements with respect to such investment account or accounts in form and substance satisfactory to the Agent.

ARTICLE VIII

FINANCIAL COVENANTS

          Until termination of this Credit Agreement and the Commitments hereunder and payment and satisfaction of all Obligations due or to become due hereunder, each Borrower agrees that, unless the Required Lenders shall have otherwise consented in writing:

           8.1 Leverage Ratio.

          The Borrowers shall maintain a Leverage Ratio of not greater than (a) 3.00 to 1.00 for each fiscal quarter, commencing with the fiscal quarter ending on September 30, 2003 through and including the fiscal quarter ending December 31, 2004, (b) 2.75 to 1.00 for each fiscal quarter, commencing with the fiscal quarter ending on March 31, 2005 through and including the fiscal quarter ending December 31, 2005, and (c) 2.50 to 1.00 for each fiscal quarter thereafter, measured as of the last day of each fiscal quarter.

ARTICLE IX

NEGATIVE COVENANTS

          Until termination of the Credit Agreement and the Commitments hereunder and payment and satisfaction of all Obligations due or to become due hereunder, each Borrower agrees that, unless the Required Lenders shall have otherwise consented in writing, it will not, and will not permit any of the Subsidiaries to:

           9.1 Restrictions on Liens.

          Mortgage, assign, pledge, transfer or otherwise permit any Lien or judgment (whether as a result of a purchase money or title retention transaction, or other security interest, or otherwise) to exist on any of its assets or properties, whether real, personal or mixed, whether now owned or hereafter acquired, except for Permitted Liens.

           9.2 Restrictions on Additional Indebtedness.

          Incur or create Indebtedness other than Permitted Indebtedness.

           9.3 Restrictions on Sale of Assets.

          Sell, lease, assign, transfer or otherwise dispose of any assets (including the Capital Stock of any Subsidiary of the Company) other than (a) sales of Inventory in the ordinary course of business, (b) sales, rentals or leases of Rental Machinery, Equipment and vehicles in the ordinary course of business, (c) sales or other dispositions of obsolete or worn equipment and vehicles by a Credit Party other than the sale or other disposition of equipment described in clauses (a) or (b) immediately above, (d) sales or other dispositions of Cash Equivalents, (e) sales or other dispositions for cash and fair value of real estate assets in any fiscal year so long as the aggregate Net Cash Proceeds from such dispositions when combined with all other such dispositions previously made by all the Borrowers in such fiscal year do not exceed $10,000,000 in the aggregate, (f) sales or other dispositions of assets among Borrowers including the sale, transfer or other disposition of assets from one Borrower to another as a result of the dissolution or liquidation of such Borrower, (g) the disposition of property or assets as a result of a Casualty Loss, and (h) other sales, leases, assignments, transfers and other dispositions approved by the Required Lenders, in each case (except for clauses (a), (b), (f) or (g) above), so long as no Event of Default has occurred and is continuing or would occur after giving effect thereto; provided, that in the case of dispositions described in clauses (a) and (b) above if an Event of Default has occurred and is continuing any such dispositions of Collateral described in such clauses shall be made on an arms' length basis for fair market value.

           9.4 No Corporate Changes.

          (a) Merge or consolidate with any Person, provided, however, that the Company and its Subsidiaries may merge or consolidate with and into each other (so long as, if such merger or consolidation involves a Borrower, a Borrower is the surviving entity, and if such merger or consolidation involves the Company, the Company is the surviving entity); or (b) alter or modify any Borrower's or any Subsidiary's Articles or Certificate of Incorporation or other equivalent organizational document or form of organization in any manner adverse to the interests of the Agent or the Lenders or in any way which could reasonably be expected to have a Material Adverse Effect; or (c) without providing 30 days prior written notice to the Agent and without filing (or confirming that the Agent has filed) such amendments to any previously filed financing statements as the Agent may require, (i) change its state of incorporation or formation, (ii) change its registered corporate name, or (iii) change the location of its chief executive office and chief place of business (as well as its books and records) from the locations set forth on Schedule 6.7 hereto; or (d) enter into or engage in any line of business materially different from that presently being conducted by the Borrowers on the Closing Date.

           9.5 No Guarantees.

          Assume, guarantee, endorse, or otherwise become liable upon the obligations of any other Person, including, without limitation, any Subsidiary or Affiliate of any Borrower, except (a) by the endorsement of negotiable instruments in the ordinary course of business, (b) by the giving of indemnities in connection with the acquisition, lease, rental or sale of Inventory or other asset acquisitions, leases, rentals or dispositions permitted hereunder and (c) in connection with the incurrence of Permitted Indebtedness.

           9.6 No Restricted Payments.

          Make a Restricted Payment, other than (a) distributions and dividends from one Borrower to another Borrower, (b) repurchases of Capital Stock of the Company from departing employees or officers of the Borrowers pursuant to the Restricted Stock Plan not to exceed $2,000,000 in the aggregate in any fiscal year or $5,000,000 in the aggregate during the term of this Credit Agreement, (c) after June 13, 2004, repurchases of common Capital Stock of the Company, NR Preferred Stock and Convertible Subordinated Notes pursuant to the Creditor Call Agreement not to exceed $5,000,000 in the aggregate, and (d) as permitted under Section 9.8, in each case, so long as no Event of Default has occurred and is continuing or would occur after giving effect thereto.

           9.7 No Investments.

          Make any Investment other than Permitted Investments.

           9.8 No Affiliate Transactions.

          Enter into any transaction with, including, without limitation, the purchase, sale or exchange of property or the rendering of any service to any Subsidiary or Affiliate of any Borrower except (a) in the ordinary course of and pursuant to the reasonable requirements of such Borrower's business and upon fair and reasonable terms no less favorable to such Borrower than could be obtained in a comparable arm's-length transaction with an unaffiliated Person, (b) transactions listed on Schedule 6.29 and (c) as permitted under Section 9.6.

           9.9 No Prohibited Transactions Under ERISA.

(a) Engage, or permit any ERISA Affiliate to engage, in any prohibited transaction which could result in a civil penalty or excise tax described in Section 406 of ERISA or Section 4975 of the Internal Revenue Code for which a statutory or class exemption is not available or a private exemption has not been previously obtained from the DOL;

(b) permit to exist with respect to any Benefit Plan any accumulated funding (as defined in Sections 302 of ERISA and 412 of the Internal Revenue Code), whether or not waived;

(c) fail, or permit any ERISA Affiliate to fail, to pay timely required contributions or annual installments due with respect to any waived funding deficiency to any Benefit Plan;

(d) terminate, or permit any ERISA Affiliate to terminate, any Benefit Plan where such event would result in any liability of the Borrower, any Subsidiary or any ERISA Affiliate under Title IV of ERISA;

(e) fail, or permit any ERISA Affiliate to fail to make any required contribution or payment to any Multiemployer Plan;

(f) fail, or permit any ERISA Affiliate to fail, to pay any required installment or any other payment required under Section 412 of the Internal Revenue Code on or before the due date for such installment or other payment;

(g) amend, or permit any ERISA Affiliate to amend, a Benefit Plan resulting in an increase in current liability for the plan year such that either of the Borrowers, any Subsidiary or any ERISA Affiliate is required to provide security to such Benefit Plan under Section 401(a)(29) of the Internal Revenue Code;

(h) withdraw, or permit any ERISA Affiliate to withdraw, from any Multiemployer Plan where such withdrawal may result in any liability of any such entity under Title IV of ERISA; or

(i) allow any representation made in Section 6.14 to be untrue at any time during the term of this Credit Agreement.

           9.10 No Additional Bank Accounts.

          Open, maintain or otherwise have any checking, savings or other accounts at any bank or other financial institution, or any other account where money is or may be deposited or maintained with any Person, other than the accounts set forth on Schedule 9.10 hereto and after the Closing Date, such other accounts so long as each such account is subject to a tri-party lockbox or other blocked account agreement acceptable to the Agent. All such deposit accounts, other than payroll and other zero balance accounts, shall be under the sole dominion and control of the Agent in accordance with the provisions of the Security Agreement, subject in each case to the terms of the applicable tri-party lockbox or other blocked account agreement acceptable to the Agent. Notwithstanding the foregoing, the Borrower may maintain (a) accounts (collectively, the "De Minimus Accounts") not under the sole dominion and control of the Agent so long as the balance in such account does not exceed $100,000 at any time and the aggregate balance in all such accounts does not exceed $1,000,000 and (b) the "Collateral Account" (as such term is defined in the Senior Secured Note Security Agreement as in effect on the Closing Date) so long as no "Excluded Assets" (as such term is defined in the Senior Secured Note Security Agreement as in effect on the Closing Date) are deposited therein.

           9.11 No Excess Cash.

          Maintain in the aggregate in all of the checking, savings or other accounts of the Borrowers, total cash balances and Permitted Investments in excess of $5,000,000 at any time during which any Loans are outstanding hereunder; provided that, except as provided in Section 9.10 hereof, all such accounts shall be subject to a tri-party lockbox or other blocked account agreement satisfactory to the Agent.

           9.12 Issuance of Stock.

          Issue or distribute any Capital Stock or other securities for consideration or otherwise except for (a) common Capital Stock and options therefor of the Company, (b) additional NR Preferred Stock and (c) other Capital Stock other than Disqualified Capital Stock, in each case, so long as no Default or Event of Default then exists or would result therefrom.

           9.13 Additional Negative Pledges.

          Create or otherwise cause or suffer to exist or become effective, or permit any of the Subsidiaries to create or otherwise cause or suffer to exist or become effective, directly or indirectly, (i) any prohibition or restriction (including any agreement to provide equal and ratable security to any other Person in the event a Lien is granted to or for the benefit of the Agent and the Lenders) on the creation or existence of any Lien upon the assets of any Borrower or the Subsidiaries, other than pursuant to the Senior Secured Note Indenture (as in effect on the Closing Date) or (ii) any Contractual Obligation which may restrict or inhibit the Agent's rights or ability to sell or otherwise dispose of the Collateral or any part thereof after the occurrence of an Event of Default other than customary non-assignment provisions in agreements entered into in the ordinary course of business.

           9.14 Other Indebtedness.

(a) (i) Amend or modify any of the terms of Senior Secured Debt Documents if such amendment or modification would add or change any terms in a manner adverse to any Borrower or the Lenders, or shorten the final maturity or average life to maturity or require any payment to be made sooner than originally scheduled or increase the interest rate applicable thereto, or (ii) except for the exchange of the Senior Secured Notes for notes with identical terms registered pursuant to the registration rights agreement set forth in the Senior Secured Note Indenture, make (or give any notice with respect thereto) any voluntary or optional payment or prepayment or redemption or acquisition for value of (including without limitation, by way of depositing money or securities with the trustee with respect thereto before due for the purpose of paying when due), or refund, refinance or exchange of the Senior Secured Debt, or

(b) Effect or permit any change in or amendment to any document or instrument pertaining to the subordination, terms of payment or required prepayments of any Subordinated Debt (other than to extend the time for any payments or prepayments or reduce the amount of any required payments or prepayments), effect or permit any change in or amendment to any document or instrument pertaining to the covenants or events of default of any Subordinated Debt if the effect of any such change or amendment is to make such covenants or events of default more restrictive, give any notice of optional redemption or optional prepayment or offer to repurchase under any such document or instrument, or, directly or indirectly, make any payment of principal of or interest on or in redemption, retirement or repurchase of any Subordinated Debt, except for the scheduled payments of interest required by the terms of the documents and instruments evidencing Subordinated Debt and permitted by the subordination provisions of the documents and instruments evidencing Subordinated Debt.

           9.15 Sale and Leaseback.

          Enter into any arrangement, directly or indirectly, whereby the Company or any Subsidiary shall sell or transfer any property owned by it to a Person (other than the Company or any Subsidiary) in order then or thereafter to lease such property or lease other property which the Company or any Subsidiary intends to use for substantially the same purpose as the property being sold or transferred, except for such sales or transfers of real estate to the extent that the Net Cash Proceeds received by the Borrowers with respect thereto do not exceed $10,000,000 in the aggregate per fiscal year.

           9.16 Licenses, Etc.

          Enter into licenses of, or otherwise restrict the use of, any Proprietary Rights which would prevent the Company or any Subsidiary from selling, transferring, encumbering or otherwise disposing of any such Proprietary Rights.

           9.17 Limitations.

          Create, nor will it permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause, incur, assume, suffer or permit to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any such Person to (a) pay dividends or make any other distribution on any of such Person's Capital Stock, (b) pay any Indebtedness owed to the Borrowers, (c) make loans or advances to any other Borrower or (d) transfer any of its property to any other Borrower, except for encumbrances or restrictions existing under or by reason of (i) customary non-assignment provisions in agreements entered into in the ordinary course of business, (ii) any agreement or other instrument of a Person existing at the time it becomes a Subsidiary of a Borrower; provided that such encumbrance or restriction is not applicable to any other Person, or any property of any other Person, other than such Person becoming a Subsidiary of a Borrower and was not entered into in contemplation of such Person becoming a Subsidiary of a Borrower, (iii) this Credit Agreement and the other Credit Documents, and (iv) the Senior Note Indenture (as in effect on the Closing Date).

ARTICLE X

POWERS

           10.1 Appointment as Attorney-in-Fact.

          Each Borrower hereby irrevocably authorizes and appoints the Agent, or any Person or agent the Agent may designate, as such Borrower's attorney-in-fact, at the Borrowers' cost and expense, to exercise, subject to the limitations set forth in Section 10.2, all of the following powers, which being coupled with an interest, shall be irrevocable until all of the Obligations to the Lenders have been paid and satisfied in full and all of the Commitments have been terminated:

(a) To receive, take, endorse, sign, assign and deliver, all in the name of the Agent, the Lenders or such Borrower, as the case may be, any and all checks, notes, drafts, and other documents or instruments relating to the Collateral;

(b) To receive, open and dispose of all mail addressed to such Borrower and to notify postal authorities to change the address for delivery thereof to such address as the Agent may designate;

(c) To request at any time from customers indebted on Accounts, in the name of such Borrower or a third party designee of the Agent, information concerning the Accounts and the amounts owing thereon;

(d) To give customers indebted on Accounts notice of the Lenders' interest therein, and/or to instruct such customers to make payment directly to the Agent for such Borrower's account;

(e) To take or bring, in the name of the Agent, the Lenders or such Borrower, all steps, actions, suits or proceedings deemed by the Agent necessary or desirable to enforce or effect collection of the Accounts; and

(f) To file, record and register any or all of the Lenders' security interest in intellectual property of the Borrowers with the United States Patent and Trademark Office.

           10.2 Limitation on Exercise of Power.

          Notwithstanding anything hereinabove to the contrary, the powers set forth in subparagraphs (b), (d) and (e) above may only be exercised by the Agent on and after the occurrence of an Event of Default which has not otherwise been waived by the Agent. The powers set forth in subparagraphs (a), (c) and (f) above may be exercised by the Agent at any time.

ARTICLE XI

EVENTS OF DEFAULT AND REMEDIES

           11.1 Events of Default.

          The occurrence of any of the following events shall constitute an "Event of Default" hereunder:

(a) failure of any Borrower to pay (i) any principal of the Revolving Loans or the Letter of Credit Obligations or any interest when due, in each case, whether at stated maturity, by acceleration or otherwise, (ii) any fees hereunder within two (2) Business Days after receipt by the Borrowers from the Agent or any applicable Lender of notice that such fees are payable, or (iii) any expenses hereunder within five (5) Business Days after receipt by the Borrowers from the Administrative Agent or any applicable Lender of notice that such expenses are payable;

(b) any representation or warranty contained in this Credit Agreement, the other Credit Documents or any other agreement, document, instrument or certificate among any Borrower, the Administrative Agent and the Lenders or executed by any Borrower in favor of the Agent or the Lenders shall prove untrue in any material respect on or as of the date it was made or was deemed to have been made;

(c) (i) failure of any Borrower to perform, comply with or observe any term, covenant or agreement applicable to it contained in Section 7.1(i), Section 7.5, the second and third sentences of Section 7.7, Article VIII or Article IX; (ii) failure of the Company to deliver a Borrowing Base Certificate in accordance with the provisions of Section 7.1(d) within three (3) Business Days of the date required in Section 7.1(d); (iii) failure of the Company to deliver a Management Report in accordance with the provisions of Section 7.1(d) within five (5) Business Days of the date required in Section 7.1(d); or (iv) failure of the Company to deliver the financial statements and/or certifications in accordance with the provisions of Section 7.1(a), (b) or (c) within ten (10) days of the dates required in Section 7.1(a), (b) and (c), respectively;

(d) failure of any Borrower to perform, comply with or observe any other covenant contained in this Credit Agreement, the other Credit Documents or any other agreement, document, instrument or certificate among any Borrower, the Administrative Agent and the Lenders or executed by any Borrower in favor of the Agent or the Lenders and, in the event such breach or failure to comply is capable of cure, such breach or failure to comply is not cured within thirty (30) days of the earlier to occur of (i) receipt by a Borrower of written notice thereof from the Agent or any Lender and (ii) the date upon which any Borrower obtains knowledge or should have obtained knowledge thereof;

(e) except as otherwise permitted hereunder, dissolution, liquidation, winding up or cessation of the business of any Borrower or any Subsidiary, or the failure of any Borrower or any Subsidiary to meet its debts generally as they mature, or the calling of a meeting of any Borrower's or any Subsidiary's creditors for purposes of compromising any Borrower's or any Subsidiary's debts;

(f) the commencement by or against any Borrower or any Subsidiary of any bankruptcy, insolvency, arrangement, reorganization, receivership or similar proceedings with respect to it under any federal or state law and, in the event any such proceeding is commenced against any Borrower or any Subsidiary, such proceeding is not dismissed within sixty (60) days;

(g) (i) the occurrence of a Change of Control or (ii) the occurrence of a "Change of Control" under the Senior Secured Notes Indenture (as such term is defined therein) requiring the Company to purchase or redeem the Senior Secured Notes;

(h) the occurrence of event of default (in each case which shall continue beyond the expiration of any applicable grace periods) under, or the occurrence of any event that results in or would permit the acceleration of the maturity of any note, agreement or instrument evidencing (i) any Subordinated Debt, (ii) the Senior Secured Debt or (iii) any other Indebtedness of any Borrower or any of its Subsidiaries and the aggregate principal amount of all such other Indebtedness with respect to which an event of default has occurred, or the maturity of which is accelerated or permitted to be accelerated, exceeds $2,500,000;

(i) any covenant, agreement or obligation of any party contained in or evidenced by any of the Credit Documents shall cease to be enforceable in accordance with its terms, or any Borrower shall deny or disaffirm its obligations under any of the Credit Documents, or any Credit Document shall be canceled, terminated, revoked or rescinded without the express prior written consent of the Agent, or any action or proceeding shall have been commenced by any Person (other than the Agent or any Lender) seeking to cancel, revoke, rescind or disaffirm the obligations of any party to any Credit Document, or any court or other Governmental Authority shall issue a judgment, order, decree or ruling to the effect that any of the obligations of any party to any Credit Document are illegal, invalid or unenforceable;

(j) (i) any Sponsor alleges (or any Governmental Authority with applicable jurisdiction determines) that the Subordinated Debt is not subordinated to any of the Obligations or (ii) the subordination provisions in any agreement relating to Subordinated Debt shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable as to any holder of the Subordinated Debt;

(k) one or more judgments or decrees shall be entered against one or more of the Borrowers or any Subsidiary involving a liability of $1,000,000 or more in the aggregate (to the extent not paid or covered by insurance provided by a carrier who has acknowledged coverage and has the ability to perform) and any such judgments or decrees shall not have been vacated, discharged or stayed or bonded pending appeal within thirty (30) days from the entry thereof;

(l) any Termination Event with respect to a Benefit Plan shall have occurred and be continuing thirty (30) days after notice thereof shall have been given to the Company by the Agent or any Lender, and the then current value of such Benefit Plan's benefits guaranteed under Title IV of ERISA exceeds the then current value of such Benefit Plan's assets allocable to such benefits by more than $250,000 (or in the case of a Termination Event involving the withdrawal of a substantial employer, the withdrawing employer's proportionate share of such excess exceeds such amount); or

(m) the Confirmation Order approving the Plan of Reorganization shall be appealed, revoked or rescinded in whole or in any material part, amended or modified in any material respect, or stayed or reversed, without the written consent of the Agent.

           11.2 Acceleration.

          Upon the occurrence of an Event of Default, and at any time thereafter unless and until such Event of Default has been waived by the requisite Lenders (in accordance with the voting requirements of Section 14.10), at the direction of the Required Lenders, the Agent shall, upon the written, telecopied or telex request of the Required Lenders, and by delivery of written notice to the Borrowers from the Agent, take any or all of the following actions, without prejudice to the rights of the Agent, any Lender or the holder of any Note to enforce its claims against any Borrower: (a) declare all Obligations (other than those arising in connection with a Lender Hedging Agreement) to be immediately due and payable (except with respect to any Event of Default set forth in Section 11.1(f) in which case all Obligations (other than those arising in connection with a Lender Hedging Agreement) shall automatically become immediately due and payable without the necessity of any notice or other demand) without presentment, demand, protest or any other action or obligation of the Agent or any Lender, (b) immediately terminate this Credit Agreement and the Commitments hereunder; and (c) enforce any and all rights and interests created and existing under the Credit Documents or arising under applicable law, including, without limitation, all rights and remedies existing under the Security Documents and all rights of setoff. The enumeration of the foregoing rights is not intended to be exhaustive and the exercise of any right shall not preclude the exercise of any other rights, all of which shall be cumulative.

          In addition, upon demand by the Agent or the Required Lenders upon the occurrence of any Event of Default, and at any time thereafter unless and until such Event of Default has been waived by the requisite Lenders (in accordance with the voting requirements of Section 14.10), the Borrowers shall deposit with the Agent for the benefit of the Lenders with respect to each Letter of Credit then outstanding, promptly upon such demand, cash or Cash Equivalents in an amount equal to 105% of the greatest amount for which such Letter of Credit may be drawn. Such deposit shall be held by the Agent for the benefit of the Issuing Bank and the other Lenders as security for, and to provide for the payment of, outstanding Letters of Credit.

ARTICLE XII

TERMINATION

          Except as otherwise provided in Article XI of this Credit Agreement, the Commitments made hereunder shall terminate on the Maturity Date and all then outstanding Loans shall be immediately due and payable in full and all outstanding Letters of Credit shall immediately be cash collateralized in an amount equal to 105% of the greatest amount for which such Letters of Credit may be drawn. Unless sooner demanded, all Obligations shall become due and payable as of any termination hereunder or under Article XI and, pending a final accounting, the Agent may withhold any balances in the Borrowers' Loan accounts, in an amount sufficient, in the Agent's reasonable discretion, to cover all of the Obligations, whether absolute or contingent, unless supplied with a satisfactory indemnity to cover all of such Obligations. All of the Agent's and the Lenders' rights, liens and security interests shall continue after any termination until all Obligations have been paid and satisfied in full.

ARTICLE XIII

THE AGENT

           13.1 Appointment of Agent.

(a) Each Lender hereby designates Wachovia as Administrative Agent to act as herein specified. Each Lender hereby irrevocably authorizes, and each holder of any Note or participation in any Letter of Credit by the acceptance of a Note or participation shall be deemed irrevocably to authorize, the Agent to take such action on its behalf under the provisions of this Credit Agreement and the Notes and any other instruments and agreements referred to herein and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto. The Administrative Agent shall hold all Collateral and all payments of principal, interest, Fees, charges and expenses received pursuant to this Credit Agreement or any other Credit Document for the ratable benefit of the Lenders. The Agent may perform any of its duties hereunder by or through its agents or employees.

(b) The provisions of this Article XIII are solely for the benefit of the Agent and the Lenders, and none of the Borrowers shall have any rights as a third party beneficiary of any of the provisions hereof (other than Section 13.9). In performing its functions and duties under this Credit Agreement, the Agent shall act solely as agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for any Borrower.

(c) Without limiting the generality of this Section 13.1, each Lender expressly authorizes the Administrative Agent to determine, subject to the terms of this Credit Agreement, including, without limitation, Section 14.10(b)(vi), on behalf of such Lender whether or not Accounts shall be deemed to constitute Eligible Accounts Receivable, or whether or not machinery, equipment and vehicles shall be deemed to constitute Eligible M&E&I, Eligible Serialized Equipment Held for Resale or Eligible Vehicles, as the case may be, and to establish reserves, adjust advance rates and modify eligibility criteria in the calculation of the Borrowing Base. Such authorization may be withdrawn by the Required Lenders; provided, however, that unless otherwise agreed by the Administrative Agent such withdrawal of authorization shall not become effective until the thirtieth day after receipt of such notice by the Administrative Agent. Thereafter, the Required Lenders shall jointly instruct the Administrative Agent in writing regarding such matters with such frequency as the Required Lenders shall jointly determine.

           13.2 Nature of Duties of Agent.

          The Agent shall have no duties or responsibilities except those expressly set forth in this Credit Agreement. Neither the Agent nor any of its officers, directors, employees or agents shall be liable for any action taken or omitted by it as such hereunder or in connection herewith, unless caused by its or their gross negligence or willful misconduct. The duties of the Agent shall be mechanical and administrative in nature; the Agent shall not have by reason of this Credit Agreement a fiduciary relationship in respect of any Lender; and nothing in this Credit Agreement, expressed or implied, is intended to or shall be so construed as to impose upon the Agent any obligations in respect of this Credit Agreement except as expressly set forth herein. No implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any of the other Credit Documents, or shall otherwise exist against the Agent. Without limiting the generality of the foregoing sentence, the use of the term "agent" in this Credit Agreement with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

           13.3 Lack of Reliance on Agent.

(a) Independently and without reliance upon the Agent, each Lender, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial or other condition and affairs of each Borrower in connection with the taking or not taking of any action in connection herewith and (ii) its own appraisal of the creditworthiness of each Borrower, and, except as expressly provided in this Credit Agreement, the Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Revolving Loans or at any time or times thereafter.

(b) The Agent shall not be responsible to any Lender for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, collectibility, priority or sufficiency of this Credit Agreement or the Notes or the financial or other condition of any Borrower. The Agent shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Credit Agreement or the Notes, or the financial condition of any Borrower, or the existence or possible existence of any Default or Event of Default, unless specifically requested to do so in writing by any Lender.

           13.4 Certain Rights of the Agent.

          The Agent shall have the right to request instructions from the Required Lenders or, as required, each of the Lenders. If the Agent shall request instructions from the Required Lenders or each of the Lenders, as the case may be, with respect to any act or action (including the failure to act) in connection with this Credit Agreement, the Agent shall be entitled to refrain from such act or taking such action unless and until the Agent shall have received instructions from the Required Lenders or each of the Lenders, as the case may be, and the Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Agent as a result of Agent acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders or each of the Lenders, as the case may be.

           13.5 Reliance by Agent.

          The Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex teletype or telecopier message, cablegram, radiogram, order or other documentary, teletransmission or telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper person. The Agent may consult with legal counsel (including counsel for the Borrowers with respect to matters concerning the Borrowers), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

           13.6 Indemnification of Agent.

          To the extent the Agent is not reimbursed and indemnified by the Borrowers, each Lender will reimburse and indemnify the Agent, in proportion to its respective Commitment, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Agent in performing its duties hereunder, in any way relating to or arising out of this Credit Agreement or the other Credit Documents, provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent's gross negligence or willful misconduct.

           13.7 Agent in its Individual Capacity.

          With respect to its obligation to lend under this Credit Agreement, the Loans made by it and the Notes issued to it, its participation in Letters of Credit issued hereunder, and all of its rights and obligations as a Lender hereunder and under the other Credit Documents, the Agent shall have the same rights and powers hereunder as any other Lender or holder of a Note or participation interests and may exercise the same as though it was not performing the duties specified herein; and the terms "Lenders", "Required Lenders", "holders of Notes", or any similar terms shall, unless the context clearly otherwise indicates, include the Agent in its individual capacity. The Agent may accept deposits from, lend money to, acquire equity interests in, and generally engage in any kind of banking, trust, financial advisory or other business with the Borrowers or any Affiliate of the Borrowers as if it were not performing the duties specified herein, and may accept fees and other consideration from the Borrowers for services in connection with this Credit Agreement and otherwise without having to account for the same with the Lenders.

           13.8 Holders of Notes.

          The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof shall have been filed with the Administrative Agent. Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any Note, shall be conclusive and binding on any subsequent holder, transferee or assignee of such Note or of any Note or Notes issued in exchange therefor.

           13.9 Successor Agent.

(a) The Agent may, upon five (5) Business Days' notice to the Lenders and the Borrowers, resign at any time (effective upon the appointment of a successor Agent pursuant to the provisions of this Section 13.9(a)) by giving written notice thereof to the Lenders and the Borrowers. Upon any such resignation, the Required Lenders shall have the right, upon fifteen (15) days' notice, to appoint a successor Agent. If no successor Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within thirty (30) days after the retiring Agent's giving of notice of resignation, then, upon five (5) days' notice, the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be a bank or a trust company or other financial institution which maintains an office in the United States, or a commercial bank organized under the laws of the United States of America or of any State thereof, or any affiliate of such bank or trust company or other financial institution which is engaged in the banking business, having a combined capital and surplus of at least $500,000,000. Notwithstanding anything herein to the contrary, so long as no Event of Default shall have occurred and be continuing, any successor Agent (whether appointed by the Required Lenders or a retiring Agent) shall have been approved in writing by the Company (such approval not to be unreasonably withheld).

(b) Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Credit Agreement. After any retiring Agent's resignation hereunder as Agent, the provisions of this Article XIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Credit Agreement.

           13.10 Collateral Matters.

(a) Each Lender authorizes and directs the Administrative Agent to enter into the Security Documents on behalf of the Lenders. Each Lender authorizes and directs the Administrative Agent to accept such Acknowledgment Agreements in form and substance as the Administrative Agent deems appropriate. Each Lender also authorizes and directs the Administrative Agent to review and approve all agreements regarding the Lockboxes and the Lockbox Accounts (including the Lockbox Agreements) on such terms as the Administrative Agent deems necessary. Each Lender hereby agrees, and each holder of any Note by the acceptance thereof will be deemed to agree, that, except as otherwise set forth herein, any action taken by the Required Lenders or each of the Lenders, as applicable, in accordance with the provisions of this Credit Agreement or the Security Documents, and the exercise by the Required Lenders or each of the Lenders, as applicable, of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. The Administrative Agent is hereby authorized on behalf of all of the Lenders, without the necessity of any notice to or further consent from any Lender, from time to time prior to an Event of Default, to take any action with respect to any Collateral or Security Document which may be necessary or appropriate to perfect or obtain priority and maintain the perfection and priority of the security interest in and liens upon the Collateral granted pursuant to the Security Documents.

(b) The Lenders hereby authorize the Administrative Agent, at its option and in its discretion, to release any Lien granted to or held by the Administrative Agent upon any Collateral (i) upon termination of the Commitments and payment in cash and satisfaction of all of the Obligations (including the Letter of Credit Obligations) at any time arising under or in respect of this Credit Agreement or the Credit Documents or the transactions contemplated hereby or thereby, (ii) constituting property being sold or disposed of upon receipt of the proceeds of such sale by the Administrative Agent if the applicable Borrower certifies to the Administrative Agent that the sale or disposition is made in compliance with Section 9.3 (and the Administrative Agent may rely conclusively on any such certificate, without further inquiry) or (iii) if approved, authorized or ratified in writing by the Required Lenders, unless such release is required to be approved by all of the Lenders hereunder. Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent's authority to release particular types or items of Collateral pursuant to this Section 13.10(b).

(c) Upon any sale and transfer of Collateral which is expressly permitted pursuant to the terms of this Credit Agreement, or consented to in writing by the Required Lenders or all of the Lenders, as applicable, and upon at least five (5) Business Days' prior written request by the applicable Borrower, the Administrative Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to the Administrative Agent for the benefit of the Lenders herein or pursuant hereto upon the Collateral that was sold or transferred; provided that (i) the Administrative Agent shall not be required to execute any such document on terms which, in the Administrative Agent's opinion, would expose the Administrative Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of such Borrower or any Subsidiary in respect of) all interests retained by such Borrower or any Subsidiary, including (without limitation) the proceeds of the sale, all of which shall continue to constitute part of the Collateral. In the event of any sale or transfer of Collateral, or any foreclosure with respect to any of the Collateral, the Administrative Agent shall be authorized to deduct all of the expenses reasonably incurred by the Administrative Agent from the proceeds of any such sale, transfer or foreclosure.

(d) The Administrative Agent shall have no obligation whatsoever to the Lenders or to any other Person to assure that the Collateral exists or is owned by the Borrowers or any Subsidiary or is cared for, protected or insured or that the liens granted to the Administrative Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Administrative Agent in this Section 13.10 or in any of the Security Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Administrative Agent may act in any manner it may deem appropriate, in its sole discretion, given the Administrative Agent's own interest in the Collateral as one of the Lenders and that the Administrative Agent shall have no duty or liability whatsoever to the Lenders, except for its gross negligence or willful misconduct.

           13.11 Actions with Respect to Defaults.

          In addition to the Administrative Agent's right to take actions on its own accord as permitted under this Credit Agreement, the Administrative Agent shall take such action with respect to a Default or Event of Default as shall be directed by the Required Lenders or all of the Lenders, as the case may be; provided that, until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable and in the best interests of the Lenders.

           13.12 Delivery of Information.

          The Administrative Agent shall not be required to deliver to any Lender originals or copies of any documents, instruments, notices, communications or other information received by the Administrative Agent from the Borrowers, any Subsidiary, the Required Lenders, any Lender or any other Person under or in connection with this Credit Agreement or any other Credit Document except (a) any appraisal, field examination report or physical or cycle count findings required to be obtained by or delivered to the Agent pursuant to this Credit Agreement, (b) any notice received by the Agent pursuant to Section 7.15, (c) as specifically provided in this Credit Agreement or any other Credit Document or (d) as specifically requested from time to time in writing by any Lender with respect to a specific document instrument, notice or other written communication received by and in the possession of the Administrative Agent at the time of receipt of such request and then only in accordance with such specific request.

ARTICLE XIV

MISCELLANEOUS

           14.1 Waivers.

          Each Borrower hereby waives due diligence, demand, presentment and protest and any notices thereof as well as notice of nonpayment. No delay or omission of the Agent or the Lenders to exercise any right or remedy hereunder, whether before or after the happening of any Event of Default, shall impair any such right or shall operate as a waiver thereof or as a waiver of any such Event of Default. No single or partial exercise by the Agent or the Lenders of any right or remedy shall preclude any other or further exercise thereof, or preclude any other right or remedy.

           14.2 JURY TRIAL.

          TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH BORROWER, THE AGENT AND THE LENDERS EACH HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF THIS CREDIT AGREEMENT, THE CREDIT DOCUMENTS OR ANY OTHER AGREEMENTS OR TRANSACTIONS RELATED HERETO OR THERETO.

           14.3 GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE.

(a) THIS CREDIT AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. Any legal action or proceeding with respect to this Credit Agreement or any other Credit Document shall be brought in any federal court for the Western District of North Carolina or for the Southern District of New York, and, by execution and delivery of this Credit Agreement, each of the Borrowers hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the nonexclusive jurisdiction of such courts. Each of the Borrowers further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to it at the address set out for notices pursuant to Section 14.5, such service to become effective three (3) days after such mailing. Nothing herein shall affect the right of the Administrative Agent or any Lender to serve process in any other manner permitted by law or to commence legal proceedings or to otherwise proceed against any Borrower in any other jurisdiction.

(b) Each of the Borrowers hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Credit Agreement or any other Credit Document brought in the courts referred to in subsection (a) above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

           14.4 Cumulative Effect; Conflict of Terms.

          The provisions of the other Credit Documents are hereby made cumulative with the provisions of this Credit Agreement. Without limiting the generality of the foregoing, the parties acknowledge that this Credit Agreement and the other Credit Documents may use several different limitations, tests or measurements to regulate the same or similar matters and that such limitations, tests and measures are cumulative and each must be performed, except as may be expressly stated to the contrary in this Credit Agreement. Except as otherwise provided in any of the other Credit Documents by specific reference to the applicable provision of this Credit Agreement, if any provision contained in this Credit Agreement is in direct conflict with, or inconsistent with, any provision in any of the other Credit Documents, the provision contained in this Credit Agreement shall govern and control.

           14.5 Notices.

          Except as otherwise expressly provided herein, all notices, requests and other communications shall have been duly given and shall be effective (a) when delivered by hand, (b) when transmitted via telecopy (or other facsimile device), (c) the Business Day following the day on which the same has been delivered prepaid to a reputable national overnight air courier service, or (d) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case to the respective parties at the address or telecopy numbers set forth on Schedule 14.5 attached hereto, or at such other address as such party may specify by written notice to the other parties hereto; provided, however, that if any notice is delivered on a day other than a Business Day, or after 5:00 P.M. on any Business Day, then such notice shall not be effective until the next Business Day.

           14.6 Assignability.

(a) No Borrower shall have the right to assign this Credit Agreement or any interest therein except with the prior written consent of the Lenders.

(b) Notwithstanding subsection (c) of this Section 14.6, nothing herein shall restrict, prevent or prohibit any Lender from (i) pledging its Loans hereunder to a Federal Reserve Bank in support of borrowings made by such Lender from such Federal Reserve Bank or (ii) granting assignments or participations in such Lender's Loans and/or Commitments hereunder to any Pre-Approved Assignee. Any Lender may make, carry or transfer Loans at, to or for the account of, any of its branch offices or the office of an affiliate of such Lender except to the extent such transfer would result in increased costs to the Borrowers.

(c) Any Lender may, in the ordinary course of its lending business and in accordance with applicable law, at any time, assign to any Pre-Approved Assignee and, with the consent of the Agent (such consent not to be unreasonably withheld or delayed) and, so long as no Event of Default has occurred and is continuing, with the consent of the Company (such consent not to be unreasonably withheld or delayed), but without the consent of any other Lender, assign to one or more other Eligible Assignees all or a portion of its rights and obligations under this Credit Agreement and the Notes; provided, however, that (i) for each such assignment, the parties thereto shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register (as defined below), an Assignment and Acceptance, together with any Note or Notes subject to such assignment and a processing and recordation fee of $3,500 to be paid by the assignee, (ii) no such assignment shall be for less than $5,000,000 or, if less, the entire remaining Commitments of such Lender and (iii) if such assignee is a Foreign Lender, all of the requirements of Section 2.7(b) shall have been satisfied as a condition to such assignment; and provided, further, that any assignment to a Pre-Approved Assignee shall not be subject to the minimum assignment amounts specified herein. Upon such execution and delivery of the Assignment and Acceptance to the Administrative Agent and if applicable, the Company, from and after the date specified as the effective date in the Assignment and Acceptance (the "Acceptance Date"), (x) the assignee thereunder shall be a party hereto, and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, such assignee shall have the rights and obligations of a Lender hereunder and (y) the assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (other than any rights it may have pursuant to Section 14.8 which will survive) and be released from its obligations under this Credit Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Credit Agreement, such Lender shall cease to be a party hereto).

(d) By executing and delivering an Assignment and Acceptance, the assignee thereunder confirms and agrees as follows: (i) other than as provided in such Assignment and Acceptance, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Credit Agreement, the Notes or any other instrument or document furnished pursuant hereto, (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrowers or the performance or observance by the Borrowers of any of their obligations under this Credit Agreement or any other instrument or document furnished pursuant hereto, (iii) such assignee confirms that it has received a copy of this Credit Agreement, together with copies of the financial statements referred to in Section 7.1 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (iv) such assignee will, independently and without reliance upon the Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Credit Agreement, (v) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Credit Agreement as are delegated to the Agent by the terms hereof, together with such powers as are reasonably incidental thereto and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Credit Agreement are required to be performed by it as a Lender.

(e) The Administrative Agent shall maintain at its address referred to in Section 14.5 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitments of, and principal amount of the Loans owing to, each Lender from time to time (the "Register"). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrowers, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Credit Agreement. The Register and copies of each Assignment and Acceptance shall be available for inspection by the Borrowers or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(f) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender, together with the Note or Notes subject to such assignment, the Administrative Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit B hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrowers. Within five (5) Business Days after its receipt of such notice, the Borrowers shall execute and deliver to the Agent in exchange for the surrendered Note or Notes (which the assigning Lender agrees to promptly deliver to the Company) a new Note or Notes to the order of the assignee in an amount equal to the Commitment or Commitments assumed by it pursuant to such Assignment and Acceptance and, if the assigning Lender has retained a Commitment or Commitments hereunder, a new Note or Notes to the order of the assigning Lender in an amount equal to the Commitment or Commitments retained by it hereunder. Such new Note or Notes shall re-evidence the indebtedness outstanding under the old Notes or Notes and shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note or Notes, shall be dated the Closing Date and shall otherwise be in substantially the form of the Note or Notes subject to such assignments.

(g) Each Lender may sell participations (without the consent of the Agent, the Borrowers or any other Lender) to one or more parties in or to all or a portion of its rights and obligations under this Credit Agreement (including, without limitation, all or a portion of its Commitments, the Loans owing to it and the Note or Notes held by it); provided that (i) such Lender's obligations under this Credit Agreement (including, without limitation, its Commitments to the Borrowers hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Note for all purposes of this Credit Agreement, (iv) the Borrowers, the Agent, and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Credit Agreement and (v) such Lender shall not transfer, grant, assign or sell any participation under which the participant shall have rights to approve any amendment or waiver of this Credit Agreement except to the extent such amendment or waiver would (A) extend the final maturity date or the date fixed for the payments of any installment of fees or principal or interest of any Loans or Letter of Credit reimbursement obligations in which such participant is participating, (B) reduce the amount of any installment of principal of the Loans or Letter of Credit reimbursement obligations in which such participant is participating, (C) except as otherwise expressly provided in this Credit Agreement, reduce the interest rate applicable to the Loans or Letter of Credit reimbursement obligations in which such participant is participating, or (D) except as otherwise expressly provided in this Credit Agreement, reduce any Fees payable hereunder.

(h) Each Lender agrees that, without the prior written consent of the Borrowers and the Agent, it will not make any assignment or sell a participation hereunder in any manner or under any circumstances that would require registration or qualification of, or filings in respect of, any Loan, Note or other Obligation under the securities laws of the United States of America or of any jurisdiction.

(i) Subject to Section 14.7, in connection with the efforts of any Lender to assign its rights or obligations or to participate interests, such Lender may disclose any information in its possession regarding the Borrowers.

           14.7 Information.

          The Agent and each Lender (each, a "Lending Party") agrees to keep confidential any information furnished or made available to it by the Borrowers pursuant to this Credit Agreement that is either marked confidential or has been identified as material, non-public information; provided that nothing herein shall prevent any Lending Party from disclosing such information (a) to any other Lending Party or any affiliate of any Lending Party, or any officer, director, employee, agent, or advisor of any Lending Party or affiliate of any Lending Party to the extent such Lending Party or any such affiliate is bound by provisions substantially similar to those contained in this Section 14.7, (b) to any other Person if reasonably incidental to the administration of the credit facility provided herein to the extent such Person is bound by provisions substantially similar to those contained in this Section 14.7, (c) as required by any law, rule, or regulation, (d) upon the order of any court or administrative agency, (e) upon the request or demand of any regulatory agency or authority; provided, however, that, to the extent permitted by law, the affected Lending Party shall provide prior written notice to the affected Borrower of any such request or demand, (f) that is or becomes available to the public or that is or becomes available to any Lending Party or its affiliate other than as a result of a disclosure by any Lending Party or any such affiliate prohibited by this Credit Agreement, (g) in connection with any litigation to which such Lending Party or any of its affiliates may be a party, whether to defend itself, reduce its liability, protect or exercise any of its claims, rights, remedies or interests under or in connection with the Credit Documents or any Lender Hedging Agreement, or otherwise, (h) to the extent necessary in connection with the exercise of any remedy under this Credit Agreement or any other Credit Document, (i) subject to provisions substantially similar to those contained in this Section 14.7, to any actual or proposed participant or assignee and (j) to Gold Sheets and other similar bank trade publications; such information to consist of deal terms and other information customarily found in such publications. Notwithstanding anything herein to the contrary, the Agent and each Lender may disclose without limitation of any kind any information with respect to the "tax treatment" and "tax structure" (in each case, within the meaning of Treasury Regulation Section 1.6011-4) of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to the Agent or such Lender relating to such tax treatment and tax structure; provided that with respect to any document or similar item that in either case contains information concerning the tax treatment or tax structure of the transaction as well as other information, this sentence shall only apply to such portions of the document or similar item that relate to the tax treatment or tax structure of the Loans, Letters of Credit and transactions contemplated hereby.

           14.8 Payment of Expenses; Indemnification.

          The Borrowers agree to: (a) pay all reasonable out-of-pocket costs and expenses of (i) the Agent and the Arranger in connection with (A) the syndication, negotiation, preparation, execution and delivery and administration of this Credit Agreement and the other Credit Documents and the documents and instruments referred to therein (including, without limitation, the reasonable fees and expenses of counsel to the Agent and the Arranger and the fees and expenses of counsel for the Administrative Agent in connection with collateral issues and all due diligence, appraisals, audits, field exams, environmental audit and other similar costs, including the reasonable fees and expenses of any Lender engaged by the Administrative Agent to assist it in performing its duties under this Credit Agreement and the other Credit Documents), and (B) any amendment, waiver or consent relating hereto and thereto including, without limitation, any such amendments, waivers or consents resulting from or related to any forbearance, reservation of rights, work-out, re-negotiation or restructure relating to the performance by the Borrowers under this Credit Agreement and (ii) the Agent, the Arranger and each Lender paid or incurred in connection with enforcement or defense of its rights under the Credit Documents and the documents and instruments referred to therein or executed in connection therewith, including but not limited to, any forbearance, reservation of rights, work-out, re-negotiation or restructure relating to the performance by the Borrowers under this Credit Agreement, collecting the Loans, foreclosing or otherwise collecting upon the Collateral or any part thereof and obtaining any legal, accounting, or other advice in connection with any of the foregoing, (including, without limitation, in connection with any such enforcement, the reasonable fees and disbursements of counsel and other professionals for the Agent, the Arranger and each of the Lenders). The Borrowers shall indemnify, defend and hold harmless the Agent, the Arranger, the Issuing Bank and each of the Lenders and their respective directors, officers, agents, employees and counsel from and against (x) any and all losses, claims, damages, liabilities, deficiencies, judgments or expenses incurred by any of them (except to the extent that it is finally judicially determined to have resulted from their own gross negligence or willful misconduct) arising out of or by reason of any litigation, investigation, claim or proceeding which arises out of or is in any way related to (i) this Credit Agreement, any Letter of Credit or the transactions contemplated thereby, (ii) any actual or proposed use by any Borrower of the proceeds of the Loans or (iii) the Agent's, the Arranger's, the Issuing Bank's or the Lenders' entering into this Credit Agreement, the other Credit Documents or any other agreements and documents relating hereto, including, without limitation, amounts paid in settlement, court costs and the fees and disbursements of counsel incurred in connection with any such litigation, investigation, claim or proceeding or any advice rendered in connection with any of the foregoing and (y) any such losses, claims, damages, liabilities, deficiencies, judgments or expenses incurred in connection with any remedial or other action taken by any Borrower or any of the Lenders in connection with compliance by any Borrower or any of its Subsidiaries, or any of their respective properties, with any federal, state or local environmental laws, acts, rules, regulations, orders, directions, ordinances, criteria or guidelines. If and to the extent that the obligations of any Borrower hereunder are unenforceable for any reason, such Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of such obligations which is permissible under applicable law. The Borrowers' obligations under this Section 14.8 shall survive any termination of this Credit Agreement and the other Credit Documents and the payment in full of the Obligations, and are in addition to, and not in substitution of, any other of their Obligations set forth in this Credit Agreement.

           14.9 Entire Agreement, Successors and Assigns.

          This Credit Agreement along with the other Credit Documents and the Fee Letter constitutes the entire agreement among the Borrowers, the Agent and the Lenders, supersedes any prior agreements among them, and shall bind and benefit the Borrowers and the Lenders and their respective successors and permitted assigns.

           14.10 Amendments, Etc.

          Neither this Credit Agreement, nor any of the Notes, nor any of the other Credit Documents, nor any terms hereof or thereof may be amended, supplemented, waived or modified except in accordance with the provisions of this Section. The Required Lenders may, or, with the written consent of the Required Lenders, the Administrative Agent may, from time to time, (a) enter into with the Borrowers or any other Credit Party written amendments, supplements or modifications hereto and to the other Credit Documents for the purpose of adding any provisions to this Credit Agreement or the other Credit Documents or changing in any manner the rights of the Lenders or of the Borrowers or any other Credit Party hereunder or thereunder, (b) waive, on such terms and conditions as the Required Lenders may specify in such instrument, any of the requirements of this Credit Agreement or the other Credit Documents or any Default or Event of Default and its consequences, or (c) consent to the departure by any Borrower or other Credit Party from any of the requirements of this Credit Agreement or the other Credit Documents, and each such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that:

(i) No amendment, waiver or consent shall unless in writing and signed by all the Lenders, do any of the following:

(A) increase the Commitments of the Lenders or subject the Lenders to any additional obligations or increase the Revolving Credit Committed Amount; or

(B) except as otherwise expressly provided in this Credit Agreement, reduce the principal of, or interest on, any Note or any Letter of Credit Obligations or any fees hereunder; or

(C) postpone any date fixed for any payment in respect of principal of, or interest on, any Note or any Letter of Credit Obligations or any fees hereunder; or

(D) change the percentage of the Commitments, or any minimum requirement necessary for the Lenders or the Required Lenders to take any action hereunder; or

(E) amend or waive this Section 14.10, or change the definition of Required Lenders; or

(F) increase the advance rates set forth in the definition of Borrowing Base (provided that the Agent may in its reasonable discretion increase any advance rate which had been previously lowered by the Agent back to its original level as in effect on the Closing Date or to an intermediate level); or

(G) release any Liens in favor of the Lenders on all or substantially all of the Collateral; or

(H) amend or waive Section 2.9; or

(I) subordinate the payment of any of the Obligations to any other Indebtedness or the priority of any Liens granted to the Agent under any of the Credit Documents to Liens granted to any other Person, except as currently provided in or contemplated by the Credit Documents in connection with the Borrowers' incurrence of certain secured Permitted Indebtedness and pursuant to Section 13.10, and except for Liens granted by a Borrower to financial institutions with respect to amounts on deposit with such financial institutions to cover returned items, processing and analysis charges and other charges in the ordinary course of business that relate to deposit accounts with such financial institutions; or

(J) amend this subclause (i).

(ii) No amendment, waiver or consent affecting the rights or duties of the Administrative Agent or the Issuing Bank under any Credit Document shall in any event be effective, unless in writing and signed by the Administrative Agent or the Issuing Bank, as applicable, in addition to the Lenders required hereinabove to take such action.

(iii) Notwithstanding any of the foregoing to the contrary, the consent of the Borrowers shall not be required for any amendment, modification or waiver of the provisions of Article XIII (other than the provisions of Section 13.9). In addition, the Borrowers and the Lenders hereby authorize the Agent to modify this Credit Agreement by unilaterally amending or supplementing Schedule 1.1A from time to time in the manner requested by the Borrowers, the Agent or any Lender in order to reflect any assignments or transfers of the Loans as provided for hereunder; provided, however, that the Agent shall promptly deliver a copy of any such modification to the Borrowers and each Lender.

           14.11 Nonliability of Agent and Lenders.

          The relationship between any Borrower on the one hand and the Lenders and the Agent on the other hand shall be solely that of borrower and lender. Neither Agent nor any Lender shall have any fiduciary responsibilities to any Borrower. Neither Agent nor any Lender undertakes any responsibility to any Borrower to review or inform such Borrower of any matter in connection with any phase of such Borrower's business or operations.

           14.12 Independent Nature of Lenders' Rights.

          The amounts payable at any time hereunder to each Lender under such Lender's Note or Notes shall be a separate and independent debt.

           14.13 Counterparts.

          This Credit Agreement may be executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

           14.14 Effectiveness.

          This Credit Agreement shall become effective on the date on which all of the parties have signed a copy hereof (whether the same or different copies) and shall have delivered the same to the Agent pursuant to Section 14.5 or, in the case of the Lenders, shall have given to the Agent written, telecopied or telex notice (actually received) at such office that the same has been signed and mailed to it. This Credit Agreement amends and restates the Original Credit Agreement and is not intended to be or operate as a novation or an accord and satisfaction of the Original Credit Agreement or the Obligations evidenced or secured thereby or provided for thereunder.

           14.15 Severability.

          In case any provision in or obligation under this Credit Agreement or the Notes or the other Credit Documents shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

           14.16 Headings Descriptive.

          The headings of the several sections and subsections of this Credit Agreement, and the Table of Contents, are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Credit Agreement.

           14.17 Maximum Rate.

          Notwithstanding anything to the contrary contained elsewhere in this Credit Agreement or in any other Credit Document, the Borrowers, the Agent and the Lenders hereby agree that all agreements among them under this Credit Agreement and the other Credit Documents, whether now existing or hereafter arising and whether written or oral, are expressly limited so that in no contingency or event whatsoever shall the amount paid, or agreed to be paid, to the Agent or any Lender for the use, forbearance, or detention of the money loaned to any Borrower and evidenced hereby or thereby or for the performance or payment of any covenant or obligation contained herein or therein, exceed the Highest Lawful Rate. If due to any circumstance whatsoever, fulfillment of any provisions of this Credit Agreement or any of the other Credit Documents at the time performance of such provision shall be due shall exceed the Highest Lawful Rate, then, automatically, the obligation to be fulfilled shall be modified or reduced to the extent necessary to limit such interest to the Highest Lawful Rate, and if from any such circumstance any Lender should ever receive anything of value deemed interest by applicable law which would exceed the Highest Lawful Rate, such excessive interest shall be applied to the reduction of the principal amount then outstanding hereunder or on account of any other then outstanding Obligations and not to the payment of interest, or if such excessive interest exceeds the principal unpaid balance then outstanding hereunder and such other then outstanding Obligations, such excess shall be refunded to the applicable Borrower. All sums paid or agreed to be paid to the Agent or any Lender for the use, forbearance, or detention of the Obligations and other indebtedness of the Borrowers to the Agent or any Lender shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full term of such indebtedness until payment in full so that the actual rate of interest on account of all such indebtedness does not exceed the Highest Lawful Rate throughout the entire term of such indebtedness. The terms and provisions of this Section shall not be applicable to any Person to which the amount paid or agreed to be paid does not exceed the Highest Lawful Rate applicable to that Person. The terms and provisions of this Section shall control every other provision of this Credit Agreement and all agreements among the Borrowers, the Administrative Agent and the Lenders.

           14.18 Right of Setoff.

          In addition to and not in limitation of all rights of offset that any Lender or other holder of a Note may have under applicable law, each Lender or other holder of a Note shall, if any Event of Default has occurred and is continuing and whether or not such Lender or such holder has made any demand or the Obligations of any Borrower are matured, have the right to appropriate and apply to the payment of the Obligations of such Borrower all deposits (general or special, time or demand, provisional or final) then or thereafter held by and other indebtedness or property then or thereafter owing by such Lender or other holder, including, without limitation, any and all amounts in the Wachovia Cash Collateral Account or the Wachovia Funding Account. Any amount received as a result of the exercise of such rights shall be reallocated among the Lenders as set forth in Section 2.8.

           14.19 Concerning Joint and Several Liability of the Borrowers.

(a) Each of the Borrowers is accepting joint and several liability hereunder in consideration of the financial accommodation to be provided by the Lenders under this Credit Agreement, for the mutual benefit, directly and indirectly, of each of the Borrowers and in consideration of the undertakings of each of the Borrowers to accept joint and several liability for the obligations of each of them.

(b) Each of the Borrowers jointly and severally hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers with respect to the payment and performance of all of the Obligations, it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of each of the Borrowers without preferences or distinction among them.

(c) If and to the extent that any of the Borrowers shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event, the other Borrowers will make such payment with respect to, or perform, such Obligation.

(d) The obligations of each Borrower under the provisions of this Section 14.19 constitute full recourse obligations of such Borrower, enforceable against it to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Credit Agreement or any other circumstances whatsoever.

(e) Except as otherwise expressly provided herein, each Borrower hereby waives notice of acceptance of its joint and several liability, notice of any Loan made under this Credit Agreement, notice of occurrence of any Event of Default, or of any demand for any payment under this Credit Agreement, notice of any action at any time taken or omitted by any Lender under or in respect of any of the Obligations, any requirement of diligence and, generally, all demands, notices and other formalities of every kind in connection with this Credit Agreement. Each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by any Lender at any time or times in respect of any default by any Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Credit Agreement, any and all other indulgences whatsoever by any Lender in respect of any of the Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Obligations or in part, at any time or times, of any security for any of the Obligations or the addition, substitution or release, in whole or in part, of any Borrower. Without limiting the generality of the foregoing, each Borrower assents to any other action or delay in acting or failure to act on the part of any Lender, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with the applicable laws or regulations thereunder which might, but for the provisions of this Section 14.19, afford grounds for terminating, discharging or relieving such Borrower, in whole or in part, from any of its obligations under this Section 14.19, it being the intention of each Borrower that, so long as any of the Obligations remain unsatisfied, the obligations of such Borrower under this Section 14.19 shall not be discharged except by performance and then only to the extent of such performance. The Obligations of each Borrower under this Section 14.19 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any Borrower or any Lender. The joint and several liability of the Borrowers hereunder shall continue in full force and effect notwithstanding any absorption, merger, amalgamation or any other change whatsoever in the name, membership, constitution or place of formation of any Borrower or any Lender.

(f) The provisions of this Section 14.19 are made for the benefit of the Lenders and their respective successors and assigns, and may be enforced by any such Person from time to time against any of the Borrowers as often as occasion therefor may arise and without requirement on the part of any Lender first to marshal any of its claims or to exercise any of its rights against any of the other Borrowers or to exhaust any remedies available to it against any of the other Borrowers or to resort to any other source or means of obtaining payment of any of the Obligations or to elect any other remedy. The provisions of this Section 14.19 shall remain in effect until all the Obligations shall have been paid in full or otherwise fully satisfied. If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by any Lender upon the insolvency, bankruptcy or reorganization of any of the Borrowers, or otherwise, the provisions of this Section 14.19 will forthwith be reinstated in effect, as though such payment had not been made.

(g) Notwithstanding any provision to the contrary contained herein or in any other of the Credit Documents, to the extent the joint obligations of a Borrower shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers) then the obligations of each Borrower hereunder shall be limited to the maximum amount that is permissible under applicable law (whether federal or state and including, without limitation, the federal Bankruptcy Code).

(h) The Borrowers hereby agree, as among themselves, that if any Borrower shall become an Excess Funding Borrower (as defined below), each other Borrower shall, on demand of such Excess Funding Borrower (but subject to the next sentence hereof and to subsection (B) below), pay to such Excess Funding Borrower an amount equal to such Borrower's Pro Rata Share (as defined below and determined, for this purpose, without reference to the properties, assets, liabilities and debts of such Excess Funding Borrower) of such Excess Payment (as defined below). The payment obligation of any Borrower to any Excess Funding Borrower under this Section 14.19(h) shall be subordinate and subject in right of payment to the prior payment in full of the Obligations of such Borrower under the other provisions of this Credit Agreement, and such Excess Funding Borrower shall not exercise any right or remedy with respect to such excess until payment and satisfaction in full of all of such Obligations. For purposes hereof, (i) "Excess Funding Borrower" shall mean, in respect of any Obligations arising under the other provisions of this Credit Agreement (hereafter, the "Joint Obligations"), a Borrower that has paid an amount in excess of its Pro Rata Share of the Joint Obligations; (ii) "Excess Payment" shall mean, in respect of any Joint Obligations, the amount paid by an Excess Funding Borrower in excess of its Pro Rata Share of such Joint Obligations; and (iii) "Pro Rata Share", for the purposes of this Section 14.19(h), shall mean, for any Borrower, the ratio (expressed as a percentage) of (A) the amount by which the aggregate present fair salable value of all of its assets and properties exceeds the amount of all debts and liabilities of such Borrower (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of such Borrower hereunder) to (B) the amount by which the aggregate present fair salable value of all assets and other properties of such Borrower and all of the other Borrowers exceeds the amount of all of the debts and liabilities (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of such Borrower and the other Borrowers hereunder) of such Borrower and all of the other Borrowers, all as of the Closing Date (if any Borrower becomes a party hereto subsequent to the Closing Date, then for the purposes of this Section 14.19(h) such subsequent Borrower shall be deemed to have been a Borrower as of the Closing Date and the information pertaining to, and only pertaining to, such Borrower as of the date such Borrower became a Borrower shall be deemed true as of the Closing Date).

           14.20 Delegation of Authority.

          Each Subsidiary Borrower hereby authorizes and appoints the Company and each of the Responsible Officers of the Company, to be its attorneys ("its Attorneys") and in its name and on its behalf and as its act and deed or otherwise to execute and deliver all documents and carry out all such acts as are necessary or appropriate in connection with borrowing Loans and the making of other extensions of credit hereunder, the granting and perfection of security interests under the Security Documents, and complying with the terms and provisions hereof and the other Credit Documents. This delegation of authority and appointment shall be valid for the duration of the term of this Credit Agreement; provided, however, that such delegation of authority and appointment shall terminate automatically without any further act with respect to any Responsible Officer if such Responsible Officer is no longer an employee of the Company. Each Subsidiary Borrower hereby undertakes to ratify everything which either of its Attorneys shall do in furtherance of this delegation of authority and appointment.

          IN WITNESS WHEREOF the parties hereto have caused this Credit Agreement to be executed and delivered by their proper and duly authorized officers as of the date set forth above.

BORROWERS:	NATIONSRENT COMPANIES, INC.
NATIONSRENT, INC.
LAS OLAS TWELVE CORPORATION
LAS OLAS FOURTEEN CORPORATION
NRGP, INC.
NATIONSRENT USA, INC.
NATIONSRENT WEST, INC.
LOGAN EQUIPMENT CORP.
NATIONSRENT TRANSPORTATION SERVICES, INC.
BDK EQUIPMENT COMPANY, INC.
NR DELAWARE, INC.

By:
Name:
Title:

NATIONSRENT OF TEXAS, LP

By: NRGP, Inc., as General Partner

By:
Name:
Title:

AGENT AND LENDERS:	WACHOVIA BANK, NATIONAL ASSOCIATION, as Administrative Agent and as a Lender By: Name: Title: